Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

among

LEO HOLDINGS CORP.,

QUESO HOLDINGS INC.,

AP VIII CEC HOLDINGS, L.P.

AND

SOLELY FOR PURPOSES OF SECTIONS 7.14(f) AND 10.2(i),

LEO INVESTORS LIMITED PARTNERSHIP

April 7, 2019

i

5.14	Environmental Matters	30
5.15	Food Safety, Sanitation and Public Health Laws	30
5.16	Material Contracts	31
5.17	Related Person Transactions	34
5.18	Real and Personal Property	34
5.19	Insurance	36
5.20	Brokers’ and Finders’ Fees	36
5.21	Suppliers and Vendors	36
5.22	Company Information	36
5.23	Solvency	37
5.24	Takeover Statutes	37
5.25	Franchise Matters	37
5.26	No Additional Representations	38

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF LEO		38
6.1	Standing; Qualification and Power of Leo	39
6.2	Capitalization of Leo	39
6.3	Authority; Execution and Delivery; Enforceability	40
6.4	No Conflict; Consents	40
6.5	Litigation	41
6.6	Leo SEC Reports; Financial Statements	41
6.7	Information Supplied	42
6.8	NYSE Stock Market Quotation	43
6.9	Board Approval; Stockholder Vote	43
6.10	Investment Company Act	43
6.11	Trust Account	43
6.12	Title to Assets	44
6.13	Securities Laws Matters	44
6.14	Leo’s Business Investigation; Disclaimer Regarding Projections; No Knowledge of Misrepresentation	45
6.15	Solvency	46
6.16	Brokers’ and Finders’ Fees	46
6.17	Taxes	46
6.18	PIPE Investments	47
6.19	Related Person Transactions	47
6.20	Takeover Statutes	48
6.21	No Additional Representations	48

ARTICLE VII COVENANTS		49
7.1	Conduct of Business Prior to Closing	49
7.2	Access to Information	55
7.3	Confidentiality	55
7.4	Efforts to Consummate; Consents and Filings	55
7.5	Expenses; Transfer Taxes	57
7.6	Tax Treatment of the Merger	57
7.7	Publicity	58
7.8	Directors’ and Officers’ Indemnification and Insurance	59
7.9	Employee Matters	61

7.10	[Reserved]	62
7.11	Control of Operations.	62
7.12	Exclusivity	62
7.13	Trust Account	63
7.14	Proxy Statement; SEC Filings	63
7.15	Listing of Leo Common Stock	66
7.16	Section 16 of the Exchange Act	66
7.17	Notification of Certain Matters	67
7.18	Affiliate Agreements	67
7.19	Release	67
7.20	Seller Consent	68
7.21	No Claim Against Trust Amount	68
7.22	Subscription Agreements	69

ARTICLE VIII CONDITIONS PRECEDENT		70
8.1	Conditions to Each Party’s Obligations	70
8.2	Conditions to Obligations of Leo	70
8.3	Conditions to the Obligations of the Seller and the Company	72
8.4	Frustration of Closing Conditions	72

ARTICLE IX TERMINATION		73
9.1	Termination	73
9.2	Effect of Termination	74

ARTICLE X GENERAL PROVISIONS		74
10.1	[Reserved]	74
10.2	Survival and Indemnification	74
10.3	Notices	78
10.4	Severability	79
10.5	Specific Performance	80
10.6	Entire Agreement	80
10.7	Assignment	80
10.8	No Third-Party Beneficiaries	80
10.9	Amendment	80
10.10	Waiver	81
10.11	Governing Law; Jurisdiction	81
10.12	Waiver of Jury Trial	82
10.13	Recourse	82
10.14	Limitation on Damages	83
10.15	Disclosure Schedules	83
10.16	Interpretation	83
10.17	No Presumption Against Drafting Party	84
10.18	Company and the Seller Privilege	84
10.19	Execution of Agreement	85

EXHIBITS

Exhibit A	Sponsor Shares Surrender Agreement
Exhibit B	Director Nomination Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Lock-Up Agreement
Exhibit E	Surviving Company Certificate of Incorporation
Exhibit F	Surviving Company Bylaws
Exhibit G	Service Providers

Schedules

Company Disclosure Schedules

Leo Disclosure Schedules

Seller Disclosure Schedules

BUSINESS COMBINATION AGREEMENT, dated as of April 7, 2019 (this “Agreement”), among Leo Holdings Corp., a Cayman Islands exempted company (“Leo”), Queso Holdings Inc., a Delaware corporation (the “Company”), AP VIII CEC Holdings, L.P., a Delaware limited partnership (the “Seller”) and solely for purposes of Section 7.14(f) and 10.2(i), Leo Investors Limited Partnership, a Cayman limited partnership (“Sponsor”).

WHEREAS, Leo is a blank check company incorporated as a Cayman Islands exempted company on November 29, 2017 and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the Closing and subject to the conditions set forth in this Agreement, Leo shall domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), and Article 206 of the Cayman Islands Companies Law (2018 Revision) (the “Domestication”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the DGCL, at the Closing, the Company will merge with and into Leo, the separate corporate existence of the Company will cease and Leo will be the surviving corporation (the “Merger”), and, upon the Effective Time (as defined below), all shares of Company Stock (as defined below) will be converted into the right to receive the Merger Consideration (as defined below) as set forth in this Agreement;

WHEREAS, the respective boards of directors of each of Leo and the Company have each duly approved (a) this Agreement, (b) the Merger of the Company with and into Leo in accordance with, and subject to, the terms and conditions set forth in this Agreement and the DGCL and (c) the other transactions contemplated by this Agreement;

WHEREAS, the respective boards of directors of Leo and the Company have each (a) determined that it is fair to, advisable to and in the best interests of Leo (including its public shareholders) and the Company, respectively, to enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement, including in the case of Leo (including its public shareholders), the Domestication, (b) directed that the adoption of this Agreement be submitted to a vote of their respective stockholders or shareholders, as applicable, and (c) resolved and agreed to recommend to their respective stockholders or shareholders, as applicable, that they vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby including the Merger and with respect to Leo, the Domestication and the other Leo Shareholder Approvals, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a condition to the consummation of the transactions contemplated by this Agreement and in accordance with the terms hereof, Leo shall provide an opportunity to its shareholders to have their Leo Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Leo’s amended and restated memorandum and articles of association (as the same may be amended from time to time as permitted hereby and including through the Domestication, “Leo Governing Documents”) in conjunction with, inter alia, obtaining approval from the shareholders of Leo for the Business Combination contemplated by this Agreement;

WHEREAS, the affirmative consent of the Seller constitutes sufficient consent from the holders of equity interests of the Company in connection with the Merger and the transactions contemplated by this Agreement;

WHEREAS, immediately following execution of this Agreement, on the date of this Agreement, the Seller will execute and deliver to Leo and the Company, a written consent (the “Seller Consent”), pursuant to which, among other things, the Seller will act by written consent in favor of the adoption of this Agreement, the approval of the Merger and the other transactions contemplated by this Agreement thereby waiving any and all rights under the DGCL or otherwise to assert dissenters’ rights or demand appraisal of its shares of Company Stock (as defined herein) in connection with the Merger;

WHEREAS, concurrently with and conditional upon the execution of this Agreement, on the date of this Agreement, Sponsor and Leo are entering into a letter agreement substantially in the form attached hereto as Exhibit A (the “Sponsor Shares Surrender Agreement”) pursuant to which Sponsor as a condition to the Merger and the PIPE Investment agrees to (a) surrender to Leo, for no consideration and as a contribution to the capital of Leo, 1,750,000 Class B ordinary shares, representing 35.64% of the total shares of Leo Common Stock owned by Sponsor (the “Surrendered Shares”) whereupon such shares shall be cancelled and (b) waive the conversion rights set forth in Section 17.2 of the Leo Governing Documents as to 35.64% of the Sponsor’s entitlement to receive Class A ordinary shares of Leo (the “Class B Share Conversion Rights”) that may result from the PIPE Investment, the Business Combination and/or the other transactions contemplated hereunder;

WHEREAS, in connection with the transactions contemplated by this Agreement, Leo has entered into subscription agreements (collectively, the “Subscription Agreements”) with certain third-party investors (the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in public equity in the form of Leo Common Stock (the “PIPE Investment”) up to an aggregate amount of $100,000,000;

WHEREAS, at the Closing, Leo intends to enter into a director nomination agreement with the Seller in substantially the form set forth in Exhibit B (the “Director Nomination Agreement”);

WHEREAS, at the Closing, Leo and certain of its equityholders, including the Seller and the holders of shares of Leo Common Stock as of the date of this Agreement who are parties to an existing registration rights agreement in respect of the shares of Leo Common Stock held by such holders intend to enter into a registration rights agreement in substantially the form set forth in Exhibit C (the “Registration Rights Agreement”);

WHEREAS, at the Closing, the Seller shall enter into a lock-up agreement substantially in the form attached hereto as Exhibit D (as the same may be amended, restated, or otherwise modified from time to time after the Closing in accordance with its terms (the “Lock-Up Agreement”), which shall be effective as of the Closing and pursuant to which the Seller will, subject to the terms and conditions thereof, agree not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any shares of Leo Common Stock or any other securities of Leo during the lock-up period described therein; and

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Domestication will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code (“Tax Treatment of the Domestication”), (b) it is intended that the Merger will qualify as a “reorganization” under Section 368(a) of the Code (“Tax Treatment of the Merger”) and (c) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to both the Domestication and the Merger within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (collectively, the “Tax Treatment of the Transactions”).

NOW, THEREFORE, in consideration of the benefits to be derived from this Agreement, the Certificate of Merger and the representations, warranties, covenants, agreements and conditions set forth herein and in the Certificate of Merger, the parties hereto hereby agree as follows:

ARTICLE I

CLOSING TRANSACTIONS; MERGER

1.1	Closing Transactions.

(a)    At the Closing, the parties shall cause the consummation of the following transactions in the following order in each case conditional upon each prior transaction having been consummated, upon the terms and subject to the conditions of this Agreement:

(i)    Sponsor shall (A) surrender and transfer to Leo, for no consideration and as a contribution to the capital of Leo, the Surrendered Shares and (B) waive the Class B Share Conversion Rights that may result from the PIPE Investment, the Business Combination and/or the other transactions contemplated hereunder, in each case, pursuant to and in accordance with the terms of the Sponsor Shares Surrender Agreement.

(ii)    Leo shall consummate the Domestication in accordance with Section 388 of the DGCL, and Article 206 of the Cayman Islands Companies Law (2018 Revision). In connection with the Domestication, (A) all of the issued and outstanding Leo Securities immediately prior to the Domestication shall remain outstanding and become substantially identical securities of Leo’s successor-in-interest in the Domestication, (B) the Domestication Certificate of Incorporation will become the Certificate of Incorporation of Leo and (C) the Domestication Bylaws will become the Bylaws of Leo.

(iii)    The PIPE Investors and Leo shall consummate the PIPE Investment pursuant to and in accordance with the terms of the applicable Subscription Agreements.

(iv)    The Certificate of Merger shall be executed and delivered in accordance with Section 1.2(b) hereof.

1.2	The Merger

(a)    At the Effective Time (as defined herein) and in accordance with, and subject to, the terms and conditions set forth in this Agreement, the Certificate of Merger and the DGCL, the Company shall be merged with and into Leo and the separate corporate existence of the Company shall cease, and Leo shall continue its corporate existence under the DGCL as the surviving company in the Merger (hereinafter referred to as the “Surviving Company”).

(b)    The Merger shall become effective on the Closing Date upon the filing by Leo of the Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as may be agreed upon in writing by each of Leo and the Company and set forth in the Certificate of Merger). The Certificate of Merger shall be executed and delivered in the manner provided under the DGCL. The time when the Merger shall become effective is referred to herein as the “Effective Time.”

(c)    The Merger shall have the effects set forth in the DGCL, this Agreement and the Certificate of Merger. The name of the Surviving Company shall be “Chuck E. Cheese Brands Inc.” as of and following the Effective Time.

1.3	Certificate of Incorporation; Bylaws; Officers and Directors of Surviving Company

At the Effective Time (a) the certificate of incorporation in the form attached hereto as Exhibit E shall become the certificate of incorporation of the Surviving Company (the “Surviving Company Certificate of Incorporation”), (b) the bylaws in the form attached hereto as Exhibit F shall become the bylaws of the Surviving Company (the “Surviving Company Bylaws”), in each case, until thereafter changed or amended as provided therein or by applicable Law, (c) subject to Section 7.14(g), the officers of Leo immediately prior to the Effective Time shall become the officers of the Surviving Company, unless and until removed or until their terms of office shall have expired in accordance with the DGCL or the Surviving Company Certificate of Incorporation or the Surviving Company Bylaws, as applicable, and (d) subject to Section 7.14(g), the directors of Leo immediately prior to the Effective Time shall become the directors of the Surviving Company, unless and until removed or until their terms of office shall have expired in accordance with applicable Law or the Surviving Company Certificate of Incorporation or the Surviving Company Bylaws, as applicable, as each may be amended pursuant to its terms.

1.4	Taking of Necessary Actions

Prior to the Effective Time, and subject to the terms and conditions set forth in this Agreement, (a) Leo, the Company and the Seller shall take or cause to be taken all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as reasonably practicable, the Merger, and (b) Leo shall take or cause to be taken all such actions as may be necessary or appropriate in order to effectuate, prior to the Merger, the transactions contemplated by the Sponsor Shares Surrender Agreement and the Domestication.

ARTICLE II

EFFECT OF MERGER ON CAPITAL STOCK OF LEO AND THE COMPANY

2.1	Effect on Capital Stock

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Leo or any Subsidiary or the holders of any Leo Common Stock (as defined herein) or Company Stock (as defined herein):

(i)    Cancellation of Treasury Stock. All shares of preferred stock, par value $0.01 per share, and common stock, par value $0.01 per share, in the Company (collectively the “Company Stock”) that are owned by the Company as treasury stock immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii)    Conversion of Company Stock. Each share of Company Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares and Shares to be canceled in accordance with Section 2.1(a)(i)) shall be converted into the right to receive the applicable portion of the Merger Consideration pursuant to Section 2.2(a)(ii) and the right to receive the applicable Earnout Shares, if any, pursuant to Section 2.4. The Company Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Stockholder shall cease to have any rights with respect thereto, except the right to receive the applicable portion of the Merger Consideration pursuant to Section 2.2(a)(ii), the right to receive the applicable Earnout Shares, if any, pursuant to Section 2.4 and any dividends or other distributions to which holders become entitled upon the delivery of a Letter of Transmittal (including all certificates representing shares of Company Stock to the extent any such certificates have been issued by the Company (a “Certificate”)), without interest. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Leo Common Stock or Company Stock shall have been changed into a different number of shares or a different class, by reason of any equity dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event (including the Domestication) shall have occurred, then any number or amount contained herein which is based upon the number of shares of Leo Common Stock or Company Stock, as the case may be, will be equitably adjusted to provide to Leo and the holders of Company Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Leo or the Company to take any action with respect to its securities that is prohibited by the terms and conditions of this Agreement.

(b)    Notwithstanding anything in this Agreement to the contrary, any Company Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive consideration set forth in Section 2.1(a)(ii) above, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. The holders of Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. If any such holder fails to perfect such appraisal right in accordance with the DGCL or withdraws or otherwise loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive from the Surviving Company, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the applicable portion of the Merger Consideration and the right to receive the applicable Earnout Shares, if any, pursuant to Section 2.4 without any interest thereon. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall not, except with the prior written consent of Leo, make any payment with respect to any demands for appraisals or compromise, offer to settle or settle, or otherwise make any binding agreement regarding, any such demands.

2.2	Delivery of Merger Consideration

(a)    Merger Consideration.

(i)    The “Merger Consideration” shall consist of the number of shares of Leo Common Stock equal to (A) 34,950,137 shares of Leo Common Stock (the “Base Share Consideration”), plus (B) the Additional Seller Shares.

(ii)    The applicable portion of the Merger Consideration to be received by each Stockholder shall equal the number of shares of Leo Common Stock, rounded down to the nearest whole number of shares, equal to (A) the Merger Consideration Per Share, multiplied by (B) the number of Shares held by such Stockholder immediately prior to the Effective Time. For purposes of the foregoing, the “Merger Consideration Per Share” shall mean (1) the Merger Consideration, divided by (2) the total number of Shares issued and outstanding as of immediately prior to the Effective Time (excluding Shares to be canceled in accordance with Section 2.1(a)(i)).

(iii)    Adjustment to Merger Consideration. The Merger Consideration shall be adjusted equitably to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Leo Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Leo Common Stock after the date of this Agreement (including any of the foregoing in connection with the Domestication) and prior to the Effective Time so as to provide the Stockholders with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Merger Consideration.

(b)    Letter of Transmittal. As promptly as reasonably practicable following (i) the date hereof, Leo shall deliver to the Seller, and (ii) the Effective Time, Leo shall cause to be mailed to each holder of record of Company Stock, other than the Seller, a letter of transmittal in customary form (which shall have customary representations and warranties as to title, authorization, execution and delivery (which representations shall in no event be broader in scope than the representations of the Seller in Article IV) and a customary release consistent with Section 7.19(b) and shall specify that delivery shall be effected, and risk of loss and title to the Company Stock shall pass, only upon delivery of the Company Stock to Leo (including all Certificates) and shall be in such form as Leo may specify, subject to the Company’s reasonable approval) (the “Letter of Transmittal”) together with instructions thereto.

(c)    Merger Consideration Received in Connection with Exchange. Upon the receipt of a Letter of Transmittal (including all Certificates) (but in no event prior to the Effective Time), duly, completely and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by Leo, each Stockholder shall be entitled to receive in exchange for each Share owned by such Stockholder (A) the Merger Consideration Per Share into which such Share has been converted pursuant to Section 2.1(a)(ii), (B) any cash in respect of any dividends or other distributions which such Stockholder has the right to receive pursuant to Section 2.2(e) and (C) the right to receive the applicable Earnout Shares, if any, pursuant to Section 2.4. Until surrendered as contemplated by this Section 2.2(c), each share of Company Stock (excluding Dissenting Shares and shares to be canceled in accordance with Section 2.1(a)(i)) shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Company Stock were entitled to receive in respect of such shares pursuant to this Section 2.2(c) (and cash in respect of any dividends or other distributions pursuant to Section 2.2(e) and the right to receive the applicable Earnout Shares, if any, pursuant to Section 2.4).

(d)    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by Leo, the provision by such Person of an indemnity (in form and substance mutually agreed by Leo and the Company) against any claim that may be made against it, the Company, or the Surviving Company with respect to such Certificate, Leo will issue the Merger Consideration Per Share such Person has a right to receive pursuant to Section 2.2(b) (after giving effect to any required Tax withholdings as provided in Section 2.2(h)).

(e)    Treatment of Unissued Shares. No dividends or other distributions declared or made with respect to Leo Common Stock with a record date after the Effective Time shall be paid with respect to the shares of Leo Common Stock issuable to a Stockholder until the delivery of a Letter of Transmittal in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following such delivery of a Letter of Transmittal (including all Certificates), there shall be paid to the holder of the certificate representing whole shares of Leo Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Leo Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Leo Common Stock.

(f)    No Further Ownership Rights. Subject to Section 2.4, the shares of Leo Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any Shares shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares, and from and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate formerly representing Shares (excluding the Dissenting Shares) are presented for any reason, they shall be canceled and exchanged as provided in this Article II.

(g)    No Fractional Shares. No certificates or scrip representing fractional shares of Leo Common Stock shall be issued upon the conversion of Shares pursuant to Section 2.1(a)(ii).

(h)    Withholding Rights. Each of Leo and the Company shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under applicable Tax Law or under any other applicable Law; provided, that, except in the case of Company Stock the conversion (pursuant to Section 2.1 hereof) of which would subject its holder to taxation under Section 83 of the Code, neither Leo nor the Company shall withhold any amounts on account of U.S. federal income Taxes from the Merger Consideration or the Earnout Shares, if any, provided that each of the Company and the Seller complies with the provisions of Section 3.2(a)(v). Amounts so withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.3	Treatment of Company Equity Awards

(a)    Each outstanding Option (whether vested or unvested) shall be assumed by Leo and automatically converted into an option to purchase Leo Common Stock (each, an “Assumed Option”). Each Assumed Option will be subject to the terms and conditions set forth in the Company Stock Plan and the Option award agreement evidencing the grants thereof and shall be assumed by Leo at the Effective Time (except any references therein to the Company or “Common Stock” will instead mean the Surviving Company and Leo Common Stock, respectively) and shall (i) constitute the right to acquire a number of shares of Leo Common Stock equal to (as rounded down to the nearest whole number) the product of (A)(1) the Base Share Consideration, divided by (2) the total number of Shares issued and outstanding as of immediately prior to the Effective Time (excluding Shares to be canceled in accordance with Section 2.1(a)(i)), multiplied by (B) the number of Shares subject to the unexercised portion of such Option, (ii) be subject to the same vesting schedule as the applicable Option, and (iii) have an exercise price per share equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price per share of such Option prior to its assumption, divided by (B)(1) the Base Share Consideration, divided by (2) the total number of Shares issued and outstanding as of immediately prior to the Effective Time (excluding shares to be canceled in accordance with Section 2.1(a)(i)). The adjustments described herein shall, to the extent necessary to preserve tax-

qualified attributes (in the case of incentive stock options) and exemption from Section 409A (for all options), be effected in a manner that is consistent with Sections 409A and 424(a) of the Code.

(b)    Prior to the Effective Time, Leo and the Company shall take all corporate actions necessary, including, without limitation, adopt such resolutions as are necessary, to effect the treatment of the Options contemplated by this Section 2.3(b). At the Effective Time, Leo shall assume all obligations of the Company under the Company Stock Plan, each outstanding Option and the Option award agreements evidencing the grants thereof and shall administer and honor all such awards in accordance with the terms and conditions of such Option award agreements and the Company Stock Plan (subject to the adjustments required by reason of this Agreement or such other adjustments or amendments made by Leo in accordance with such terms and conditions). Following the Closing, Leo shall notify each holder of Options of the conversion of Options into Assumed Options. Leo shall take all corporate action necessary to reserve for issuance a sufficient number of Leo Common Stock for delivery upon exercise of the Assumed Options to be issued for the Options in accordance with this Section 2.3(b).

2.4	Earnout

(a)    After the Closing, subject to the terms and conditions set forth herein, the Earnout Recipients shall have the contingent right to receive additional consideration from the Surviving Company based on the performance of the Surviving Company and its Subsidiaries, in each case, to the extent the requirements as set forth in this Section 2.4 are met.

(b)    In the event that the closing sale price of Leo Common Stock on the NYSE or the principal securities exchange or securities market on which the Leo Common Stock is then traded equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “2021 Share Price Target”) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period ending on or prior to December 31, 2021, then, subject to the terms and conditions of this Agreement, the Earnout Recipients shall be entitled to receive from the Surviving Company, as additional consideration for the transactions contemplated hereby, an additional two million (2,000,000) shares of Leo Common Stock (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the date of this Agreement, including to account for any equity securities into which such shares are exchanged or converted, other than in respect of the transactions contemplated by the Sponsor Shares Surrender Agreement or the Domestication) (the “2021 Earnout Shares”), which 2021 Earnout Shares shall be issued by the Surviving Company to the Earnout Recipients in accordance with their respective Earnout Pro Rata Shares within five (5) Business Days following the final day of the applicable twenty (20) Trading Day period.

(c)    In the event that the closing sale price of Leo Common Stock on the NYSE or the principal securities exchange or securities market on which the Leo Common Stock is then traded equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “2022 Share Price Target”) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period ending on or prior to December 31, 2022, then, subject to the terms and conditions of this Agreement, the Earnout

Recipients shall be entitled to receive from the Surviving Company, as additional consideration for the transactions contemplated hereby, an additional two million (2,000,000) shares of Leo Common Stock (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the date of this Agreement, including to account for any equity securities into which such shares are exchanged or converted, other than in respect of the transactions contemplated by the Sponsor Shares Surrender Agreement or the Domestication) (the “2022 Earnout Shares” and together with the 2021 Earnout Shares, the “Earnout Shares”), which 2022 Earnout Shares shall be issued by the Surviving Company to the Earnout Recipients in accordance with their respective Earnout Pro Rata Shares within five (5) Business Days following the final day of the applicable twenty (20) Trading Day period.

(d)    Acceleration Events. Notwithstanding the foregoing, (i)(A) in the event that a Change of Control is consummated following the Closing on or prior to December 31, 2021 and (B) the implied consideration per share of the Leo Common Stock in such Change of Control transaction equals or exceeds the 2021 Share Price Target (or the equivalent fair market value thereof, as determined by the Company in good faith, in the event of any non-cash consideration), then, as additional consideration for the transactions contemplated hereby and to the extent not already issued pursuant to this Section 2.4, the Surviving Company shall issue the 2021 Earnout Shares to the Earnout Recipients in accordance with their respective Earnout Pro Rata Shares immediately prior to the consummation of such Change of Control transaction; provided, that if no such Change of Control transaction is consummated on or prior to December 31, 2021, the Surviving Company shall have no further obligations under this Section 2.4(d)(i), and (ii)(A) in the event that a Change of Control is consummated following the Closing on or prior to December 31, 2022 and (B) the implied consideration per share of the Leo Common Stock in such Change of Control transaction equals or exceeds the 2022 Share Price Target (or the equivalent fair market value thereof, as determined by the Company in good faith, in the event of any non-cash consideration), then, as additional consideration for the transactions contemplated hereby and to the extent not already issued pursuant to this Section 2.4, the Surviving Company shall issue the 2022 Earnout Shares to the Earnout Recipients in accordance with their respective Earnout Pro Rata Shares immediately prior to the consummation of such Change of Control transaction; provided, that if no such Change of Control transaction is consummated on or prior to December 31, 2022, the Surviving Company shall have no further obligations under this Section 2.4(d).

(e)    Leo and the Surviving Company shall use commercially reasonable efforts to remain listed as a public company on, and for the Earnout Shares to be tradable over, the NYSE.

(f)    Notwithstanding anything to the contrary herein, (i) the Earnout Recipients shall not be entitled to receive the same Earnout Shares on more than one occasion, (ii) in the event that, on a particular date, the closing sale price of Leo Common Stock or the implied consideration per share of the Leo Common Stock in any Change of Control transaction entitles the Earnout Recipients to the 2021 Earnout Shares and the 2022 Earnout Shares (but only if neither of which has previously been issued) pursuant to this Section 2.4, then the Earnout Recipients shall be entitled to receive all of the 2021 Earnout Shares and the 2022 Earnout Shares, and (iii) the number of shares of Leo Common Stock to be issued to any Earnout Recipient in connection with any issuance of Earnout Shares shall be rounded down to the nearest whole number. Subject to Section 2.4(d), if the closing sale price of Leo Common Stock on the NYSE or the principal securities exchange or securities market on which the Leo Common Stock is then traded does not (A) exceed the 2021 Share Price Target at any time during the period beginning on the Closing Date and ending on December 31, 2021, then the Surviving Company shall not be required to issue the 2021 Earnout Shares and shall cease to have any further obligations under Section 2.4(b) and (B) exceed the 2022 Share Price Target at any time during the period beginning on the Closing Date and ending on December 31, 2022, then the Surviving Company shall not be required to issue the 2022 Earnout Shares and shall cease to have any further obligations under Section 2.4(c).

ARTICLE III

CLOSING

3.1	The Closing

The closing (the “Closing”) of the transactions contemplated by this Agreement, as applicable, shall take place at the offices of Kirkland & Ellis LLP, 333 South Hope Street, Los Angeles, California 90071 on a date that is no later than three (3) Business Days after all of the conditions precedent set forth in Article VIII have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible under applicable Law and the terms of this Agreement, waiver of those conditions), or such other date as may be mutually agreed upon by the parties (the “Closing Date”). On the Closing Date, Leo shall execute the Certificate of Merger, and file the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 1.2 hereof in accordance with the DGCL.

3.2	Closing Deliverables

(a)    At the Closing, the Seller and/or the Company, as applicable, shall deliver or cause to be delivered to Leo:

(i)    a counterpart to each Related Document to which it is to be a party, duly executed by a duly authorized representative of such Person;

(ii)    a certificate, executed by an executive officer of the Company and dated as of the Closing Date, stating that the conditions specified in Sections 8.2(a) - 8.2(d) have been satisfied;

(iii)    a certificate signed by an authorized officer of the Company, solely in his capacity as such and not in his personal capacity, setting forth all Transaction Costs incurred by the Company or the Seller along with final invoices from service providers to the Company or the Seller in respect of the Merger and all transactions in connection therewith and the transactions contemplated hereby;

(iv)    not less than two (2) Business Days prior to the Closing, a Letter of Transmittal of the Seller (including all Certificates), duly, completely and validly executed in accordance with the instructions thereto; and

(v)    (A) a certificate in compliance with Treasury Regulation Sections 1.1445-2(c) and 1.897-2(h), that the Company is not a “United States real property holding corporation” in form and substance satisfactory to Leo (and a copy of such certificate shall simultaneously be delivered by the Company to the Seller with a copy to Leo), (B) reasonably satisfactory proof that the Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) and (C) an IRS Form W-9 claiming a complete exemption from backup withholding, duly executed by the Seller.

(b)    At the Closing, Leo shall deliver or cause to be delivered:

(i)    to each Stockholder (including, for the avoidance of doubt, the Seller) that has delivered a Letter of Transmittal (including all Certificates), duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Leo, at least two (2) Business Days prior to the Effective Time, the Merger Consideration Per Share into which such Company Stock have been converted pursuant to Section 2.1(a)(ii);

(ii)    to the Seller, evidence of the Domestication and a certified copy of the Domestication Certificate of Incorporation as filed with the Secretary of State of the State of Delaware at the Domestication;

(iii)    to the Seller, a counterpart to each Related Document to which Leo is to be a party, duly executed and delivered by a duly authorized representative of such Person;

(iv)    a certificate signed by an authorized officer of Leo, solely in his capacity as such and not in his personal capacity, setting forth all Transaction Costs incurred by Leo along with final invoices from service providers to Leo in respect of the Merger and all transactions in connection therewith and the transactions contemplated hereby; and

(v)    to the Seller, a certificate, executed by an authorized officer of Leo and dated as of the Closing Date, stating that the conditions specified in Section 8.3 have been satisfied.

(c)    At the Closing, the Surviving Company shall assume and become party to the Existing Credit Agreement and shall execute such documents or other instruments as may be required under the Existing Credit Agreement and related loan documents in connection therewith.

(d)    At or promptly following the Closing, Leo or the Surviving Company, as applicable, shall repay, or cause to be repaid, on behalf of the Company Group, the obligations in respect of the Funded Indebtedness of the Company Group in an amount equal to the lesser of (i) the outstanding Funded Indebtedness as of the Closing and (ii) the sum of (A) Cash Proceeds, minus (B) the Transaction Costs, in either case, by wire transfer of immediately available funds as directed by the holders of such Indebtedness at least two (2) Business Days prior to the

Closing, and the Company shall deliver to Leo all appropriate payoff letters (in a form reasonably acceptable to Leo) and make arrangements to deliver UCC-3 termination statements or similar documents evidencing the termination of all Encumbrances of the assets of the Company Group held by the lenders of such Indebtedness.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Seller Disclosure Schedules the Seller hereby represents and warrants to Leo as of the date hereof and, on the occurrence of the Closing, as of the Closing Date as follows:

4.1	Standing; Qualification and Power

(a)    The Seller is duly organized, validly existing and in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, in each case, in all material respects.

(b)     The Seller is duly qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not prevent or materially impair or delay the Seller’s performance of its obligations hereunder.

4.2	Ownership

The Seller has good, valid and marketable title to the Company’s equity interests owned (beneficially and of record) by the Seller set forth on Section 4.2 of the Seller Disclosure Schedules, free and clear of all Encumbrances. Other than this Agreement, the equity interests of the Company owned by the Seller are not subject to any stockholder agreement, investor rights agreement, registration rights agreement, voting agreement or trust, proxy or other Contract (including any Contract relating to rights of first refusal, co-sale rights or drag-along rights).

4.3	Authority; Execution and Delivery; Enforceability

The Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement has been and, in the case of the Related Documents to which it is or will be a party, will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it is or will be a party will be when delivered, duly authorized by all requisite action of the Seller, and no other proceeding on the part of the Seller is necessary to authorize the entry into this Agreement by the Seller or the entry into the Related Documents to which the Seller is or will be a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and upon its execution and delivery, each of the Related Documents to which the Seller is or will be a party will be, duly and validly executed and delivered by the Seller and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which the Seller is or will be a party will constitute, a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity) (collectively, the “Enforceability Exceptions”).

4.4	Brokers’ and Finders’ Fees

The Seller has not employed, nor is it subject to any valid claim of liability or obligation to, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to any fee or commission in connection therewith.

4.5	No Conflict; Consents

(a)    The execution, delivery and performance of this Agreement by the Seller, and the consummation by the Seller of the transactions contemplated hereby, do not and will not (i) violate or conflict with any provision of the certificate of limited partnership or partnership agreement (or other comparable governing documents) of the Seller, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any material Contract to which the Seller is a party or by which any of its respective properties or assets are bound, (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.5(b), Section 5.4(b) and/or Section 6.4(b), violate or conflict with any Law applicable to the Seller or by which any of its respective properties or assets are bound, or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the material properties or material assets of the Seller, other than, in the case of clauses (ii) through (iv) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not, individually or in the aggregate, materially impair or delay the Seller’s ability to consummate the transactions contemplated hereby.

(b)    The execution, delivery and performance of this Agreement by the Seller, and the consummation by the Seller of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws and (ii) such Approvals, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay the Seller’s ability to consummate the transactions contemplated hereby.

4.6	Litigation

As of the date of this Agreement, (a) there are no Actions pending or, to the knowledge of the Seller, threatened against the Seller, and (b) the Seller is not subject to (nor are any properties or assets of the Seller bound by or subject to) any outstanding Orders, writs, judgments, injunctions, decrees or awards that, if not complied with, in either case, would prevent or materially delay or impair, or would reasonably be expected to prevent or materially delay or impair, the ability of the Seller to perform its obligations under this Agreement and the Related Documents to which it is or will be a party or to consummate the transactions contemplated hereby or thereby.

4.7	Related Party Transactions

There are no transactions or Contracts, or series of related transactions of Contracts (each, a “Seller Related Party Transaction”), between the Seller, on the one hand, and any member of the Company Group, any officer, director, manager or Affiliate of any member of the Company Group or, to the knowledge of the Seller, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand. The Seller has made available to Leo true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to any Seller Related Party Transaction.

4.8	Seller Information

The information relating to the Seller which is provided to Leo for inclusion in the Form S-4 or the Proxy Statement, will not at the date the Form S-4 is filed or declared effective, the Proxy Statement is first mailed to Leo’s shareholders or at the time of the Leo Shareholders Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Seller that is included in the Form S-4 or the Proxy Statement). Notwithstanding the foregoing, the Seller does not make any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Leo for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or (b) any projections or forecasts included in the Form S-4 or the Proxy Statement.

4.9	Securities Law Matters

The Seller acknowledges that the shares of Leo Common Stock comprising the Merger Consideration being acquired by the Seller pursuant to this Agreement and the Related Documents have not been registered under the Securities Act or under any state or foreign securities Laws. The Seller is acquiring such shares of Leo Common Stock for its own account solely for investment purposes and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities Laws. The Seller acknowledges that such shares of Leo Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state or foreign securities Laws, as applicable. The Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the shares of Leo Common Stock and is capable of bearing the economic risks of such investment. The Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.10	No Additional Representations

NEITHER THE SELLER NOR ANY OF ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE SELLER, INCLUDING ANY OF THE ASSETS, RIGHTS OR PROPERTIES OF THE SELLER AND INCLUDING THE PHYSICAL OR ENVIRONMENTAL CONDITION OF ANY PAST OR CURRENT PROPERTY OR FACILITY OF THE SELLER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF THE SELLER SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS”.

THE SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE SELLER OR ANY OF ITS AFFILIATES OR ANY OF ITS OR ITS AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE) TO LEO OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO LEO BY ANY REPRESENTATIVE OF THE SELLER OR ANY OF ITS AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO LEO REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY GROUP.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to Leo as of the date hereof and, on the occurrence of the Closing, as of the Closing Date as follows, it being understood that each representation and warranty contained in this Article V is subject to, and qualified by, the disclosures in a Form 10-K or a Form 8-K of CEC Entertainment, Inc. filed with the SEC within the last three (3) years (the “CEC SEC Documents”) (other than any disclosures in the “Risk Factors” or “Forward-Looking

Statements” sections of any CEC SEC Document or other forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature); provided, that it is understood that any matter disclosed in any CEC SEC Document will not be deemed to be disclosed for purposes of, or to modify or qualify, the Fundamental Representations, Section 5.4 or Section 5.6(c):

5.1	Standing; Qualification and Power

(a)    The Company is duly organized, validly existing and in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on the Businesses, as applicable, in each case, in all material respects. Each member of the Company Group is duly organized and validly existing under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on the Businesses, as applicable, in each case, in all material respects.

(b)    Each member of the Company Group is in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, in all material respects. Each member of the Company Group is duly qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the certificate of formation, operating agreement, certificate of incorporation and bylaws (or other comparable governing documents), as applicable, of each member of the Company Group, as in effect as of the date of this Agreement, have been heretofore made available to Leo.

5.2	Capitalization of the Company Group

(a)    Section 5.2(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, the number of authorized equity interests of each class of equity interests of the Company, the number of issued and outstanding equity interests of each class of equity interests of the Company, the beneficial and record owners thereof and number of equity interests of each class owned by each such beneficial and record owner, and in the case of incentive equity awards outstanding as of the date hereof, on an individual by individual and grant by grant basis, the date of grant, number of awards granted, exercise price, purchase price or similar pricing (if applicable), vesting requirements, current vested/unvested status, and treatment in connection with the transactions contemplated by this Agreement.

(b)    All issued and outstanding equity interests of each member of the Company Group have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any preemptive, rights of first refusal or similar rights, and at Closing will be free and clear of all Encumbrances except, in the case of any member of the Company Group other than the Company, for Permitted Encumbrances.

(c)    As of the date of this Agreement, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of the Company, (ii) options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or other rights to purchase or subscribe for capital stock of the Company or (iii) Contracts of any kind to which the Company is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock of the Company, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or rights of the type referred to in clause (ii). No equity or equity-based compensation has been granted by the Company or any of its Affiliates to any existing or former employees or other service providers of the Company Group other than pursuant to the Company Stock Plan.

(d)    There are no voting trusts, proxies, stockholder, partnership or other Contracts with a stockholder of any member of the Company Group, investors’ rights Contracts, right of first refusal or co-sale Contract, or registration rights Contracts or other agreements or understandings to which any member of the Company Group is bound with respect to voting of any shares of capital stock or any other equity interest of any member of the Company Group.

(e)    Section 5.2(e) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries and the authorized and the issued and outstanding capital stock or other equity interests, as the case may be, of the Company Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable for the capital stock or other ownership interests of any of the Company Subsidiaries, (ii) options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or other rights to purchase or subscribe for capital stock or other ownership interests of any of the Company Subsidiaries or (iii) Contracts of any kind by which any member of the Company Group is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock or any other ownership interests of any of the Company Subsidiaries, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or rights of the type referred to in clause (ii).

(f)    Except for the Company’s direct and indirect interests in its respective Company Subsidiaries, no member of the Company Group owns, directly or indirectly, any interest or investment in the form of equity in, and no member of the Company Group is subject to any obligation or requirement to provide for or make any investment in, any Person.

(g)    No member of the Company Group is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(h)    Section 5.2(h) of the Company Disclosure Schedules sets forth a true, correct and complete, as of the date hereof, list of all holders of outstanding Options under the Company Stock Plan, and includes, on a grant by grant basis, the grant date, number of Options granted, vesting schedule, and current vesting status (prior to giving effect to the transactions contemplated by this Agreement) and, the price per share at which such Option may be exercised and the number of shares of Common Stock subject to each such Option that is currently exercisable. Each grant of Option was made in accordance with the terms of the Company Stock Plan and in compliance with all applicable Laws, and the per share exercise price to purchase a share of Common Stock under each Option was equal to or greater than the fair market value of a share of Common Stock on the date of grant.

5.3	Authority; Execution and Delivery; Enforceability

The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. Subject to the receipt of the Seller Consent, the execution and delivery by the Company of this Agreement has been and, in the case of the Related Documents to which it is or will be a party, will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it is or will be a party will be when delivered, duly authorized by all requisite action of the Company and its equityholders, and no other proceeding on the part of the Company is necessary to authorize the entry into this Agreement or the Related Documents to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and upon its execution and delivery, each of the Related Documents to which the Company is or will be a party will be, duly and validly executed and delivered by the Company and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which the Company is or will be a party will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, in each case subject to the Enforceability Exceptions.

5.4	No Conflict; Consents

(a)    The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not, as applicable, (i) violate or conflict with any provision of the certificate of formation, operating agreement, certificate of incorporation or bylaws (or other comparable governing documents), as applicable, of any member of the Company Group, (ii) result in a material violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a material default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any Material Contract to which any member of the Company Group is a party or by which any of its properties or assets are bound, (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.5(b), Section 5.4(b) and/or Section 6.4(b), materially violate or materially conflict with any Law applicable to any member of the Company Group or by which any of its properties or assets are bound, or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the material properties or material assets of any member of the Company Group.

(b)    The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, will not require any material waiver, material authorization or other material Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) any consents, waivers, approvals, authorizations, designations, declarations, filings or notifications, the absence of which would not prevent or materially delay or impair, or reasonably be expected to prevent or materially delay or impair, individually or in the aggregate, the ability of the Company to perform its obligations under this Agreement and the Related Documents to which it is a party or to consummate the transactions contemplated hereby and thereby, and (iii) the filing of the Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Delaware.

5.5	Financial Statements

(a)    Section 5.5(a) of the Company Disclosure Schedules contains true and complete copies of the audited consolidated balance sheet of the Company Group as of December 30, 2018 and December 31, 2017, and the related audited consolidated statements of earnings, comprehensive income (loss), changes in stockholders’ equity and cash flows for the years ended December 30, 2018 and December 31, 2017 (the “Financial Statements”). Except as otherwise indicated in the Financial Statements (including the notes thereto), the Financial Statements have been based upon the books and records of the Company and the Company Group, have been prepared in accordance with GAAP consistently applied during the periods involved and fairly present, in all material respects, the consolidated financial condition and the results of earnings, comprehensive income (loss), changes in stockholders’ equity and cash flows of the Company Group, taken as a whole, as of the dates and for the periods indicated therein. During the periods presented, Queso Holdings Inc. had no material operations, assets or liabilities other than Indebtedness under the Existing Credit Agreement, holding its one asset, equity in CEC Entertainment, Inc. and operations, assets or liabilities ancillary thereto.

(b)    The books of account and other financial records of the Company Group have been kept accurately in all material respects in the ordinary course operation of the Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company Group have been properly recorded therein in all material respects. The Company has established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Company Group are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group, (iv) that the amount recorded for assets on the books and records of the Company Group is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference and (v) that accounts, notes and other receivables and inventory are recorded accurately. Since the Lookback Date, no member of the Company Group has received from its independent auditors any written notification of any (x) “significant deficiency” in the internal controls over financial reporting of the Company Group, (y) “material weakness” in the internal controls over financial reporting of the Company Group or (z) fraud, whether or not material, that involves management or other employees of the Company Group who have a significant role in the internal controls over financial reporting of the Company Group.

(c)    Section 5.5(c) of the Company Disclosure Schedules describes all of the Indebtedness of the Company Group, including the identity of any obligor and/or guarantor, the aggregate principal and interest owed in respect thereof, maturity of each such instrument and the aggregate Cash and Cash Equivalents that can be used without restriction and without the payment of any Taxes, fees or expenses, in each case, as of the close of business on December 30, 2018.

5.6	Absence of Certain Changes

Since December 30, 2018, (a) the Business has been conducted in accordance with the ordinary course of business consistent with past practices in all material respects, (b) each member of the Company Group has not taken or omitted to take any action that, if taken following the date hereof and prior to the Closing Date, would require the consent of Leo pursuant to Sections 7.1(b)(i), 7.1(b)(ii), 7.1(b)(iii), 7.1(b)(iv), 7.1(b)(vi), 7.1(b)(vii), 7.1(b)(viii), 7.1(b)(ix), 7.1(b)(x), 7.1(b)(xi), 7.1(b)(xii), 7.1(b)(xiv), 7.1(b)(xvii), 7.1(b)(xx) and 7.1(b)(xxi) (in each case, subject to the exceptions contained therein) or authorized, committed or agreed to take any such action and (c) there have not been any changes, developments or events that, individually or in the aggregate, has or have had a Material Adverse Effect.

5.7	Compliance with Law; Permits

(a)    Each member of the Company Group is, and since the Lookback Date, has been, in compliance in all material respects with all Laws applicable to each member of the Company Group, the Owned Real Property, the Company Leases and the Real Property Leases. Since the Lookback Date, no member of the Company Group has received written notice from any Franchisee or any Governmental Authority alleging any material violation or violations under any applicable Law.

(b)    The Company Group has all material Permits required under applicable Laws for the operation of the Business and the use of the Owned Real Property, and is in material compliance with the terms of such Permits.

(c)    Each member of the Company Group has been, since the Lookback Date, in compliance with applicable Laws related to (u) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended, the UK Bribery Act 2010, as amended, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”); (v) economic sanctions administered, enacted or enforced by any Sanctions Authority (collectively, “Sanctions Laws”); (w) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., as amended, and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”); (x) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, as amended, and any other equivalent or comparable Laws of other countries; (y) anti-boycott, as administered by the U.S. Department of Commerce; and (z) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(d)    None of the members of the Company Group, nor any director or officer, nor, to the Knowledge of the Company, any employee, or agent of the Company Group, is or is acting under the direction of, on behalf of or for the benefit of a Person that (i) is the subject of Sanctions or identified on any sanctions or similar lists administered by a Sanctions Authority, including but not limited to the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Sanctions Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) is the target of any Sanctions Laws; (iii) is located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; (iv) is an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office; (v) since the Lookback Date, has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws; (vi) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws; or (vii) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(e)    None of the members of the Company Group has received written notice of, nor, to the Knowledge of the Company, any of their respective officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense), and no such investigation, inquiry or proceedings are pending or written notice thereof received or, to the Knowledge of the Company, have been threatened or are pending and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

5.8	Litigation

There is no Action pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group that (a) involves a claim in excess of $350,000, (b) involves a claim for an unspecified amount which would, if adversely determined, be reasonably likely to materially impact the Company’s Business or prohibit the Company Group’s ability to offer or sell Franchises or enter into Franchise Agreements immediately following the date hereof, except for any pending renewal filings, and any amendment filings and changes to the Franchise Disclosure Documents that might be required to describe the Merger, (c) seeks injunctive relief, which would, if granted, be reasonably likely to materially impact the Company’s Business or (d) is reasonably likely to impair the ability of the Company to perform its obligations under this Agreement. There are no material outstanding writs, judgments, injunctions, decrees, settlement agreements or similar orders by which any of the members the Company Group or any of its assets or properties are bound or prohibit the Company Group’s ability to offer or sell Franchises or enter into Franchise Agreements immediately following the date hereof, except for any pending renewal filings, and any amendment filings and changes to the Franchise Disclosure Documents that might be required to describe the Merger.

5.9	No Undisclosed Liabilities

Except as set forth in each of the Financial Statements (or the notes thereto), no member of the Company Group has any material Indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due), which is not accrued or reserved against in the December 30, 2018 balance sheet (or the notes thereto) included in each of the Financial Statements, other than (a) liabilities or obligations otherwise specifically disclosed in this Agreement or in such of the Company Disclosure Schedules hereto, (b) liabilities and obligations arising under this Agreement and any Related Document or the performance by the Company of its obligations in accordance with the terms of this Agreement (including Section 7.1(b)) and any Related Document and (c) liabilities or obligations incurred since December 30, 2018 in the ordinary course of such Business (none of which results from or arises out of a material breach of or a material default under any Contracts, material breach of warranty, tort, material infringement or material violation of Law).

5.10	Taxes

(a) All material Tax Returns required to be filed by or on behalf of any member of the Company Group have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings); (b) such Tax Returns were true and complete in all material respects when filed; (c) all material amounts of Taxes due and payable by any member of the Company Group, have been fully and timely paid; (d) no member of the Company Group has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency; (e) each of the members of the Company Group has complied with all applicable Laws relating to the collection or withholding of material Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state or foreign Laws) and have duly and timely withheld and paid over to the appropriate Tax Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws; (f) no member of the Company Group (A) has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes (other than a group the common parent of which was the Company); or (B) has any liability for the Taxes of any Person (other than another member of the Company Group) under Treasury Regulations 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, (g) no member of the Company Group is a party to any Tax allocation or sharing agreement (other than any routine commercial agreement that does not primarily relate to Taxes); (h) no claim has been made in writing by any Tax Authority in a jurisdiction in which a member of the Company Group does not file Tax Returns that such member of the Company Group is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction; (i) no audit, examination, investigation, dispute or other proceeding by any Tax Authority with respect to material Taxes owed by any member of the Company Group is pending and no Tax Authority has given written notice of any intention to commence such an audit, examination, investigation, dispute or other proceeding or assert any deficiency or claim for additional Taxes against any member of the Company Group, nor has any such deficiency or claim for additional Taxes been proposed or assessed in writing, which deficiency or claim has not been settled; (j) no member of the Company Group has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2); (k) the Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (l) in the two (2) years prior to the date of this Agreement, no member of the Company Group has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (m) there are no material Encumbrances for Taxes upon any property or assets of any member of the Company Group except for Permitted Encumbrances, (n) no member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying (or purporting to qualify) for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement and (o) the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

5.11	Intellectual Property; Privacy; Cybersecurity

(a)    Section 5.11(a) of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of (i) all material Intellectual Property that is owned by or exclusively licensed to any member of the Company Group that is registered or the subject of a pending application for registration (“Owned Intellectual Property”); (ii) each Contract material to the Business, pursuant to which any member of the Company Group uses or has the right to use any Licensed Intellectual Property (excluding licenses for commercial “shrink wrap,” “click through,” “browse wrap” or other off-the-shelf software that has not been modified or customized); and (iii) each Contract material to the Business, pursuant to which any member of the Company Group licenses or sublicenses any Owned Intellectual Property or Licensed Intellectual Property to third parties. The Owned Intellectual Property is subsisting, valid and enforceable.

(b)    One or more members of the Company Group exclusively own or have a valid and enforceable license to use all material Intellectual Property that is used in or necessary for the conduct of the Business. One or more members of the Company Group (i) exclusively own all right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances and non-exclusive licenses entered into in the ordinary course of such Business), and (ii) have the valid and enforceable right to use the Licensed Intellectual Property.

(c)    The Company Group has used commercially reasonable efforts and taken reasonable steps to maintain and protect all of the Owned Intellectual Property, including maintaining the confidentiality, integrity, and security of the Company Computer Systems and confidential information. The consultants and independent contractors of the Company Group who have created, authored, conceived or developed material Intellectual Property for or on behalf of, or under the direction or supervision of the Company Group or otherwise arising out of such person’s engagement or contract with the Company Group has entered into a valid and enforceable written agreement with the Company Group assigning all such Intellectual Property to the Company Group. To the Knowledge of the Company, no such confidential information has been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to a written confidentiality agreement. To the Knowledge of the Company, no Person has breached any agreement referenced in this Section 5.11(c).

(d)    (i) The operation of the Business, as currently conducted, does not, directly or indirectly, infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party in any material respect; (ii) no member of the Company Group has received any written communication from any Person alleging a member of the Company Group directly or indirectly, infringes, misappropriates or otherwise violates the Intellectual Property rights of any such Person in any material respect; (iii) there is no material Action pending or threatened in writing against any member of the Company Group alleging that a member of the Company Group is, directly or indirectly, infringing, misappropriating or otherwise violating any Intellectual Property rights of any Person; (iv) there is no Action pending or threatened in writing by any member of the Company Group alleging that a third party has, directly or indirectly, infringed, misappropriated or otherwise violated any Intellectual Property rights of a member of the Company Group in any material respect; and (v) to the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property owned by any member of the Company Group and that is material to the Business.

(e)    Each member of the Company Group has established and implemented, and is operating in material compliance with, policies, programs and procedures that are commercially reasonable and consistent with reasonable industry practices, including administrative, technical and physical safeguards, to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse, including maintaining security controls for all information technology systems, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Company Computer Systems”) that are intended to safeguard the Company Computer Systems against the risk of business disruption arising from attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person. The software and databases included in the Owned Intellectual Property, including whether through license or assignment, are sufficient in all material respects for operation of the Business and are free from any material bug, virus, malware, and the like. The Company Group uses commercially reasonable efforts to protect the confidentiality, integrity and security of the Company Computer Systems used in the operation of the Business and to prevent any unauthorized use, access, interruption, or modification of the Company Computer Systems. Such Company Computer Systems (i) are sufficient for the immediate and currently anticipated future needs of the Company Group, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all software as necessary for the operation of the Business as currently conducted and as currently anticipated to be conducted in the future. Since the Lookback Date, the Company Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Company Computer Systems that have caused any substantial disruption of or interruption in or to the use of such Company Computer Systems. The Company has remedied any material privacy or data security issues raised in any privacy or data security audits of its businesses (including third party audits of the Company Computer Systems).

(f)    The Company Group has in place commercially reasonable policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding the collection, use, processing, disclosure, disposal, dissemination, storage and protection of personally identifiable customer information.

(i)    The Company Group is, and since the Lookback Date, has been, in material compliance with (A) all applicable Laws, (B) with the Company Group’s Privacy Policy, (C) the Payment Card Industry Data Security Standard; and (D) contracts to which a member of the Company Group is party, in each case, regarding the collection, use, processing, disclosure, disposal, dissemination, storage and protection of personally identifiable customer or employee information, sensitive data, and payment card information (“Personal Information”).

(ii)    Since the Lookback Date, there has been no material unauthorized access or use of Personal Information stored by any member of the Company Group or made any unauthorized use of such Personal Information since the Lookback Date.

(iii)    The Company Group has commercially reasonable security measures in place intended to protect Personal Information stored in their computer systems from unlawful access or use by any third party or any other use by a third party that would materially violate the Privacy Policy.

(iv)    No material Actions are pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group relating to the collection, use, dissemination, storage and protection of Personal Information.

5.12	Employees and Employee Benefits

(a)    Section 5.12(a) of the Company Disclosure Schedules contains a correct and complete list of all Benefit Plans as of the date of this Agreement.

(b)    With respect to each material Benefit Plan, if applicable, the Company has made available to Leo true and complete copies of (i) the plan document, including any related trust document, insurance contract or other funding arrangement, and all amendments thereto, (ii) the most recent summary plan description, or (iii) the most recent annual audited financial statements and opinion and (iv) if the Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”).

(c)    No member of the Company Group nor any ERISA Affiliate thereof has or could reasonably expect to have any liability with respect to (i) any employee benefit plan subject to Section 412 or 4971 of the Code or Title IV or Section 302 of ERISA, (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (iv) a “multiemployer plan” as defined in Section 3(37) of ERISA. For purposes hereof, “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any member of the Company Group, is treated as a single-employer under Section 414 of the Code.

(d)    Each Benefit Plan is in compliance, and has been established, maintained, funded and administered in compliance, with its terms, ERISA, the Code and other applicable Law in all material respects. With respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination letter has been issued by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) except as would not result in material liability to the Company Group, no event has occurred since the date of such qualification or exemption that would materially and adversely affect such qualification or exemption (including any violations of Sections 410(a) or 410(b) of the Code), nor has any part-time employee been impermissibly excluded from participation in such Benefit Plan.

(e)    No Benefit Plan provides health, medical, life insurance or death benefits to current or former employees of any member of the Company Group beyond their retirement or other termination of service, other than coverage mandated by the COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents. No member of the Company Group has incurred or could reasonably expect to incur any material penalty or Tax (whether or not assessed) under Sections 4980D, 4980H, 6721 or 6722 of the Code.

(f)    With respect to any Benefit Plan, no material Actions (other than routine claims for benefits in the ordinary course) are pending, or to the Knowledge of the Company, threatened against any Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Benefit Plan with respect to the operation thereof. To the Knowledge of the Company, no Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(g)    Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby (either alone or in combination with any other event) could give rise to the payment of any amount that would not be deductible by Leo, any member of the Company Group or any of their respective Subsidiaries or Affiliates by reason of Section 280G of the Code or any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code.

(h)    Each contract, arrangement or plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) (if any) is in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder in all respects therewith, such that no Taxes or interest will be due and owing after the Closing in respect of such arrangement failing to be in compliance therewith.

(i)    No member of the Company Group has any obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j)    The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any payment or benefit from any member of the Company Group becoming due, or increase the amount of any compensation due, to any current or former director, officer, employee or consultant of any member of the Company Group, (ii) increase any benefits otherwise payable under any Benefit Plan or otherwise or (iii) result in the acceleration of the time of payment, vesting or funding of, or increase the amount of, any compensation or benefits from any member of the Company Group to any current or former director, officer, employee or consultant of any member of the Company Group under any Benefit Plan or otherwise.

(k)    (i) Each material Benefit Plan that is not subject to United States Law maintained primarily in respect of any current or former director, officer, employee or consultant of any member of the Company Group who is located outside the United States (a “Foreign Benefit Plan”) has been established, maintained and administered in all material respects in accordance with its terms and applicable Laws, and if intended to qualify for special tax treatment, meets all the requirements for such treatment; (ii) all employer and employee contributions to each material Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect of a material Foreign Benefit Plan have been paid in full; (iii) the fair market value of the assets of each funded material Foreign Benefit Plan, the liability of each insurer for any material Foreign Benefit Plan funded through insurance or the book reserve established for any material Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iv) each material Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.13	Labor

(a)    No member of the Company Group is a party to or bound by any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements or other similar Contracts or understandings or bargaining relationships with any union, works council, trade union or other labor organization.

(b)    Since the Lookback Date, (i) to the Knowledge of the Company, no labor organization or group of employees of any member of the Company Group has sought to organize any employees for the purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with any member of the Company Group, or filed a petition for recognition with any Governmental Authority, (ii) there is no material unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to any member of the Company Group or an employee thereof, and (iii) there has not been any strike, lockout, picketing, leafleting, sit-in, boycott, work stoppage or similar form of organized labor disruption or material labor dispute against or affecting any member of the Company Group, and no such activity is currently ongoing or, to the Knowledge of the Company, threatened.

(c)    Since the Lookback Date, (i) each member of the Company Group has been in compliance with all applicable Laws relating to labor or employment in all material respects, including all applicable Laws relating to the payment of wages, hours worked, collective bargaining, labor relations, reductions in force, equal employment opportunities, affirmative action, working conditions, employment discrimination, harassment, civil rights, occupational safety and health, disability, employee benefits, workers’ compensation, immigration, disability, family and medical leave, and the collection and payment of withholding or social security taxes, (ii) no member of the Company Group has incurred any liability under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied, and (iii) each member of the Company Group has complied with all applicable Laws in all material respects governing the classification of employees as exempt or nonexempt, independent contractors, consultants, volunteers, subcontractors, temporary employees, leased employees, seasonal employees, or other contingent workers, and each member of the Company Group has fully and accurately reported in all material respects all payments to all independent contractors and other contingent workers on IRS Form 1099 or as otherwise required by applicable Law. Except as could not result in material liability for the Company Group, each member of the Company Group has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, expense reimbursements, severance and other compensation that has come due and payable to its current and former employees and other service providers under applicable Law, Contract, or Company Group policy.

(d)    Since the Lookback Date, the Company Group has not been party to any pending or, to the Knowledge of the Company, threatened Action by any Franchisee, any employee or other worker of a Franchisee, or third-party or Governmental Authority, alleging that any member of the Company Group is or may be in a joint-employment, co-employment, or similar relationship with any of its Franchisees with respect to such Franchisee’s workforce. The Company Group has not issued policies relating to, or otherwise exercised control over (other than pursuant to the terms of its Franchise Agreements), any Franchisee’s relationship with its employees, including hiring, firing, disciplining, compensation, benefits, supervision, and scheduling.

5.14	Environmental Matters

(a)    (i) Each member of the Company Group is, and, since the Lookback Date, has been, in compliance in all material respects with applicable Laws relating to (w) worker health and safety, (x) pollution, contamination, protection, remediation or reclamation of the environment or natural resources, (y) emissions, discharges, disseminations, Releases or threatened Releases of Hazardous Substances into or through the environment, including air (indoor or outdoor), surface water, groundwater, soil or land surface or subsurface or (z) the management, manufacture, processing, labeling, distribution, use, treatment, storage, disposal, transport, recycling or handling of, or exposure to, Hazardous Substances (collectively, “Environmental Laws”); (ii) the Company Group possesses, and, to the extent applicable, has filed timely applications to renew, all material Permits required under Environmental Laws necessary for its operations, and such operations are in compliance with applicable Permits in all material respects; (iii) no material Action arising under or pursuant to Environmental Laws is pending, or to the Knowledge of the Company, threatened in writing, against any member of the Company Group, and there are no material outstanding Orders arising under or pursuant to Environmental Laws by which any member of the Company Group or any of its assets or properties are bound; (iv) no member of the Company Group has received any written notice, report or other information regarding any material violation of, or material liability under, Environmental Laws; (v) no member of the Company Group has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liabilities of any other Person arising under Environmental Law; and (vi) there has been no treatment, storage, disposal of, arrangement for or permission to dispose of, transportation, handling, Release or threatened Release of, exposure of any Person to, any Hazardous Substances by any member of the Company Group, or by any other Person at, on, under, from or through any property currently or formerly owned, leased, occupied or operated by any member of the Company Group or any of their predecessors in interest, in each case so to as to result in material liability under Environmental Law of the Company Group.

(b)    The Company has made available to Leo all environmental assessments, reports, audits and other material environmental documents relating to any member of the Company Group, any property currently or formerly owned, leased, occupied or operated by any member of the Company Group, or the Business, in each case, to the extent such materials are in the possession, custody or control of any member of the Company Group.

5.15	Food Safety, Sanitation and Public Health Laws

(a)    No member of the Company Group or its operations is, or since the Lookback Date has been, in violation in any material respect of any applicable Law relating to the manufacture, storage, transportation, import, export, sale, handling, distribution, packaging, packing, quality, safety, labeling or advertising of food, sanitation or the public health (“Food Laws”), nor has it engaged in any act constituting an unfair or deceptive trade practice or in violation of any consumer protection law.

(b)    All of the food products prepared, produced, sold or distributed by the Company Group are and have been, at the time of preparation, production, sale or distribution, (i) fit for human consumption, (ii) not adulterated, misbranded, or, otherwise violative under applicable Food Laws, and (iii) of merchantable quality and condition in accordance with applicable Law, and the Company Group has not received any written notice, report or other information regarding the same.

(c)    The Company Group has implemented written standards and controls and taken commercially reasonable efforts to ensure the safety of each item they prepare, produce, store. purchase from third-party suppliers, or offer for sale and to prevent the introduction of any contaminant, including any poisonous or deleterious substance, pathogen or environmental contaminant that may render any such item injurious to health.

(d)    None of the Company Group’s food products are, or, since the Lookback Date (or earlier to the extent unresolved) have been, subject to, nor are there any pending or, to the Knowledge of the Company, threatened, any (i) product recalls, market withdrawals, public notifications, field notifications, food safety alerts or similar actions, (ii) material adverse reports to any Governmental Authority or (iii) compliance or enforcement actions of any Governmental Authority, in each case, relating to an alleged lack of safety or regulatory compliance of any product, and the Company Group has not received any written notice or report of (and to the Knowledge of the Company, there has been no reasonable basis for) the same.

(e)    No member of the Company Group has received written notice of any injury or illness of any kind or nature alleged to have been caused by any item offered for sale by the Company Group or the patronage of any Company Group facility that individually or in the aggregate would be expected to be materially adverse to the Company Group Business.

(f)    The Company Group has implemented corrective and/or preventative actions to remedy each adverse finding, citation, inspection observation or other notice of non-compliance received in writing by the Company or any of its Subsidiaries from any government inspector or regulatory authority with authority over food safety, sanitation or the public health to the satisfaction of the issuing inspector or Governmental Authority, and the Company Group has provided all disclosures, notices and warnings regarding the items it offers for sale that they are required to provide by any applicable Food Law and has not made any false statements in, or material omissions from any applications, approvals, reports or other submissions to any Governmental Authority.

5.16	Material Contracts

(a)    Section 5.16(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all of the following Contracts or Contracts required to be listed pursuant to this Section 5.16(a) (x) to which any member of the Company Group is a party as of the date of this Agreement or (y) by which any member of the Company Group or any of their respective properties or assets are bound (in each case, other than any Benefit Plan) (collectively, the “Material Contracts”):

(i)    Contracts containing a covenant limiting the right of any member of the Company Group to engage in any line of business in any geographic area or to compete with any Person that materially limits such Business, taken as a whole, other than the Real Property Leases;

(ii)    Contracts that grant to any Person, other than a member of the Company Group, (A) most favored pricing provisions or (B) any exclusive rights, rights of first refusal, rights of first negotiation or other similar rights;

(iii)    Contracts under which any member of the Company Group has borrowed any money or incurred any Indebtedness from, or issued any note, bond, debenture or other evidence of Indebtedness to, or continuing indemnification or other contingent payment obligations to, any Person (other than any member of the Company Group), in any such case which the outstanding balance or amount is in excess of $250,000 individually or $500,000 in the aggregate;

(iv)    Contracts that require the future acquisition from another Person or future disposition to another Person of assets, properties or capital stock or other equity interest of another Person and other Contracts that relate to an acquisition or similar transaction which contain “earn-out” or other continuing obligations with respect to any member of the Company Group, in any such case, that would reasonably be expected to result in payments in excess of $250,000 individually or $500,000 in the aggregate after the date of this Agreement or any merger or business combination with respect to any member of the Company Group (other than the Merger and other than purchases of equipment and inventory in the ordinary course of the Business);

(v)    Contracts relating to the formation, creation, operation, management or control of any partnership, limited liability company, joint venture, strategic alliance or similar Contract with a third party;

(vi)    Contracts (excluding non-continuing purchase orders and statements of work under any master Contract) with any of the twenty (20) largest suppliers and vendors of the Company and the members of the Company Group;

(vii)    Contracts for the employment of, or the provision of services by, any officer, individual employee or other natural Person on a full time, part-time or other basis providing annual compensation in excess of $300,000, other than Contracts that are terminable on 30 days’ or less notice without penalty or that do not provide severance or other obligations in connection with any termination;

(viii)    collective bargaining agreements or other Contracts with any labor union, works council or other labor organization;

(ix)    Contracts pursuant to which the Company received or paid more than $3,000,000 in any twelve month period commencing January 1, 2018, other than Contracts relating to Indebtedness;

(x)    all Contracts requiring or providing for any capital expenditure in excess of $2,000,000 other than capital expenditures made in the ordinary course of the Company Group’s Business;

(xi)    material interest rate, currency, or other hedging Contracts;

(xii)    settlement, conciliation or similar Contract entered into by any member of the Company Group in the last twelve months providing for payment by any member of the Company Group in excess of $500,000 individually or imposing any material non-monetary obligations on any member of the Company Group;

(xiii)    Contracts providing for indemnification by any member of the Company Group, except for any such Contract that is entered into in the ordinary course of Business and is not material to the members of the Company Group or their respective businesses taken as a whole; and

(xiv)    Any license, royalty, covenant not to sue, escrow, settlement, co-existence, concurrent use, consent to use or other Contract relating to any Intellectual Property, including any (A) Contract pursuant to which third-party Intellectual Property that is material to the Business is licensed to, or a covenant not to sue with respect to such Intellectual Property is granted to, any member of the Company Group (excluding any software licenses for software generally available on “shrink wrap” or other standard terms for less than $500,000 in total), (B) any Contract pursuant to which any member of the Company Group has granted any license under, a covenant not to sue, or otherwise transferred or conveyed a material right or interest in (whether or not currently exercisable), any material Intellectual Property to any third party, (C) all currently effective Franchise Agreements between the Company and any Franchisee, (D) Contracts for the acquisition, creation, or development of Intellectual Property for the Company Group, except for assignment of inventions or Intellectual Property agreements entered into with employees in the ordinary course of business consistent with past practice, and (E) Contracts entered into in connection with the resolution of any claim or dispute related to Intellectual Property, including any agreements affecting the Company Group’s ability to own, enforce, use, license or disclose Intellectual Property.

(b)    The Company has made available to Leo true and complete copies of all Material Contracts, including any amendments thereto. Each Material Contract is, subject to the Enforceability Exceptions, a valid and binding agreement of the applicable member of the Company Group in all material respects. As of the date of this Agreement, no member of the Company Group or, to the Knowledge of the Company, any other party thereto, is in or has received written notice of any material breach or default under any such Material Contract. To the Knowledge of the Company, (i) there is no basis for any claim by any Franchisee for rescission of any Franchise Agreement, and (ii) no Franchisee is entitled to any set-off or reduction in any payment required under any Franchise Agreement.

5.17	Related Person Transactions

(a)    Except any transaction among the Company Group, no Related Person of the Company Group:

(i)    has engaged in any transaction with the Company or any member of the Company Group during the twelve month period ending on the date of this Agreement;

(ii)    is a party to any Contract with the Company or any member of the Company Group (or operates under or otherwise receives the benefit of any such Contract);

(iii)    owns directly or indirectly (other than through any equity interest in the Company or any of its respective Stockholders) in whole or in part, or has any other direct or indirect interest (other than through any equity interest in the Company or any of its respective Stockholders) in, any tangible property that any member of the Company Group owns or leases; or

(iv)    has outstanding any Indebtedness to or from any member of the Company Group.

(b)    All agreements and other relationships between any member of the Company Group, on the one hand, and any of its Related Persons or Affiliates of the Company Group (other than the other members of the Company Group), on the other hand, are conducted on terms and conditions that approximate those terms and conditions had such arrangements been negotiated on an arm’s-length basis. Except for the Management Agreement, there are no agreements or other relationships between any member of the Company Group, on the one hand, and Apollo Global Management, LLC (“Apollo”) or its affiliated investment funds, alternative investment vehicles or related management or advising entities, on the other hand.

5.18	Real and Personal Property

(a)    Section 5.18(a)(i) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all real property owned by any member of the Company Group (the “Owned Real Property”). The applicable member of the Company Group has good and marketable title in fee simple to such Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. The Company has made available to Leo true and complete copies of (i) the most recent surveys and title policies with respect to all Owned Real Properties in the Company’s possession, and (ii) all leases, subleases, licenses and other Contracts under which any member of the Company Group is the landlord, sublandlord or licensor, which affect the use and occupancy of and access to any portion of such Owned Real Property (collectively, “Company Leases”), all of which are set forth in Section 5.18(a)(ii) of the Company Disclosure Schedules.

(b)    Each Company Lease to which any member of the Company Group is a party is, subject to the Enforceability Exceptions, in full force and effect and is a valid and binding agreement of the applicable member of the Company Group.

(c)    As of the date of this Agreement, no portion of the Owned Real Property is subject to any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding (or any consensual agreement in lieu thereof) rezoning application or proceeding or other Action. None of the improvements located on the Owned Real Property are located outside of the boundary lines of such Owned Real Property, contravene any setback requirement, zoning ordinance or other administrative regulation (whether or not permitted because of prior non-conforming use), encroach on any easement or violate any restrictive covenant or any provision of any Law, plant or deed restriction. There are no options, first refusal, first offer or first opportunity rights or other similar rights with respect to any portion of the Owned Real Property. All material components (including plumbing, foundations, roofs, HVAC systems, electrical systems, gas or other fuel systems and security systems and any ancillary components related thereto) that are part of the improvements located on the Owned Real Property are in good condition and repair and are sufficient for the ordinary course operation of the Company Group’s Business. To the Knowledge of the Company, there is no existing condition affecting any improvements located on the Owned Real Property that requires, or is reasonably anticipated to require, any repair, renovation, upgrade or retrofitting in excess of $50,000. The existing utilities supplied to the improvements located on the Owned Real Property are sufficient for the ordinary course operation of the Company Group’s Business. There are no facts or conditions affecting any of the improvements located on the Owned Real Property which, individually or in the aggregate, interfere or are reasonably likely to interfere in any material respect with the use or occupancy of the improvements located on the Owned Real Property or any portion thereof in the conduct of the Business in the ordinary course of Business.

(d)    Section 5.18(d) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all material leases, subleases, licenses and other occupancy agreements relating to real property to which any member of the Company Group is a party as lessee, sublessee, licensee or occupant with anticipated annual rental payments in excess of $500,000 (the “Real Property Leases”). The applicable member of the Company Group has a valid leasehold estate in all real property occupied pursuant to the Real Property Leases, free and clear of all Encumbrances, other than Permitted Encumbrances. Each Real Property Lease to which any member of the Company Group is a party is, subject to the Enforceability Exceptions, in full force and effect and is a valid and binding agreement of the applicable member of the Company Group.

(e)    No member of the Company Group, or to the Knowledge of the Company, any other person or party thereto, is in breach or default, in any material respect, under any of the Company Leases or the Real Property Leases, and to the Knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a breach or default under any of the Company Leases or the Real Property Leases.

(f)    The Company has made available to Leo true and complete copies of all such Company Leases and Real Property Leases (including all modifications and amendments thereto and guaranties and renewals thereof), and none of the Company Leases or Real Property Leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies of same made available by the Company to Leo.

(g)    The applicable member of the Company Group has good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets and personal property used by such member of the Company Group in the operation of its respective Business and which are material to such member of the Company Group, free and clear of any Encumbrances (other than Permitted Encumbrances).

5.19	Insurance

Section 5.19 of the Company Disclosure Schedules contains a list of all material insurance policies, including historic, occurrence-based policies, covering such Company Group in effect at the date of this Agreement. With respect to each material insurance policy covering the Company Group, (a) such insurance policy is in full force and effect and all and all premiums with respect thereto covering all periods up to the Closing will be paid in the ordinary course of business consistent with past practice, (b) there is no material claim pending under any of such insurance policies as to which coverage has been questioned, denied or disputed, in each case, in writing by the underwriters of such policies and (c) no member of the Company Group has received written notice of cancellation, termination, material reduction in coverage or disallowance or material increase in premium (other than ordinary course increases that are not material to the Company Group taken as a whole) of any insurance policy that is held by, or for the benefit of, any member of the Company Group.

5.20	Brokers’ and Finders’ Fees

No member of the Company Group has employed, nor is any member of the Company Group subject to any valid claim of liability or obligation to, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement.

5.21	Suppliers and Vendors

Section 5.21 of the Company Disclosure Schedules sets forth a list of the twenty (20) largest suppliers and vendors of the Company and the members of the Company Group as measured by the dollar amount of purchases therefrom or thereby, for the Company’s fiscal year ending December 30, 2018, showing the approximate total purchases by the Company and the members of the Company Group from each such supplier, during each such period. No such supplier listed on Section 5.21 of the Company Disclosure Schedules has on or prior to the date of this Agreement (a) threatened in writing to terminate, cancel or, other than in the ordinary course of Business, materially limit or materially and adversely modify any of its existing or planned business with any member of the Company Group or (b) to the Knowledge of the Company, been involved in or threatened in writing a material dispute against any member of the Company Group or become insolvent or subject to bankruptcy proceedings.

5.22	Company Information

The information relating to the Company and the members of the Company Group which is or will be provided to Leo for inclusion in the Form S-4 or the Proxy Statement will not, at the date the Form S-4 is filed or declared effective, the Proxy Statement is first mailed to Leo’s Shareholders or at the time of the Leo Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Leo for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or (b) any projections or forecasts included in the Form S-4 or the Proxy Statement.

5.23	Solvency

None of the Company or any member of the Company Group is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.

5.24	Takeover Statutes

The board of directors of the Company has taken or shall have taken all action prior to the Closing, to ensure that no restrictions included in any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under state or federal Law are applicable to the transactions contemplated hereby.

5.25	Franchise Matters

(a)    Section 5.25(a) of the Company Disclosure Schedules sets forth a true and complete list of the top ten (10) Franchisees based upon the total royalties paid by each such Franchisee to the Company Group during the fiscal year 2018.

(b)    The Franchise System is the only franchise system that the Company and its Subsidiaries have operated. No member of the Company Group has offered or sold or otherwise granted rights to any Person conferring upon that Person area development, multi-unit development, area representative, master franchise, sub-franchise or other multi-unit or multilevel rights with respect to the “Chuck E. Cheese” or “Peter Piper Pizza” brands. The Franchise System has been operated by the Company Group at all times since inception.

(c)    No member of the Company Group has engaged or hired an agent, broker, third party, Franchisee or licensee to provide material services, assistance or support to any Franchisee or to identify, offer or sell to potential Franchisees other than in connection with negotiations with vendors on behalf of the Company Group.

(d)    To the Knowledge of the Company, no franchise association or other organization is acting as a representative of any group of two or more Franchisees. Any franchise council or advisory group presently in place (whether independently formed or sponsored by the Company or its Subsidiaries) is purely advisory in nature. No member of the Company Group has granted any enforceable right of first refusal, option or other right or arrangement to sign any Franchise Agreement or acquire any Franchise Agreement.

(e)    No member of the Company Group has received, or been a party to any Contract under which any of such entities has the right to receive, material rebates, other material payments or material consideration from suppliers or other third parties, including the ability to purchase products, goods and services at lower prices than those charged to Franchisees, on account of direct or indirect Franchisees’ purchases from those suppliers or third parties. No member of the Company Group has made any offer, promise or Contract with respect to any future or contingent rebates or other payments from suppliers or other third parties to or for the benefit of a Franchisee or another Person. There are no Contracts or special arrangements with any Franchisee that are prohibited by the applicable Franchise Agreement or that have not been properly disclosed in accordance with applicable Franchise Laws.

5.26	No Additional Representations

NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO ANY MEMBER OF THE COMPANY GROUP, INCLUDING ANY OF THE ASSETS, RIGHTS OR PROPERTIES OF ANY MEMBER OF THE COMPANY GROUP AND INCLUDING THE PHYSICAL OR ENVIRONMENTAL CONDITION OF ANY PAST OR CURRENT PROPERTY OR FACILITY OF ANY MEMBER OF THE COMPANY GROUP, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF THE MEMBERS OF THE COMPANY GROUP SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS”.

THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY OR ANY OTHER MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR OR THEIR AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V, THE COMPANY (ON BEHALF OF ITSELF AND THE OTHER MEMBERS OF THE COMPANY GROUP) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE) TO LEO OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO LEO BY ANY REPRESENTATIVE OF THE COMPANY, ANY OTHER MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NO MEMBER OF THE COMPANY GROUP MAKES ANY REPRESENTATIONS OR WARRANTIES TO LEO REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY AND/OR ANY OTHER MEMBER OF THE COMPANY GROUP.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF LEO

Except as set forth in the Leo Disclosure Schedules, Leo hereby represents and warrants to the Seller and the Company, as of the date hereof and, on the occurrence of the Closing, as of the Closing Date, as follows, it being understood that each representation and warranty contained in this Article VI is subject to, and qualified by, the disclosures in a Form 10-K of Leo filed with the SEC (a “Leo Form 10-K”) (other than any disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of a Leo Form 10-K or other forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature); provided, that it is understood that any matter disclosed in a Leo Form 10-K will not be deemed to be disclosed for purposes of, or to modify or qualify, Sections 6.1, 6.2(a)-(c), 6.3, 6.4, 6.16 and 6.19:

6.1	Standing; Qualification and Power of Leo

Leo is duly organized, validly existing and in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, except where the failure to be so validly existing and in good standing (in such jurisdictions where such status is recognized) or to have such power or authority would not, individually or in the aggregate, have a material adverse effect on Leo or prevent or materially impair or delay Leo’s ability to consummate the transactions contemplated hereby. Leo is duly qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on Leo or prevent or materially impair or delay Leo’s performance of their obligations hereunder.

6.2	Capitalization of Leo

(a)    As of the date hereof and without taking into effect the PIPE Investment and the Domestication, the authorized capital stock of Leo consists of (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 shares of Class B ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001 per share. Section 6.2(a) of the Leo Disclosure Schedules sets forth, as of the date hereof, the record holders of more than 5% of the outstanding shares of Leo (without taking into effect the PIPE Investment and the Domestication). All issued and outstanding shares of capital stock of Leo have been duly authorized and validly issued, are fully paid and nonassessable under applicable Law and were not issued in violation of any preemptive rights. Immediately following the Effective Time, assuming no shares of Leo Common Stock are redeemed in connection with the transactions contemplated by this Agreement, the issued and outstanding capital stock of Leo will consist of 69,950,137 shares of Leo Common Stock.

(b)    As of the date hereof, Leo has issued 14,000,000 warrants that entitle the holder thereof to purchase one Class A ordinary share of Leo at an exercise price of $11.50 per share (the “Leo Warrants”) on the terms and conditions set forth in the applicable warrant agreement. Immediately following the Effective Time, Leo will have 14,000,000 Leo Warrants issued and outstanding, of which 4,000,000 are issued to Sponsor. As of the close of business on the Business Day immediately prior to the date hereof, Leo has 20,000,000 Class A ordinary shares issued and outstanding, 5,000,000 Class B ordinary shares issued and outstanding and no preference shares issued or outstanding (without taking into effect the Surrendered Shares, the PIPE Investment and the Domestication).    Immediately prior to the execution of the Sponsor Shares Surrender Agreement, except as provided above, the Sponsor does not own any equity interests of Leo.

(c)    Except for the Leo Warrants as of the date of this Agreement, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of Leo, (ii) options, warrants, calls or other rights to purchase or subscribe for capital stock of Leo or (iii) contracts of any kind to which Leo is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock of Leo, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or rights of the type referred to in clause (ii).

(d)    Except as set forth on Section 6.2(d) of the Leo Disclosure Schedules, there are no voting trusts, proxies or other agreements or understandings to which Leo is bound with respect to voting of any shares of capital stock or any other equity interest of Leo.

(e)    Section 6.2(e) of the Leo Disclosure Schedules sets forth a true and complete summary of the identity of any obligor and/or guarantor and the principal amount and maturity of each such instrument, as of the close of business on the date immediately preceding the date of this Agreement, of all Indebtedness of Leo.

(f)    The Merger Consideration, when issued in accordance with the terms of this Agreement and the Related Documents, as applicable, shall be duly authorized, validly issued, fully paid and non-assessable, issued to the Seller and the other holders of the Company Stock, free and clear of all Encumbrances.

6.3	Authority; Execution and Delivery; Enforceability

Leo has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and, subject to the receipt of the Leo Shareholder Approvals, to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. Subject to the receipt of the Leo Shareholder Approvals, the execution and delivery of this Agreement have been and, in the case of the Related Documents to which it is or will be a party will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it is or will be a party, will be when delivered, duly authorized by all requisite action by Leo and any of its Subsidiaries. This Agreement has been, and upon its execution and delivery each of the Related Documents to which Leo is or will be a party will be, duly and validly executed and delivered by Leo and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which Leo is or will be a party will constitute, a legal, valid and binding obligation of Leo enforceable against it in accordance with their respective terms, in each case subject to the Enforceability Exceptions.

6.4	No Conflict; Consents

(a)    The execution, delivery and performance of this Agreement by Leo, and the consummation by Leo of the transactions contemplated hereby, will not (i) violate or conflict with any provision of the Leo Governing Documents, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any material Contract to which Leo is a party or by which any of its properties or assets are bound or (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.5(b), Section 5.4(b) and/or Section 6.4(b), violate or conflict with any Law applicable to Leo or by which any of its material properties or material assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not, individually or in the aggregate, have a material adverse effect on Leo or prevent or materially impair or delay Leo’s ability to consummate the transactions contemplated hereby.

(b)    The execution, delivery and performance of this Agreement by Leo, and the consummation by Leo of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) filings and Approvals required by the Securities and Exchange Commission, and (iii) such Approvals, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, have a material adverse effect on Leo and prevent or materially impair or delay Leo’s ability to consummate the transactions contemplated hereby.

(c)    Leo does not own interests in any Person and is not aware of any facts or circumstances (including any possible other transaction pending or under consideration by Leo or any of its Affiliates) which (i) reasonably could be expected to prohibit or materially impair or delay the ability of Leo to obtain the consents, authorizations, Orders or approvals of the applicable Governmental Antitrust Authorities without any structural or conduct relief or (ii) could cause a Governmental Antitrust Authority to seek to prohibit or materially delay consummation of the Merger or impose a condition or conditions that would, individually or in the aggregate, have a Material Adverse Effect.

6.5	Litigation

Except as set forth on Section 6.5 of the Leo Disclosure Schedules and except with respect to any investigation under the HSR Act or applicable Antitrust Laws relating to the transactions contemplated hereby, (a) there are no Actions pending or, to the Knowledge of Leo, threatened against Leo in writing which, and (b) Leo is not subject to (nor are any properties or assets of Leo bound by or subject to) any outstanding Orders, writs, judgments, injunctions, decrees or awards that, if not complied with, in either case, would prevent or materially delay or impair the ability of Leo to perform its obligations under this Agreement and the Related Documents to which it is or will be a party or to consummate the transactions contemplated hereby or thereby.

6.6	Leo SEC Reports; Financial Statements

(a)    Leo has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Leo with the SEC under the Exchange Act or the Securities Act since Leo’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Leo SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Leo SEC Reports”). All Leo SEC Reports, any correspondence from or to the SEC or NYSE (other than such correspondence in connection with the initial public offering of Leo or the annual meeting) and all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act, or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on EDGAR in full without redaction or have otherwise been made available to the Seller. Leo has heretofore furnished to the Seller true and correct copies of all amendments and modifications that have not been filed by Leo with the SEC to all agreements, documents and other instruments that previously had been filed by Leo with the SEC and are currently in effect. The Leo SEC Reports were, and the Additional Leo SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Leo SEC Reports did not, and the Additional Leo SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. Leo maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Leo has filed with the SEC in all material respects on a timely basis all statements required with respect to Leo by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 6.6(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NYSE. There are no unresolved comments received in writing from the SEC staff with respect to the Leo SEC Reports on or prior to the date hereof. To the Knowledge of Leo, none of the Leo SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

(b)    The financial statements and notes contained or incorporated by reference in the Leo SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Leo SEC Reports will fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Leo as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Leo has no off-balance sheet arrangements that are not disclosed in the Leo SEC Reports. No financial statements other than those of Leo are required by GAAP to be included in the consolidated financial statements of Leo.

6.7	Information Supplied

None of the information supplied or to be supplied by Leo for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement will, at the date the Form S-4 is filed or declared effective, the Proxy Statement is first mailed to Leo’s shareholders or at the time of the Leo Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Leo makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Seller for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or (b) any projections or forecasts included in the Form S-4 or the Proxy Statement.

6.8	NYSE Stock Market Quotation

The issued and outstanding Class A ordinary shares of Leo are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “LHC”. The issued and outstanding Leo Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “LHC WS”. Except as set forth in Section 6.8 of the Leo Disclosure Schedules, Leo is in compliance with the NYSE Listing Rules and there is no action or proceeding pending or, to the Knowledge of Leo, threatened against Leo by the NYSE or the SEC with respect to any intention by such entity to deregister the Leo Common Stock or Leo Warrants or terminate the listing of Leo on the NYSE. None of Leo or any of its Affiliates has taken any action in an attempt to terminate the registration of the Leo Common Stock or the Leo Warrants under the Exchange Act.

6.9	Board Approval; Stockholder Vote

The board of directors of Leo (including any required committee or subgroup of the board of directors of Leo) has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement, the Related Documents and the consummation of the transactions contemplated hereby, including the Domestication, (b) determined that the consummation of the transactions contemplated hereby is in the best interest of the shareholders of Leo and (c) resolved and agreed to recommend to the shareholders of Leo that they vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby including the Merger, the Domestication and the other Leo Shareholder Approvals, in each case on the terms and subject to the conditions set forth in this Agreement. Other than the Leo Shareholder Approvals, no other corporate proceedings on the part of Leo are necessary to approve the consummation of the transactions contemplated hereby.

6.10	Investment Company Act

Leo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Leo constitutes an “emerging growth company” within the meaning of the JOBS Act.

6.11	Trust Account

(a)    As of the date hereof, Leo has at least $200,000,000 in the account established by Leo for the benefit of its public shareholders (the “Trust Account”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 15, 2018, by and between Leo and the Trustee (the “Trust Agreement”). Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of Leo under this Agreement are not subject to any conditions regarding Leo’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

(b)    The Trust Agreement, to the Knowledge of Leo with respect to the Trustee, has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) (i) between Leo and the Trustee that would cause the description of the Trust Agreement in the Leo SEC Reports to be inaccurate in any material respect or (ii) to the Knowledge of Leo, that would entitle any Person (other than shareholders of Leo holding Leo Common Stock sold in Leo’s initial public offering who shall have elected to redeem their shares of Leo Common Stock pursuant to the Leo Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income taxes from any interest income earned in the Trust Account and (B) to redeem Leo Common Stock in accordance with the provisions of the certificate of incorporation of Leo. There are no Actions pending or, to the Knowledge of Leo, threatened with respect to the Trust Account.

6.12	Title to Assets

Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Leo owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Leo in the operation of its business and which are material to Leo, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).

6.13	Securities Laws Matters

Leo acknowledges that the Company Stock being acquired pursuant to this Agreement and the Related Documents have not been registered under the Securities Act or under any state or foreign securities Laws. Leo is acquiring the Company Stock for its own account solely for investment purposes and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities Laws. Leo acknowledges that the Company Stock will not be registered under the Securities Act or any applicable state or foreign securities Laws and that the Company Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state or foreign securities Laws, as applicable. Leo has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Stock and is capable of bearing the economic risks of such investment. Leo is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.14	Leo’s Business Investigation; Disclaimer Regarding Projections; No Knowledge of Misrepresentation

(a)    Leo has conducted such investigations of the Company Group and the Business as it has deemed necessary in order to make an informed decision concerning the transactions contemplated hereby. Leo has reviewed all of the documents, records, reports and other materials made available prior to 5:30 pm EST on April 6, 2019 in the electronic data room maintained on Intralinks for “CEC Entertainment” (the “Data Room”). For the purpose of conducting these investigations, Leo has employed the services of its own Representatives. In all matters affecting the condition of the properties and assets and the contents of the documents, records, reports or other materials in connection with the transactions contemplated hereby, Leo is relying upon the advice and opinion offered by its own Representatives and the representations and warranties set forth in Article IV and Article V or in any Related Document. Without limiting the foregoing, Leo disclaims reliance on any representations and warranties except as expressly set forth in Article IV and Article V or in any Related Document. Except as set forth herein, neither the Company, the Seller nor any of their respective Related Parties shall have or be subject to any liability to Leo or any other Person resulting from the distribution to Leo, or Leo’s use of, any such information, including any information, documents or material made available to the other parties to this Agreement and their Representatives in the Data Room, confidential information memorandum, management presentation or in any other form in expectation of the transactions contemplated hereby.

(b)    Except as and to the limited extent expressly set forth in Article IV and Article V or in any Related Document, Leo acknowledges and agrees that no member of the Company Group, nor the Seller nor any other Person is making or has made, and that none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, of any nature whatsoever, with respect to the Company Stock or any member of the Company Group, or any of their respective assets, rights or properties, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Company Group’s business by the Surviving Company after the Closing in any manner or (iii) the probable success or profitability of the Business after the Closing, and Leo specifically disclaims that it is relying on or has relied on any such representation or warranty as an inducement to enter into this Agreement or otherwise.

(c)    In connection with Leo’s investigation of the Company Stock, the Company Group and the Business, Leo has received from the Company and/or its Affiliates and their respective Representatives certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data related to the Company Group and/or such Business. Leo acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (ii) Leo is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (iii) Leo shall have no claim against anyone with respect to any of the foregoing, except with respect to claims of fraud or intentional misrepresentation. Accordingly, Leo acknowledges that neither the Seller, the Company nor any of their respective Affiliates nor any of its or their respective Related Parties has made any representation or warranty with respect to such projections or other forecasts or plans.

6.15	Solvency

Leo is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Each of Leo, the Surviving Company and each Company Group shall be Solvent following the Closing, immediately after giving effect to the transactions contemplated by this Agreement and the PIPE Investment.

6.16	Brokers’ and Finders’ Fees

Except as set forth in Section 6.16 of the Leo Disclosure Schedule, Leo has not employed, nor is Leo subject to, any valid claim of liability or obligation to, any broker, finder, consultant, investment banker or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to any fee or commission in connection therewith.

6.17	Taxes

Except as set forth in Section 6.17 of the Leo Disclosure Schedules, (i) all material Tax Returns required to be filed by or on behalf of Leo have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings); (ii) such Tax Returns were true and complete in all material respects when filed; (iii) all material amounts of Taxes due and payable by Leo have been fully and timely paid; (iv) Leo has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency; (v) Leo has complied with all applicable Laws relating to the collection or withholding of material Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state or foreign Laws) and has duly and timely withheld and paid over to the appropriate Tax Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws; (vi) Leo (A) has not been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes (other than a group the common parent of which was Leo) and (B) does not have any liability for the Taxes of any Person (other than another member of the Company Group) under Treasury Regulations 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, (vii) Leo is not a party to any Tax allocation or sharing agreement (other than a routine commercial agreement that does not primarily relate to Taxes); (viii) no claim has been made in writing by any Tax Authority in a jurisdiction in which Leo does not file Tax Returns that Leo is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction; (ix) no audit, examination, investigation, dispute or other proceeding by any Tax Authority with respect to material Taxes owed by Leo is pending and no Tax Authority has given written notice of any intention to commence such an audit, examination, investigation, dispute or other proceeding or assert any deficiency or claim for additional Taxes against Leo, nor has any such deficiency or claim for additional Taxes been proposed or assessed in writing, which deficiency or claim has not been settled; (x) Leo has not engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2); (xi) Leo is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (xii) Leo has not entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (xiii) there are no material Encumbrances for Taxes upon any property or assets of Leo except for Permitted Encumbrances, (xiv) Leo has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying (or purporting to qualify) for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement; and (xv) Leo is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

6.18	PIPE Investments

Leo has made available to the Company and the Seller true, correct and complete copies of the Subscription Agreements. As of the date of this Agreement, the Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of Leo (or its applicable Affiliate) and, to the Knowledge of Leo, each other party thereto (except, in any case, as may be limited by Enforceability Exceptions) and (c) have not been withdrawn, terminated or rescinded in any respect. The PIPE Investment, together with the amount in the Trust Account at the Closing, will be in the aggregate sufficient to enable Leo to (a) pay all cash amounts required to be paid by Leo under or in connection with this Agreement and (b) pay any and all Transaction Costs. The Subscription Agreements provide that the Seller is a third-party beneficiary thereof and is entitled to enforce such agreements. There are no other Contracts between Leo and any PIPE Investor relating to any Subscription Agreement, that would reasonably be expected to affect the obligations of the PIPE Investors to contribute to Leo the applicable portion of the PIPE Investment set forth in the Subscription Agreements, and, to the Knowledge of Leo, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment not being available to Leo, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Leo under any material term or condition of any Subscription Agreement and, as of the date hereof, Leo has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Related Documents) to the obligations of the PIPE Investors to contribute to Leo the applicable portion of the PIPE Investment set forth in the Subscription Agreements on the terms therein.

6.19	Related Person Transactions

Except as set forth in Section 6.19 of the Leo Disclosure Schedules, and other than the private placement of securities in connection with Leo’s initial public offering, there are no transactions or Contracts, or series of related transactions of Contracts (each, a “Sponsor Related Party Transaction”), between the Sponsor or its Related Persons, on the one hand, and Leo, any officer, director, manager or Affiliate of Leo or, to the Knowledge of Leo, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, required to be disclosed by Leo in the Leo SEC

Reports pursuant to Item 404 of Regulation S-K. Leo has made available to Seller true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to any Sponsor Related Party Transaction.

6.20	Takeover Statutes

The board of directors of Leo has taken or shall have taken all action prior to the Closing, but following the Domestication, to ensure that no restrictions included in any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under state or federal Law are applicable to the transactions contemplated hereby.

6.21	No Additional Representations

NONE OF LEO OR ANY OF ITS AFFILIATES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI. EACH OF LEO AND ITS AFFILIATES DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY LEO OR ANY OF ITS AFFILIATES OR ANY OF ITS OR ITS AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VI, LEO (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE SELLER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE COMPANY OR ANY MEMBER OF THE COMPANY GROUP BY ANY REPRESENTATIVE OF LEO OR ANY OF ITS AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NONE OF LEO OR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE SELLER, THE COMPANY OR ANY MEMBER OF THE COMPANY GROUP REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF LEO OR ANY OF ITS AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF LEO SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS”.

ARTICLE VII

COVENANTS

7.1	Conduct of Business Prior to Closing

(a)    Except (i) with the written consent of Leo (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 7.1(a) of the Company Disclosure Schedules, (iii) as otherwise expressly contemplated or permitted by the terms of this Agreement or the Related Documents or (iv) as required by any applicable Law or any Contract (in existence on the date hereof), during the Interim Period, the Company shall, and shall cause the other members of the Company Group to, conduct the Business in the ordinary course and shall use reasonable best efforts to preserve intact their business organization and material Permits, retain its current officers and key employees, and preserve its relationships with its key customers and suppliers.

(b)    Without limiting the generality of this Section 7.1, during the Interim Period, except (w) with the written consent of Leo (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth in Section 7.1(b) of the Company Disclosure Schedules, (y) as otherwise contemplated or permitted by the terms of this Agreement or the Related Documents or (z) as required by applicable Law or any Contract (in existence on the date hereof), the Company shall not, and shall not permit the other members of the Company Group, to:

(i)    transfer, issue, sell or dispose of any shares of capital stock or other equity interests of any member of the Company Group, grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity-based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of any member of the Company Group;

(ii)    effect any recapitalization, reclassification, stock split, stock combination or like change in the capitalization of the Company Group;

(iii)    make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock or other equity interest in the Company Group, other than dividends and distributions by any member of the Company Group to another member of the Company Group;

(iv)    (A) incur, create or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities) of any member of the Company Group (other than incurrence of Indebtedness under any of the Company Group’s respective credit facilities entered into prior to the date of this Agreement, including draws on the Company Group’s revolving credit facility and other than loans, advances or capital contributions made by one member of the Company Group to another member of the Company Group) in excess of $250,000 individually or $500,000 in the aggregate (in each case, in excess of Indebtedness paid off after the date of this Agreement) other than Indebtedness required to be incurred under any Contract in existence on the date hereof or leases entered into in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than loans, advances or capital contributions made by one member of the Company Group to another member of the Company Group);

(v)    amend the certificate of incorporation or bylaws (or other comparable governing documents) of any member of the Company Group;

(vi)    grant any material Encumbrances on any property or assets (whether tangible or intangible) of any member of the Company Group having an aggregate value in excess of $250,000, other than Permitted Encumbrances;

(vii)     (A) adopt, enter into, terminate or amend any Benefit Plan other than as required by applicable Law or pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement, (B) recognize any union or employee representative for purposes of collective bargaining or negotiate or enter into any collective bargaining agreement, works council agreement, labor union Contract, trade union agreement or other similar Contract or understanding with any union, works council, trade union or other labor organization other than as required by applicable Law, (C) waive any restrictive covenant obligation of any director, officer, service provider or employee of any member of the Company Group, (D) pay or agree to pay to any current or former director, officer or employee, consultant, agent or individual service provider, whether past or present, any pension, retirement allowance or other employee benefit not required by any existing Benefit Plan (or any arrangement that would be a Benefit Plan if in effect as of the date hereof), or (E) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any Benefit Plans;

(viii)    (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of any member of the Company Group as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $300,000;

(ix)    except as required by changes in GAAP, change any member of the Company Group’s methods of accounting in any manner that would have a material impact on the Company Group;

(x)    make, change or revoke any material Tax election; file any material amendment to any income Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to Taxes; enter into any material closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any material ruling from any Tax Authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xi)    transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to public, or otherwise dispose of, any material portion of the property or assets of any member of the Company Group, other than any sale, lease or disposition in the ordinary course of business;

(xii)    (A) merge, consolidate, combine or amalgamate with any Person, (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof, or (C) purchase or otherwise acquire, or lease or license, any property or assets, other than (1) acquisitions of equipment or inventory in the ordinary course of business or (2) transactions as to which the aggregate consideration paid or payable (x) in any individual transaction is not in excess of $250,000 or (y) in the aggregate is not in excess of $500,000;

(xiii)    enter into any joint venture with a third party;

(xiv)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(xv)    enter into, renew, modify or revise any Contract with any Related Person of any member of the Company Group, other than Contracts among members of the Company Group, or with any former or present director or officer of any member of the Company Group or with any Affiliates of the foregoing Persons (including the Company Group) or any other Person covered under Item 404 of Regulation S-K under the Securities Act;

(xvi)    fail to use its reasonable best efforts to maintain with financially responsible insurance companies insurance at least in such amounts and against at least such risk and losses as are consistent in all material respects with such entities’ past practices;

(xvii)    waive, release, assign, settle or compromise any Action pending or threatened against any member of the Company Group or any of their respective directors or officers other than in the case of Actions or claims either (A) (1) for an amount not greater than $350,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $500,000 in the aggregate (determined in each case net of insurance proceeds) and (2) that would not prohibit or materially restrict any member of the Company Group from operating its business substantially as currently conducted or anticipated to be conducted, except in the ordinary course of the Company Group’s Business, or (B) if the loss resulting from such waiver, release, assignment, settlement or compromise is reimbursed or shall be reimbursed to any member of the Company Group by an insurance policy or pursuant to any other kind of contractual indemnification set forth in any other Contract, in each case without the imposition of equitable relief on, or the admission of wrongdoing by any member of the Company Group or any of its officers or directors;

(xviii)    except in the ordinary course of the Company Group’s Business, amend or modify in any manner materially adverse to any member of the Company Group any Material Contracts;

(xix)    except in the ordinary course of the Company Group’s Business, make or enter into any contract to make any capital expenditures in excess of $2,000,000;

(xx)    manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) except in the ordinary course of the Company Group’s Business consistent with past practices;

(xxi)    engage in any activity that would result in a violation of International Trade Control Laws;

(xxii)    conduct a mass termination or engage in any other activity that could trigger notice obligations or liability under the Worker Adjustment and Retraining Notification Act or any similar applicable Law;

(xxiii)    adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Merger and the treatment of Options as contemplated by this Agreement; or

(xxiv)    authorize, or commit or agree to take, any of the foregoing actions.

(c)    During the Interim Period, except (w) with the written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth in Section 7.1(c) of the Leo Disclosure Schedules, (y) as otherwise contemplated or permitted by the terms of this Agreement or the Related Documents, including, for the avoidance of doubt, the PIPE Investments, the Domestication and the transactions contemplated under the Sponsor Shares Surrender Agreement (including the waiver of the Class B Conversion Rights) or (z) as required by applicable Law or any Contract, Leo shall not, and shall not permit any Subsidiary to:

(i)    form any Subsidiary;

(ii)    issue any shares of capital stock or other equity interests or grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of Leo, other than the PIPE Investments and the transactions contemplated under the Sponsor Shares Surrender Agreement (including the waiver of the Class B Conversion Rights);

(iii)    effect any recapitalization, reclassification, stock split, stock combination or like change in the capitalization of Leo or any Subsidiary, other than as required pursuant to the Sponsor Shares Surrender Agreement and the Domestication;

(iv)    make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock;

(v)    incur, create or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities)

(vi)    make any loans, advances or capital contributions to, or investments in, any other Person;

(vii)    amend the Leo Governing Documents, other than in connection with the Domestication Certificate of Incorporation and the Domestication Bylaws;

(viii)    grant any material Encumbrances on any property or assets (whether tangible or intangible) of Leo;

(ix)    (A) adopt, enter into, terminate or amend any Benefit Plan other than as required by applicable Law or pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement or (B) increase the compensation of any Person who is a director or executive officer of Leo;

(x)    except as required by changes in GAAP, change any of its methods of accounting in any manner;

(xi)    make, change or revoke any material Tax election; file any material amendment to any income Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to Taxes; enter into any material closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any material ruling from any Tax Authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xii)    purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets;

(xiii)    enter into any joint venture with a third party;

(xiv)    except in the ordinary course of Leo’s operations or as is reasonably necessary to consummate the transactions contemplated hereby, enter into, renew, modify or revise any Contract;

(xv)    enter into any transactions with any of its Affiliates;

(xvi)    waive, release, assign, settle or compromise any Action pending or threatened against Leo or any of its directors or officers other than in the case of Actions or claims either (A) for an amount not greater than $350,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $500,000 in the aggregate (determined in each case net of insurance proceeds) or (B) if the loss resulting from such waiver, release, assignment settlement or compromise is reimbursed to any member of the Company Group by an insurance policy, in each case without the imposition of equitable relief on, or the admission of wrongdoing by any member of the Company Group or any of its officers or directors;

(xvii)    engage in any activity that would result in a violation of International Trade Control Laws;

(xviii)    adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Merger and the treatment of Options as contemplated by this Agreement; or

(xix)    authorize, or commit or agree to take, any of the foregoing actions.

7.2	Access to Information

During the Interim Period, the Company shall, and shall cause the members of the Company Group to, afford to the other parties to this Agreement and their Representatives reasonable access, upon reasonable advance notice, during normal business hours to all the senior management, properties, books, Contracts, commitments, Tax Returns and records of the Company Group and, during such period, shall furnish as promptly as practicable to the other parties to this Agreement any information concerning the Company Group as the other parties to this Agreement may reasonably request; provided, however, that (a) such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Company’s personnel, and in such a manner as to not unreasonably disrupt the normal operations of the Company Group, (b) neither the Company nor any member of the Company Group is under any obligation to disclose to the other parties to this Agreement or their Representatives any information the disclosure of which is restricted by a Contract in effect as of the date of this Agreement or applicable Law or would result in the waiver of any attorney-client, work product or other applicable privilege and (c) neither Leo nor its Representatives shall conduct any invasive or subsurface environmental sampling or analysis with respect to any real property owned, used or occupied by any member of the Company Group, including of the nature commonly referred to as a “Phase II Environmental Assessment”; provided, further, that the Company may designate certain portions of such information as being provided on an outside-counsel basis only. All information provided pursuant to this Section 7.2 shall remain subject in all respects to the Confidentiality Agreement.

7.3	Confidentiality

(a)    Leo acknowledges that the information being provided to it or any of its Affiliates or any of its or its Affiliates’ Representatives in connection with the consummation of the transactions contemplated hereby is being provided subject to the terms of a confidentiality agreement dated as of December 15, 2018 between Leo and the Company (the “Confidentiality Agreement”). Leo acknowledges that it is, and shall remain until the Closing, subject to the terms of the Confidentiality Agreement, which are incorporated herein by reference. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)    Effective upon, and only upon, the Closing, the confidentiality obligations under the Confidentiality Agreement shall terminate, except with respect to the provisions regarding disclosure and use of confidential information not related to the Company Group or the Business, which shall continue indefinitely.

7.4	Efforts to Consummate; Consents and Filings

(a)    Each of the parties and their respective Affiliates shall use all reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Antitrust Laws (“Governmental Antitrust Authority”) all

Approvals as are necessary for the consummation of the transactions contemplated by this Agreement and (ii) promptly (and, with respect to the HSR Act, in no event later than ten (10) Business Days after the date hereof) make all necessary filings (and, if required under applicable Law, drafts thereof), and thereafter make any other required submissions, with respect to the transactions contemplated by this Agreement required under the HSR Act or any other applicable Antitrust Law.

(b)    Without limiting the generality of the parties’ undertaking pursuant to Section 7.4(a), each party agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Antitrust Authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated by this Agreement no later than the Outside Date. Each party hereto shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Antitrust Authority with respect to the transactions contemplated hereby. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging such transactions, and if, by mutual agreement, the parties hereto decide that litigation is in their best interests, each party shall cooperate and use reasonable best efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order that is in effect and that prohibits, prevents, or restricts consummation of such transactions. Notwithstanding the foregoing, no party nor any of its Affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of the business of any party or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of the business of any party, or (ii) to litigate any suit, claim, action, investigation or proceeding challenging or seeking to restrain or prohibit the consummation of the transaction.

(c)    Each of the parties shall promptly notify the other parties of any substantive communication it or any of its Affiliates receives from any Governmental Antitrust Authority and of any substantive communication received or given in connection with any proceeding by a private party relating to the matters that are the subject of this Agreement, and consult each other party prior to any substantive communication with any Governmental Antitrust Authority to permit the other parties to review in advance any proposed communication by such party to any Governmental Antitrust Authority. No party to this Agreement shall agree to participate in any substantive meeting with any Governmental Antitrust Authority in respect of any filings, investigation or other inquiry (including in connection with any proceeding by a private party) unless it consults with the other parties in advance and, to the extent permitted by such Governmental Antitrust Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings (except for Item 4(c) and 4(d) documents) or communications between them or any of their Representatives, on the one hand, and any Governmental Antitrust Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(d)    During the Interim Period, except with the prior written consent of the Company, neither Leo nor its Affiliates shall do anything, including entering into any transaction (or making any antitrust or competition law filing in connection with such transaction), that could reasonably be expected to prevent or delay any filings or Approvals required under the HSR Act or other applicable Antitrust Laws.

7.5	Expenses; Transfer Taxes

(a)    All costs and expenses incurred in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby shall be paid (i) in the case of the Company and the Seller, by the Company, and (ii) in the case of Leo, by Leo; provided, that, in the event that the Closing is consummated, at the Closing, Leo shall pay all costs and expenses incurred by Leo, the Company or the Seller, including any premiums related to any representation and warranty insurance policy obtained (provided that the aggregate cost of such representation and warranty insurance policy shall in no event exceed $675,000, including all premium amounts, underwriting fees, due diligence expenses and any other fees, costs or expenses incurred or to be incurred in connection with procuring such policy), in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby (all of the foregoing, collectively, the “Transaction Costs”). Exhibit G sets forth each service provider with respect to which each of Leo, the Company or the Seller will incur any Transaction Costs, and none of the parties hereto shall engage any service provider in connection with the transactions contemplated by this Agreement other than those listed on Exhibit G without the prior written consent of Leo, in the case of service providers engaged by the Company or the Seller, and the Seller, in the case of service providers engaged by Leo.

(b)    All transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) incurred by the Company (or any of its Subsidiaries) or Leo in connection with this Agreement, the Related Documents, the Merger and the other transactions contemplated hereby and thereby (“Transfer Taxes”) shall be paid by the Surviving Company as incurred (other than any Transfer Taxes incurred in connection with the Domestication and the transactions contemplated by the Sponsor Shares Surrender Agreement, which shall be paid by Leo). The Surviving Company (or Leo, as applicable) shall file, or cause to be filed, all Tax Returns required to be filed in connection with any such Transfer Taxes. Each party shall use commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

7.6	Tax Treatment of the Merger

(a)    Leo and the Company shall use their respective reasonable best efforts to cause the Merger to qualify as, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent the Merger from qualifying as, a “reorganization” under Section 368(a) of the Code.

(b)    This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Domestication and the Merger within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(c)    Leo and the Company shall prepare and file all income Tax Returns consistent with, and shall not take any income Tax reporting position inconsistent with, the Tax Treatment of the Transactions for U.S. federal, state and other relevant income Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(d)    To the extent that any opinions relating to the Tax Treatment of the Merger or the Tax Treatment of the Domestication are required in connection with the Form S-4 or the Proxy Statement, (i) the Company shall deliver to each of Morgan, Lewis & Bockius LLP and Kirkland & Ellis LLP an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4 or the Proxy Statement, as applicable), signed by an officer of the Company, containing customary representations and warranties of the Company as shall be reasonably necessary or appropriate to enable such counsel to render its opinion, and (ii) Leo shall deliver to each of Morgan, Lewis & Bockius LLP and Kirkland & Ellis LLP an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4 or the Proxy Statement, as applicable), signed by an officer of Leo, containing customary representations and warranties of Leo as shall be reasonably necessary or appropriate to enable such counsel to render its opinion.

7.7	Publicity

The Seller and Leo shall reasonably cooperate to (a) prepare and make a public announcement regarding the transactions contemplated by this Agreement on the date hereof and (b) create and implement a communications plan regarding the transactions contemplated hereby (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the parties hereto will make any public announcement or issue any public communication regarding this Agreement, the Related Documents or the transactions contemplated hereby or any matter related to the foregoing, without the prior written consent of the Seller, in the case of a public announcement by Leo, or Leo, in the case of a public announcement by the Seller or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law, in which case the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith, (ii) in the case of the Seller, Leo and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality, (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Company, (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 7.7, and (v) announcements and communications to Governmental Authorities in connection with filings or Permits relating to the transactions contemplated hereby required to be made under this Agreement.

7.8	Directors’ and Officers’ Indemnification and Insurance

(a)    The parties hereto acknowledge and agree that all rights to indemnification, exculpation and advancement existing in favor of the current or former directors, officers, employees and agents of any member of the Company Group or Leo and each Person who served at the request of the Company or Leo as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (the “D&O Indemnified Persons”), as provided in the certificate of incorporation, articles of organization, bylaws or similar constituent documents of any member of the Company Group in effect on the date of this Agreement, or in any indemnification agreement or arrangement as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Closing, shall survive the consummation of the Merger and the transactions contemplated hereby and shall continue in full force and effect and that any member of the Company Group will perform and discharge such member of the Company Group’s respective obligations to provide such indemnity and exculpation from and after the Closing for a period of six years or until the settlement or final adjudication of any Action commenced during such period. The Surviving Company shall cause the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws to contain provisions with respect to indemnification, exculpation and advancement of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in the Company’s certificate of incorporation and bylaws (or other comparable governing documents), as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights of any D&O Indemnified Person thereunder except as is required under applicable Law. From and after the Closing, the Surviving Company shall assume, guarantee and stand surety for, and shall cause the members of the Company Group to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.8.

(b)    From and following the Closing Date, the Surviving Company, shall, and shall cause the members of the Company Group to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law) each of the D&O Indemnified Persons against any liabilities, losses, penalties, fines, claims, damages, reasonable and documented out-of-pocket costs or expenses in connection with any actual or threatened, in writing, Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such D&O Indemnified Person’s capacity as a director or officer of any member of the Company Group, or in such D&O Indemnified Person’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of any member of the Company Group, before the Closing Date (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of any member of the Company Group). In the event of any such Action, the Surviving Company and the members of the Company Group, as applicable, shall reasonably cooperate with the D&O Indemnified Person in the defense of any Action; provided, that none of the Surviving Company and the members of the Company Group shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Each of Leo and the Company hereby acknowledges that certain D&O Indemnified Persons may have rights to indemnification and advancement of expenses provided by a former stockholder of the Company (including the Seller) or its respective Affiliates (each, a “Former Stockholder Indemnitor”) (directly or through insurance obtained by any such entity). Each of Leo and the Company hereby agrees and acknowledges that (i) the Surviving Company is the indemnitor of first resort with respect to the D&O Indemnified Persons, (ii) the Surviving Company shall be required to advance the full amount of expenses incurred by the D&O Indemnified Persons, as required by Law, the terms of the Surviving Company’s organizational documents, any applicable agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights the D&O Indemnified Persons may have against any Former Stockholder Indemnitors and (iii) to the extent permitted by Law, the Surviving Company irrevocably waives, relinquishes and releases the Former Stockholder Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Leo and the Company further agrees no advancement or payment by any Former Stockholder Indemnitor with respect to any claim for which the D&O Indemnified Persons have sought indemnification pursuant hereto shall affect the foregoing, and such Former Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the D&O Indemnified Persons against the Surviving Company.

(c)    For a period of six years from the Closing Date, the Surviving Company shall maintain directors’ and officers’ liability insurance covering (as direct beneficiaries) all D&O Indemnified Persons, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the Company Group (the “Current Policies”), and with such other terms as are no less favorable than those in the Current Policies; provided, however, that (i) in no event shall the Surviving Company be obligated to pay annual premiums greater than 300% of such premiums paid or payable as of the date of this Agreement and (ii) if the annual premium for such coverage and amount of insurance would exceed 300% of such current annual rate, the Surviving Company shall provide the maximum coverage which shall then be available at an annual premium not exceeding 300% of such rate. The Surviving Company shall maintain any such directors’ and officers’ liability insurance in full force and effect for its full term, and honor all obligations thereunder (including the payment of any applicable premiums). Without limiting the foregoing, the Company shall obtain prior to the Closing a fully-paid six-year “tail” insurance policy (the “D&O Tail”) with respect to directors’ and officers’ liability insurance of the type and with the amount of coverage and such other terms as are no less favorable in the aggregate than those in the Current Policies, and the cost of the D&O Tail shall be included as a Transaction Cost. The Surviving Company shall maintain the D&O Tail in full force and effect for its full term and will honor all obligations thereunder.

(d)    If the Surviving Company or any of its respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Company shall assume all of the obligations of the Surviving Company set forth in this Section 7.8.

(e)    The provisions of this Section 7.8 shall survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, and each D&O Indemnified Person’s heirs, legatees, representatives, successors and assigns, and shall be binding on all successors and assigns of Leo and may not be terminated or amended in any manner adverse to such D&O Indemnified Person without its prior written consent and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

7.9	Employee Matters

(a)    The Surviving Company shall, or shall cause one of its Subsidiaries to, continue to employ, immediately following the Effective Time, each individual employed by the Surviving Company or any of its respective Company Subsidiaries immediately prior to the Effective Time, including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other approved leave of absence (such employees, collectively, the “Company Group Employees”). During the 12-month period following the Effective Time (the “Benefit Period”), the Surviving Company shall, or shall cause one of its Subsidiaries to, provide the Company Group Employees who continue to be actively employed by the Surviving Company (or any of its Subsidiaries) during such 12-month period with base salary and base wages to such Company Group Employees that are substantially similar to those provided to the Company Group Employees immediately prior to the Effective Time and with annual target cash bonus opportunities (excluding, for the avoidance of doubt, equity or equity based compensation, deferred compensation, or transaction bonuses) and 401(k) and group health benefits that are substantially similar in the aggregate to those provided to the similarly situated Company Group Employees immediately prior to the Closing Date.

(b)    With respect to any employee benefits that are provided to the Company Group Employees under employee benefits plans of the Surviving Company or its Subsidiaries (the “Surviving Company Plans”) that replace the Benefit Plans (as provided by the Company Group immediately prior to the Effective Time) during the Benefit Period for such Company Group Employee, the Surviving Company shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to provide that each Company Group Employee shall be immediately eligible to participate, without any waiting time, and service accrued by the Company Group Employees during employment with any member of each Company Group or their predecessors prior to Closing Date shall be recognized to the same extent and for the same purpose as recognized under the analogous Benefit Plan, except to the extent necessary to prevent duplication of benefits. With respect to any medical, dental or other group health benefits that are provided to the Company Group Employees under the Surviving Company Plans, the Surviving Company shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to provide that any applicable pre-existing condition exclusions and actively-at-work requirements (except to the extent not satisfied under the comparable Benefit Plan as of such time) shall be waived, and any expenses incurred before such time under the comparable Benefit Plan shall be taken into account under such the Surviving Company Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

(c)    Nothing herein shall (i) be construed to establish or be treated as an amendment or modification of any Benefit Plan or Surviving Company Plan, (ii) alter or limit the Surviving Company’s ability to amend, modify or interpret or terminate any Surviving Company Plan at any time in accordance with the terms of such plan and applicable Law or (iii) give any third party, including any Company Group Employee, any right to continued employment or any particular term or condition of employment following the Closing or to rely upon or demand or enforce the provisions of this Section 7.9.

7.10	[Reserved]

7.11	Control of Operations.

(a)    Nothing contained in this Agreement shall give Leo, directly or indirectly, the right to control or direct any of the Company Group’s operations prior to the Closing.

(b)    Prior to the Closing, the Company Group shall exercise, consistent with the terms and conditions set forth in this Agreement, complete control and supervision over its operations.

7.12	Exclusivity

(a)    From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to Article IX in accordance with its terms (the “Interim Period”), the Seller shall not, and shall cause the Company and their respective Representatives not to, directly or indirectly, (A) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any sale of any material assets of the Company or any of the outstanding Common Stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company other than with Leo and its Representatives (an “Alternative Transaction”), (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 7.12. The Seller shall, and shall cause its respective Affiliates and respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. If the Seller, the Company or any of their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Seller shall promptly (and in no event later than 24 hours after the Seller becomes aware of such inquiry or proposal) notify such Person in writing that the Seller is subject to an exclusivity agreement with respect to the sale of the Company that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties hereto agree that any violation of the restrictions set forth in this Section 7.12(a) by the Seller or its Affiliates or Representatives shall be deemed to be a breach of this Section 7.12(a) by the Seller.

(b)    Leo shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any Business Combination Proposal, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Business Combination Proposal or (iii) commence, continue or renew any due diligence investigation regarding any Business Combination Proposal. Leo shall, and shall cause each of its Affiliates and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Combination Proposal. If Leo, its Affiliates or any of their respective Representatives receives any inquiry or proposal with respect to a Business Combination Proposal at any time prior to the Closing, then Leo shall promptly (and in no event later than 24 hours after Leo becomes aware of such inquiry or proposal) (A) advise the Seller orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof) and (B) provide the Seller a copy of such inquiry or proposal, if in writing. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 7.12(b) by any of Leo or its Affiliates or their respective Representatives shall be deemed to be a breach of this Section 7.12(b) by Leo.

(c)    Prior to Closing, the Seller shall require the prompt destruction or return of any confidential information provided to any third party in connection with an Alternative Transaction and shall refrain from waiving or modifying any rights under any confidentiality or standstill agreement relating to an Alternative Transaction.

7.13	Trust Account

Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Leo shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Leo (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to shareholders of Leo holding shares of the Leo Common Stock sold in Leo’s initial public offering who shall have previously validly elected to redeem their shares of Leo Common Stock pursuant to Leo Governing Documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account to Leo for immediate use, subject to this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.14	Proxy Statement; SEC Filings

(a)    Leo and the Company shall use reasonable best efforts to jointly prepare and cause to be filed by Leo with the SEC as promptly as reasonably practicable (and in any event use reasonable best efforts to do so as soon as practicable following the availability of the

Company’s financial statements for the years ended January 1, 2017, December 31, 2017 and December 30, 2018) a Registration Statement on Form S-4 (the “Form S-4”), containing a preliminary proxy statement/prospectus relating to the Domestication, the other Leo Shareholder Approvals and the Leo Shareholders Meeting, and Leo and the Company shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective and to cause a definitive proxy statement/prospectus relating to the Domestication, the other Leo Shareholder Approvals and the Leo Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) to be mailed as promptly as reasonably practicable after such effectiveness to the shareholders of Leo (but in any event, such mailing shall commence within three (3) Business Days of (i) in the event the SEC does not review the Form S-4 and the Proxy Statement, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, or (ii) in the event the SEC does review the Form S-4 and the Proxy Statement, receipt of oral or written notification of the completion of the review by the SEC). The Form S-4 and the Proxy Statement shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of the Company and Leo shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution, as applicable, of the Form S-4 and the Proxy Statement, and the Form S-4 and the Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Leo shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 and the Proxy Statement and shall provide the other with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Leo shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 and the Proxy Statement. If the Proxy Statement has not been declared effective as of May 13, 2019, the Company shall, as soon as reasonably practicable following May 13, 2019, provide the unaudited SAS-100 reviewed consolidated balance sheet of the Company as of March 31, 2019, and the related unaudited consolidated statements of earnings, stockholders’ equity and cash flows for the three months ended March 31, 2018 and 2019. Notwithstanding the foregoing, prior to filing the Form S-4 or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company and Leo (A) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) shall include in such document or response all comments reasonably proposed by the other and (C) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. The Company and Leo shall advise the other, promptly after receipt of notice thereof, of the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, if the SEC does not review the Form S-4 and the Proxy Statement, or the receipt of any oral or written notification of the completion of review of the Form S-4 and the Proxy Statement by the SEC, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and the Company and Leo shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Leo shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the

Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the transactions contemplated hereby. In connection with the Form S-4 and the Proxy Statement, Leo will also file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable proxy solicitation rules set forth in Leo Governing Documents and the rules and regulations of the SEC and NYSE.

(b)    The Company agrees to promptly provide Leo with all information concerning each member of the Company Group and the management, operations and financial condition of each member of the Company Group, in each case, reasonably requested by Leo for inclusion in the Form S-4 and the Proxy Statement. The Company shall cause the officers and employees of each member of the Company Group to be reasonably available to Leo and its counsel in connection with the drafting of the Form S-4 and the Proxy Statement and responding in a timely manner to comments on the Form S-4 and the Proxy Statement from the SEC.

(c)    If prior to the Closing, any event occurs with respect to Leo, or any change occurs with respect to other information supplied by Leo for inclusion in the Form S-4 and the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 and the Proxy Statement, Leo shall promptly notify the Company of such event, and the Company and Leo shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 and the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Leo’s shareholders and the Company’s Stockholders. Nothing in this Section 7.14(c) shall limit the obligations of any party under Section 7.14(a).

(d)    If prior to the Closing, any event occurs with respect to any member of the Company Group, or any change occurs with respect to other information supplied by the Company for inclusion in the Form S-4 and the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 and the Proxy Statement, the Company shall promptly notify Leo of such event, and the Company and Leo shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 and the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Leo’s shareholders and the Company’s Stockholders. Nothing in this Section 7.14(d) shall limit the obligations of any party under Section 7.14(a).

(e)    Leo shall, as soon as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Leo Shareholders Meeting for the sole purpose of seeking the Leo Shareholder Approvals. Leo shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to Leo’s shareholders and to hold the Leo Shareholders Meeting as soon as reasonably practicable after the earlier of clearance by the SEC of the Proxy Statement, (ii) solicit the Leo Shareholder Approvals (including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the Leo Shareholder Approvals) and (iii) upon receipt of the Leo Shareholder Approvals, consummate the Domestication. Leo shall, through the board of directors of Leo, recommend to its shareholders that they give the Leo Shareholder Approvals and shall include such recommendation in the Proxy Statement. Notwithstanding the foregoing provisions of this Section 7.14(e), (1) the Leo Shareholders Meeting shall in any event be held not more than 45 days after the date on which the Proxy Statement is mailed to Leo’s shareholders, and (2) if on a date for which the Leo Shareholders Meeting is scheduled, Leo has not received proxies representing a sufficient number of shares of Leo Common Stock to obtain the Leo Shareholder Approvals, whether or not a quorum is present, Leo shall have the right to make one or more successive postponements or adjournments of the Leo Shareholders Meeting, provided that (excluding any adjournments or postponements required by applicable Law) the Leo Shareholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Leo Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

(f)    Sponsor, as a stockholder of Leo, shall vote in favor of this Agreement.

(g)    As promptly as practicable following the date hereof, the Seller shall (after reasonable consultation with Leo) provide to Leo (i) the names and biographies of five (5) directors nominated by the Seller (the “Seller Nominees”) and (ii) the names of the officers of the Surviving Company, which shall be appointed by Leo at or prior to the Effective Time. Prior to the Closing, Leo shall obtain irrevocable resignations from all current directors on the board of directors of Leo and shall appoint the Seller Nominees, in each case effective as of the Closing.

(h)    As promptly as practicable following the date hereof, Sponsor shall (after reasonable consultation with Leo) provide to Leo the names and biographies of three (3) directors nominated by Sponsor (the “Sponsor Nominees”). Prior to the Closing, Leo shall appoint the Sponsor Nominees as directors, effective as of the Closing.

7.15	Listing of Leo Common Stock

Leo will use its reasonable best efforts to cause the shares of Leo Common Stock constituting the Merger Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing. During the Interim Period, Leo shall use its reasonable best efforts to remain listed as a public company on the NYSE and will take all steps necessary to ensure Leo remains listed on the NYSE following the Domestication. During the Interim Period, Leo will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws. During the Interim Period, if Leo receives any written or, to the Knowledge of Leo, oral notice from NYSE that Leo has failed, or would reasonably be expected to fail, to meet the NYSE listing requirements as of the Closing or within six months thereafter for any reason, then Leo shall give prompt written notice of such NYSE notice to the Company, including a copy of any written notice received from NYSE or a summary of any oral notice received from NYSE.

7.16	Section 16 of the Exchange Act

Prior to the Closing, the board of directors of Leo, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of Leo Common Stock by Leo, in each case, pursuant to this Agreement and the Related Documents to any officer, director or shareholder (by reason of “director by deputization”) of the Company who is expected to become a “covered person” of Leo for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

7.17	Notification of Certain Matters

During the Interim Period, each of the parties shall give prompt notice to the other parties if such party or its Affiliates discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed. No such notice shall constitute an acknowledgement or admission by the party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.18	Affiliate Agreements

Other than the Related Documents and Contracts set forth on Section 7.18 of the Company Disclosure Schedules or entered into in compliance with Section 7.1(b) prior to the Closing, at the Closing, the Seller shall cause all agreements between the Seller or any Affiliate of the Seller and any member of the Company Group, including the Management Agreement, to be terminated without any further liability, except that any fees and expenses which were accrued and unpaid pursuant to the terms of the Management Agreement through the Closing Date and the rights to indemnification set forth therein shall survive any such termination in accordance with their terms.

7.19	Release

(a)    Effective upon and following the Closing, Leo, on its own behalf and on behalf of the Surviving Company, the Company and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the Seller, its Affiliates and each of its and its Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Seller Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any member of the Company Group occurring prior to the Closing (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Seller Released Parties; provided, however, that nothing in this Section 7.19 shall release the Seller Released Parties from their obligations under this Agreement or the other Related Documents.

(b)    Effective upon and following the Closing, the Seller, on its own behalf and on behalf of the Company and the Surviving Company and each of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Leo, the Surviving Company and the Company, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Leo Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any member of the Company Group occurring prior to the Closing (other than as contemplated by this Agreement, including with respect to Section 7.8 hereof); provided, however, that nothing in this Section 7.19 shall release the Leo Released Parties from (i) obligations under this Agreement or the Related Documents, (ii) obligations under any agreement set forth on Section 7.19(b) of the Company Disclosure Schedules, (iii) any right to indemnification or exculpation under any agreements or organizational documents of the Company or (iv) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Company in effect as of the date of this Agreement and consistent with past practice.

(c)    Effective upon and following the Closing, Leo, on its own behalf and on behalf of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the Company, each of its Affiliates and each of their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Company Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company occurring prior to the Closing (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Company Released Parties; provided, however, that nothing in this Section 7.19 shall release the Company Released Parties from their obligations under this Agreement or the other Related Documents.

7.20	Seller Consent

The Seller shall deliver the Seller Consent to Leo within twenty-four (24) hours after the execution and delivery of this Agreement.

7.21	No Claim Against Trust Amount

Notwithstanding anything else in this Agreement, the Company and the Seller acknowledge that they have read the Prospectus and understand that Leo has established the Trust Account for the benefit of Leo’s public shareholders and that Leo may disburse monies from the Trust Account only (a) to Leo’s public shareholders in the event they elect to have their shares redeemed in accordance with Leo Governing Documents and/or the liquidation of Leo, (b) to Leo after, or concurrently with, the consummation of a Business Combination, (c) to Leo in limited amounts for its operating expenses and Tax obligations incurred in the ordinary course of business, (d) as repayment of loans and reimbursement of expenses to directors, officers and founding shareholders of Leo and (e) to third parties (e.g., professionals, printers, etc.) who have rendered services to Leo in connection with its operations and efforts to effect a Business Combination. All liabilities and obligations of Leo due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (x) to Leo’s public shareholders in the event they elect to have their shares redeemed in accordance with Leo

Governing Documents and/or the liquidation of Leo, (y) to Leo after, or concurrently with, the consummation of a Business Combination, and (z) to Leo in limited amounts for its operating expenses and tax obligations incurred in the ordinary course of business. The Company and the Seller further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by February 15, 2020, Leo will be obligated to return to its shareholders the amounts being held in the Trust Account, unless such date is otherwise extended. Upon the Closing, Leo shall cause the Trust Account to be disbursed to Leo and as otherwise contemplated by this Agreement. Accordingly, the Company and the Seller, for each of themselves and their respective subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by Leo for any reason whatsoever, including to a breach of this Agreement by Leo or any negotiations, agreements or understandings with Leo (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement. This paragraph will survive the termination of this Agreement for any reason.

7.22	Subscription Agreements

Leo shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner materially adverse to the Seller. Leo shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to Leo in the Subscription Agreements and otherwise comply with its obligations thereunder, (b) in the event that all conditions in the Subscription Agreements (other than conditions that Leo or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing and (c) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Leo or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute to Leo the applicable portion of the PIPE Investment set forth in the Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, Leo shall give the Seller, prompt (and, in any event within three (3) Business Days) written notice: (i) of any amendment to any Subscription Agreement (together with a copy of such amendment), (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Leo; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (iv) if Leo does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1	Conditions to Each Party’s Obligations

The respective obligations of each party to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction or written waiver, in whole or in part, to the extent such conditions can be waived (to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a)    Regulatory Approvals. All required waiting periods or approvals applicable to this Agreement and the transactions contemplated hereby under the HSR Act and all applicable Antitrust Laws shall have expired, been received or terminated and the approvals set forth in Section 8.1(a) of the Company Disclosure Schedules shall have been obtained.

(b)    No Injunctions or Restraints. No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

(c)    The Merger. The Merger shall have been consummated substantially simultaneously pursuant to the terms of this Agreement and the Related Documents.

(d)    Leo Required Shareholder Approvals.    The Leo Required Shareholder Approvals shall have been obtained.

(e)    Domestication. The Domestication shall have been consummated immediately prior to the Effective Time.

(f)    PIPE Investment. The PIPE Investment shall have been consummated immediately prior to the Effective Time in accordance with the terms set forth in the applicable Subscription Agreements.

8.2	Conditions to Obligations of Leo

The obligations of Leo to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction (or written waiver by Leo, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

(a)    Representations and Warranties of the Seller. (i) The representations and warranties of the Seller set forth in Sections 4.1(a), 4.2 (except for errors which are de minimis in aggregate), and 4.3 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), and (ii) the other representations and warranties of the Seller set forth in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(b)    Representations and Warranties of the Company. (i) The Fundamental Representations (excluding all of Section 5.17 other than the second sentence of Section 5.17(b)), shall be true and correct in all respects (except in respect of the representations and warranties set forth in Section 5.2(a)-(c), for errors which are de minimis in aggregate) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified) and (ii) the other representations and warranties of each Company set forth in Article V (including, for the avoidance of doubt, Section 5.17 other than the second sentence of Section 5.17(b)) of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(c)    Performance of Obligations of the Company. The Company and the Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company or the Seller prior to or at the time of the Closing.

(d)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event, circumstance, change, development or effect have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(e)    Net Tangible Assets. Leo shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Closing.

8.3	Conditions to the Obligations of the Seller and the Company

The obligations of the Seller and the Company to consummate the Merger and the transactions contemplated hereby are subject to the satisfaction (or written waiver by the Seller, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

(a)    Representations and Warranties of Leo. (i) The representations and warranties of Leo and set forth in Sections 6.1, 6.2, 6.3 and 6.16 shall be true and correct in all respects (except in respect of the representations and warranties set forth in Section 6.2, for errors which are de minimis in aggregate) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified) and (ii) the other representations and warranties of Leo set forth in ARTICLE VI of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on Leo.

(b)    Performance of Obligations of Leo. Leo shall have performed or complied in all respects with all obligations and covenants required by this Agreement to be performed or complied with by Leo prior to or at the time of the Closing.

(c)    Trust Account and Proceeds. At the Closing Date, after giving effect to (i) the redemptions each holder of Leo Common Stock is entitled to pursuant to Leo’s Amended and Restated Certificate of Incorporation and Leo’s Bylaws and (ii) the PIPE Investments, the Cash Proceeds shall equal no less than $250,000,000.

(d)    Surrendered Shares. The transactions contemplated by the Sponsor Shares Surrender Agreement shall have been consummated.

(e)    Listing of Stock Consideration. Leo Common Stock to be issued as Merger Consideration shall have been approved for listing on the NYSE.

(f)    Trust Account. (i) Leo shall have made all necessary arrangements with the Trustee to cause the Trustee to disburse all of the funds contained in the Trust Account available to Leo to be released to Leo at the Closing; (ii) all of such funds in the Trust Account available to Leo shall be released to Leo for payment of the Transaction Costs and the repayment of the Funded Indebtedness at the Closing as provided for in this Agreement; and (iii) there shall be no Action pending or threatened by any Person (not including the Seller and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a material adverse effect on Leo’s ability to perform its obligations hereunder.

8.4	Frustration of Closing Conditions

Neither Leo, the Seller nor the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 7.4.

ARTICLE IX

TERMINATION

9.1	Termination

(a)    This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)    by mutual written consent of the Seller and Leo;

(ii)    by either the Seller or Leo, if the Closing does not occur prior to September 13, 2019 (the “Outside Date”) (other than as a result of the terminating party’s failure to comply with its obligations under this Agreement which has resulted in the failure to satisfy a condition set forth in Article VIII);

(iii)    by Leo, upon written notice to the Seller, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2, (B) cannot be or has not been cured within 30 days following delivery by Leo of written notice to the Seller (or such lesser period remaining prior to the date that is one day prior to the Outside Date) of such breach or failure to perform and (C) has not been waived by Leo; provided, that Leo shall not be entitled to terminate this Agreement pursuant to this Section 9.1(a)(iii) if, at the time of such termination, Leo is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 8.1 or Section 8.3 as applicable, would not have been satisfied;

(iv)    by the Seller, upon written notice to Leo, if Leo breaches or fails to perform in any respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.3, (B) cannot be or has not been cured within 30 days following delivery by the Seller of written notice to Leo (or such lesser period remaining prior to the date that is one day prior to the Outside Date) of such breach or failure to perform and (C) has not been waived by the Seller; provided, that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.1(a)(iv) if, at the time of such termination, the Seller is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 8.1 or Section 8.2 as applicable, would not have been satisfied;

(v)    by either Leo or the Seller if there shall be in effect a final non-appealable Law or injunction preventing the consummation of the transactions contemplated hereby; provided, that neither Leo nor the Seller shall have the right to terminate this Agreement pursuant to this Section 9.1(a)(v) if any action of such party or failure of such party to perform or comply with its obligations under this Agreement shall have caused such Law or injunction and such action or failure to perform constitutes a breach of this Agreement;

(vi)    by Leo, if the Seller Consent is not delivered to it within 24 hours after the execution and delivery of this Agreement; or

(vii)    by the Seller or Leo, if Leo Required Shareholder Approvals are not granted at the Leo Shareholders Meeting.

(b)    In the event of termination by Leo pursuant to this Section 9.1, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be abandoned, without further action by any party. If the transactions contemplated by this Agreement are abandoned as provided herein:

(i)    Leo shall, and shall cause its Representatives and financing sources to, return to the Company all Evaluation Material received from or on behalf of any member of the Company Group relating to the Business or the transactions contemplated hereby and any copies thereof, whether so obtained before or after the execution hereof; and

(ii)    Notwithstanding the return of any Evaluation Material in accordance with Section 9.1(b)(i), all Evaluation Material received by Leo and its Representatives shall continue to be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

9.2	Effect of Termination

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 9.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of this Section 9.2 and Sections 4.4, 5.20, 6.16, 7.3, 7.5(a), 7.7, 7.12(b), 7.21, Article X and any corresponding definitions set forth in Annex I. Nothing in this Section 9.2 shall be deemed to release any party from any liability for any Intentional Breach by such party of the terms and provisions of this Agreement prior to such termination.

ARTICLE X

GENERAL PROVISIONS

10.1	[Reserved]

10.2	Survival and Indemnification

(a)    Except for the Fundamental Representations, the representations and warranties and the covenants to be performed at or prior to the Closing, in each case, set forth in this Agreement, any Related Document or in any document delivered in connection herewith or therewith shall terminate and be of no further force and effect from and after the Closing;

provided, that for the avoidance of doubt, all covenants or agreements of the parties that by their terms require performance after the Closing shall survive the Closing in accordance with their terms.

(b)    The Fundamental Representations shall survive the Closing and the consummation of the transactions contemplated by this Agreement and the Related Documents until the fourth (4th) anniversary of the Closing Date and notwithstanding the foregoing, (i) any representation or warranty that would otherwise terminate in accordance with the immediately preceding sentence shall survive and continue in full force and effect if a notice shall have been timely given under Sections 10.2(e) and 10.2(f) on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Section 10.2, and (ii) the obligations of the Seller to indemnify and hold harmless the Leo Indemnified Parties for any claim based on or arising out of any claim for Fraud shall not terminate.

(c)    Subject to the limitations set forth in this Section 10.2, the Seller shall indemnify and hold harmless Leo and each of its respective Affiliates, and each of the officers, directors, managers, equityholders, partners, employees, agents and representatives of the foregoing, and any Person claiming by or through any of them, in each case as determined immediately prior to the Effective Time (each, a “Leo Indemnified Party”), against and in respect of any and all claims, costs, Taxes, expenses, damages, liabilities or losses (including attorneys’ fees and other costs and expenses incident to any Action, but subject to Section 10.14, “Damages”) arising out of, resulting from, or incurred in connection with any inaccuracy or breach of (i) any Fundamental Representation made by the Seller in Article IV or (ii) any Fundamental Representation made by the Company in Article V (in each case, the existence of such inaccuracy or breach, and in each case, the Damages related thereto, to be determined without regard to any qualifications therein referencing the terms “materiality,” “Material Adverse Effect,” “Knowledge” or other terms of similar import or effect); provided, however, that (A) the cumulative indemnification obligations of the Seller under Section 10.2(c) for Damages arising out of, resulting from, or incurred in connection with any inaccuracy or breach of any Fundamental Representation made by the Seller in Article IV or made by the Company in Article V shall in no event exceed the Cap except for any claim for indemnification based on Fraud.

(d)    Each Leo Indemnified Party shall use its commercially reasonable efforts to pursue and collect on any recovery available under any applicable insurance policies prior to seeking indemnification from the Seller under this Section 10.2. The indemnification obligations of the Seller under this Section 10.2 shall be reduced by any and all amounts actually recovered by any Leo Indemnified Party under applicable insurance policies or from any other Person responsible for such Damages (net of any actual expenses incurred by such Leo Indemnified Party in connection with such recovery). If a Leo Indemnified Party actually receives any amounts under applicable insurance policies or from any other Person responsible for any Damages subsequent to an indemnification payment by the Seller, then such Leo Indemnified Party shall promptly reimburse the Seller for any reasonable and documented out-of-pocket payment made or expense incurred by the Seller in connection with providing such indemnification up to the amount received by the Leo Indemnified Party, net of any actual expenses incurred by such Leo Indemnified Party in collecting such amount.

(e)    In the case of any claim for indemnification arising from a claim of a third party (a “Third-Party Claim”), a Leo Indemnified Party shall give prompt written notice to the Seller (a “Notice of Claim”) of any claim or demand for which such Leo Indemnified Party has knowledge and as to which it may request indemnification hereunder (provided that no delay on the part of the Leo Indemnified Party in notifying the Seller shall relieve the Seller from any indemnification obligation hereunder unless the Seller is actually materially prejudiced as a result of such delay). With respect to any Third-Party Claim, the Notice of Claim shall describe the facts and circumstances giving rise to such claim, the basis upon which indemnity is being sought and the amount or estimated amount of such claim (to the extent then reasonably determinable by the Leo Indemnified Party) and shall include copies of any documents served on the Leo Indemnified Party with respect to such Third-Party Claim. Except as otherwise provided herein, the Seller shall have the right to defend and to direct the defense against any such Third-Party Claim (other than any Third-Party Claim that constitutes or arises out of an Action relating to Taxes), in its name or in the name of the Leo Indemnified Party, as the case may be, at the expense of the Seller, and with counsel selected by the Seller; provided, however, that the Seller shall not be entitled to assume the defense or control of a Third-Party Claim (and the Leo Indemnified Party shall be entitled to have sole control over the defense of such Third-Party Claim) if (i) such Third-Party Claim involves any criminal proceeding, action, indictment, allegation or investigation or (ii) counsel to the Leo Indemnified Party shall have reasonably concluded that (A) there is a conflict of interest other than the indemnity obligations between the Leo Indemnified Party and the Seller in the conduct of the defense of such Third-Party Claim (other than any conflict of interest arising out of the indemnification rights and obligations of the parties hereunder) or (B) the Leo Indemnified Party has one or more defenses not available to the Seller; provided, further, that in the event any Third-Party Claim is brought or asserted that (together with all other claims against the Seller that are subject to unresolved Notices of Claim) seeks recovery in excess of the then remaining portion of the Cap, the Leo Indemnified Party may elect to participate in a joint defense of such Third-Party Claim at the expense of such Leo Indemnified Party and with counsel reasonably satisfactory to both parties. The Leo Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel employed at its own expense; provided, however, that in the case of any Third-Party Claim described in clause (i) and (ii) above or as to which the Seller shall not in fact have employed counsel to assume the defense of such Third-Party Claim, the reasonable and documented out-of-pocket fees and disbursements of such counsel shall be at the expense of the Seller. No compromise or settlement of any Third-Party Claim may be effected by the Seller without the Leo Indemnified Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed) unless (x) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such Leo Indemnified Party or its Affiliates and (y) each Leo Indemnified Party that is party to such Third-Party Claim is fully and unconditionally released from liability with respect to such claim. The Seller shall have no indemnification obligations with respect to any Third-Party Claim which shall be settled by the Leo Indemnified Party without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)    In the event that a Leo Indemnified Party determines that it has a claim for Damages against a Seller under this Section 10.2 other than as a result of a Third-Party Claim (an “Inter-Party Claim”), the Leo Indemnified Party shall promptly deliver to the Seller a Notice of Claim with respect to such Inter-Party Claim, which Notice of Claim shall describe the facts and circumstances giving rise to such claim, the basis upon which indemnity is being sought and the amount or estimated amount of such claim (to the extent then reasonably determinable by the Leo Indemnified Party) (provided that no delay on the part of the Leo Indemnified Party in notifying the Seller shall relieve the Seller from any indemnification obligation hereunder unless the Seller is actually materially prejudiced as a result of such delay). The Leo Indemnified Party will reasonably cooperate and assist the Seller in determining the validity of any claim for indemnity by the Leo Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation will include, subject to advance notice by the Seller, providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters. The Seller shall notify the Leo Indemnified Party within fifteen (15) days following its receipt of a Notice of Claim if the Seller disputes its liability to the Leo Indemnified Party under this Section 10.2. If the Seller has timely disputed its liability with respect to such claim as provided above, the Seller and the Leo Indemnified Party shall negotiate in good faith to resolve such dispute. If no notice of dispute is delivered by the Seller within fifteen (15) days of the Seller’s receipt of the Notice of Claim or such dispute remains unresolved as of the fifteenth (15th) day after receipt by Leo of the Seller’s timely delivery of its notice of dispute, the Leo Indemnified Party shall have the right to commence an Action against the Seller to seek to enforce its purported rights to indemnification from and against any Damages that are the subject of such Notice of Claim.

(g)    Promptly and in any event within five (5) Business Days following the final determination of the amount of any Damages payable by the Seller to any Leo Indemnified Party pursuant to the indemnification obligations of the Seller under this Section 10.2, the Seller shall, subject to the Cap, pay to Leo or such Leo Indemnified Party the amount of such Damages as so determined by wire transfer of immediately available funds to a bank account designated in writing by Leo or such Leo Indemnified Party, provided that notwithstanding the foregoing, nothing herein shall limit claims or remedies for Fraud.

(h)    Leo acknowledges and agrees that, should the Closing occur, its and each Leo Indemnified Party’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Related Documents, the transactions contemplated hereby and thereby, the Company Group and their respective assets and liabilities, the Company Stock shall be pursuant to the indemnification provisions set forth in this Article X; provided that notwithstanding the foregoing, nothing herein shall limit claims or remedies for Fraud or specific performance.

(i)    Solely for the purposes of this Section 10.2, by execution and approval of the transactions contemplated hereby and pursuant to the Leo Shareholder Approvals, Sponsor shall be appointed as the representative and attorney-in-fact of all shareholders of record of Leo as of immediately prior to the date hereof in their capacities as a Leo Indemnified Party, with full power and authority, including power of substitution, to act on behalf of such Leo Indemnified Party under this Section 10.2, which Sponsor may deem necessary or advisable, or which may be required pursuant to this Section 10.2 and the performance of all obligations under this Section 10.2 following the Closing, including, but not limited to, the exercise of the power to: (i) give and receive notices and communications to or from such Leo Indemnified Party relating to this Section 10.2; (ii) negotiate, settle, compromise and otherwise handle any claims for indemnification under this Section 10.2 on behalf of each such Leo Indemnified Party under this Section 10.2, (iii) to do each and every act and exercise any and all rights which each such Leo Indemnified Party is, or collectively are, permitted or required to do or exercise under Section 10.2, and (iv) take all actions necessary or appropriate in the judgment of Sponsor for the accomplishment of the foregoing. Sponsor shall have the authority and power to act on behalf of each such Leo Indemnified Party with respect to the disposition, settlement or other handling of all claims under this Section 10.2 and all rights or obligations arising hereunder. Such Leo Indemnified Parties shall be bound by all actions taken and documents executed by Sponsor in connection with this Section 10.2, and the Seller shall be entitled to rely on any action or decision of Sponsor related thereto. Sponsor shall receive no compensation for its services. Notices or communications to or from Sponsor with respect to this Section 10.2 shall constitute notice to or from each such Leo Indemnified Party. In performing the functions specified in this Section 10.2(i), Sponsor shall not be liable to any such Leo Indemnified Party for any damages, losses or liabilities whatsoever, other than actual losses that are determined by a final, nonappealable judgement of Delaware court to have been primarily caused by the willful misconduct of Sponsor.

10.3	Notices

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, facsimile, electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand, facsimile or electronic mail, or if mailed, three days after mailing (one Business Day in the case of overnight courier service), as follows:

(a)    if to Leo to:

Leo Holdings Corp.

21 Grosvenor Place

London, SW1X 7HF

United Kingdom

Facsimile: +44 (0) 20 7201 2222

Email: brown@lioncapital.com

Attention: Simon Brown, Secretary

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Facsimile:        (212) 446-4900

Email:              christian.nagler@kirkland.com

peter.seligson@kirkland.com

Attention:        Christian O. Nagler

Peter S. Seligson

and

Kirkland & Ellis LLP

333 South Hope Street

Los Angeles, CA 90071

Facsimile:        (213) 680-8500

Email:              damon.fisher@kirkland.com

luke.guerra@kirkland.com

Attention:        Damon Fisher, P.C.

Luke Guerra, P.C.

(b)    if, prior to the Closing, to the Company, to:

c/o Apollo Management VIII, L.P.

9 West 57th Street, 43rd Floor

New York, NY 10019

Facsimile:        (646) 607-0528

Email:              lmedley@apollolp.com

Attention:        Laurie Medley

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Facsimile:        (212) 309-6001

Email:              robert.robison@morganlewis.com

andrew.milano@morganlewis.com

adam.benbassat@morganlewis.com

Attention:        Robert G. Robison

Andrew L. Milano

Adam Benbassat

10.4	Severability

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.5	Specific Performance

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and the Related Documents and to enforce specifically the terms and provisions of this Agreement and the Related Documents.

10.6	Entire Agreement

This Agreement, the Related Documents and the Confidentiality Agreement (including the Exhibits and Schedules hereto and thereto) contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. No party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Documents or the Confidentiality Agreement.

10.7	Assignment

This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties hereto, in whole or in part (including by operation of law in connection with a merger or consolidation or conversion of Leo, other than the Domestication), without the prior written consent of the other parties, which any such party may withhold in its absolute discretion.

10.8	No Third-Party Beneficiaries

Except as set forth in the last sentence of this Section 10.8 and Section 10.2, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, (a) each of the Related Parties shall be a third-party beneficiary of the provisions set forth in Section 10.13 and (b) if the Merger is consummated, (i) each of the D&O Indemnified Persons shall be a third-party beneficiary of the provisions set forth in Section 7.8 and (ii) the Seller’s and the Company’ Representatives shall be third-party beneficiaries of the last sentence of Section 7.5(a).

10.9	Amendment

This Agreement may be amended by the parties to this Agreement at any time before the Closing, by an instrument in writing signed on behalf of each party, and any purported amendment, modification or supplement by any of the parties in any manner that does not comply with this Section 10.9 shall be void and of no force and effect.

10.10	Waiver

No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

10.11	Governing Law; Jurisdiction

(a)    This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)    Each party irrevocably agrees that any Action arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

10.12	Waiver of Jury Trial

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.

10.13	Recourse

All Actions, obligations or losses (whether in Contract, in tort, in Law or in equity, or granted by statute whether by or though attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as inducement to, this Agreement), (iii) any breach or violation of this Agreement and (iv) any failure of the Merger or any other transaction contemplated by this Agreement to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties may be partnerships or limited liability companies, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement, any Related Document or any documents or instruments delivered in connection with this Agreement or any Related Document shall be had against any party’s Affiliates or any of such party’s or such parties Affiliates’ former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than the parties hereto and each of their respective successors and permitted assignees under this Agreement (and, in the case of any Related Document, the applicable parties thereto and each of their respective successors and permitted assigns), whether in Contract, tort, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 10.13 shall relieve or otherwise limit the liability of any party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under such agreements, documents or instruments.

10.14	Limitation on Damages

No party shall be liable for any punitive damages relating to the breach of this Agreement (except to the extent asserted against a party pursuant to a Third-Party Claim).

10.15	Disclosure Schedules

The information set forth in this Agreement and the Disclosure Schedules attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any party hereto to any Person (including any other party) of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding any provision of this Agreement or anything to the contrary contained in the Disclosure Schedules, the information and disclosures contained in any section or subsection of the Disclosure Schedules shall be deemed to be disclosed with respect to, and qualify, any representation or warranty of the Seller or any member of the Company Group to which the relevance of such information and disclosure is reasonably apparent on the face of such disclosure. The fact that any item of information is disclosed in any section or subsection of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement or is material to or outside the ordinary course of the business of any Seller or any member of the Company Group. Such information and the dollar thresholds set forth herein and therein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar qualifier in this Agreement. In addition, matters reflected in any section or subsection of the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

10.16	Interpretation

The headings set forth in this Agreement, in any Exhibit or Disclosure Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and the term “dollar” or “$” means lawful currency of the United States. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to a Section, Exhibit or Disclosure Schedule, such reference shall be to a Section of, or an Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The words “made available” and words of similar import refer to materials posted to the Data Room no later than 5:30 pm EST on April 6, 2019, provided that any such material that is subject to privilege or confidentiality restrictions has not been uploaded to the Data Room, but has been physically provided to Leo’s counsel prior to the date of this Agreement.

10.17	No Presumption Against Drafting Party

Each of the parties acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

10.18	Company and the Seller Privilege

The Seller has advised Leo that Morgan, Lewis & Bockius LLP (the “Firm”) has represented both the Company and the Seller prior to the Closing with respect to the transactions contemplated hereby (the “Pre-Closing Engagement”), and, recognizing that the Seller intends to engage the Firm to act as legal counsel to the Seller and its Affiliates after the Closing, Leo hereby waives, on its own behalf, and agrees to cause its Affiliates (including, to the extent permissible, the Surviving Company after the Closing), to waive any conflict of interest that may arise in connection with the Firm representing the Seller or any of its Affiliates after the Closing as it relates to the Pre-Closing Engagement. In light of the foregoing and subject to the following sentence, the Parties agree that any attorney-client privilege or attorney work-product to the extent recognized as such under applicable Law with respect to the Pre-Closing Engagement and all information and documents to the extent covered by such privilege or protection under applicable Law and all confidential communications solely between and documents solely exchanged by the Company Group, the Seller, their respective Affiliates, on one hand, and the Firm, on the other hand, with respect to the Pre-Closing Engagement (the “Privileged Communications”) shall belong to and be controlled by the Seller (and not the Company Group) and may be waived only by the Seller (and not the Company Group) and shall not pass to or be claimed or used by Leo, the Surviving Company or any of their respective Affiliates after the Closing. Accordingly, the Company Group shall not, without the Seller’s consent, have access to the files of the Firm relating to the Pre-Closing Engagement to the extent they constitute Privileged Communications. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Seller and its Affiliates (and not the Company Group) shall be the sole holders of the Privileged Communications with respect to the Pre-Closing Engagement, and no member of the Company Group shall be a holder thereof, (b) to the extent that files of the Firm in respect of the Pre-Closing Engagement constitute property of the Seller or Privileged Communications, only the Seller and its Affiliates (and not the Company Group) shall hold such property rights and (c) the Firm shall have no duty whatsoever to reveal or disclose any such Privileged Communications to any of the Company Group by reason of any attorney-client relationship between the Firm and the Company Group or otherwise. The Firm shall not disclose any Privileged Communications to any third parties (other than representatives, accountants and advisors of the Seller and its respective Affiliates; provided, that such representatives, accountants and advisors are instructed to maintain the confidence of the Privileged Communications).

10.19	Execution of Agreement

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

* * * *

IN WITNESS WHEREOF, the parties hereto have duly executed this Business Combination Agreement as of the date first written above.

LEO HOLDINGS CORP.

By:	/s/ Lyndon Lea
Name:	Lyndon Lea
Title:	Chairman and Chief Executive Officer

LEO INVESTORS LIMITED PARTNERSHIP, solely for purposes of Section 7.14(f) and 10.2(i)

By: Leo Investors General Partner Limited
Its: General Partner

By:	/s/ Simon Brown
Name:	Simon Brown
Title:	Director

QUESO HOLDINGS INC.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AP VIII CEC HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

ANNEX I

DEFINITIONS

Capitalized terms used but not defined in this Agreement have the respective meanings assigned to such terms below.

“2021 Earnout Shares” has meaning set forth in Section 2.4(b).

“2021 Share Price Target” has meaning set forth in Section 2.4(b).

“2022 Earnout Shares” has meaning set forth in Section 2.4(c).

“2022 Share Price Target” has the meaning set forth in Section 2.4(c).

“Action” means any action, claim, complaint, petition, suit, investigation, audit, mediation, litigation, arbitration or other proceeding whether civil or criminal, at law or in equity by or before any Governmental Authority or arbitrator.

“Additional Leo SEC Reports” has the meaning set forth in Section 6.6(a).

“Additional Seller Shares” means 1,050,000 shares of Leo Common Stock.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person; provided, however, that Apollo and its Affiliates (excluding members of any Company Group, but including other portfolio companies) shall be not be deemed to be Affiliates of any member of the Company Group.

“Agreement” has the meaning set forth in the preamble.

“Alternative Transaction” has the meaning set forth in Section 7.12(a).

“Anti-Corruption Laws” has the meaning set forth in Section 5.7(c).

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Apollo” has the meaning set forth in Section 5.17(b).

“Approval” means any consent, approval, authorization, waiver or Permit, or expiration or termination of an applicable waiting period.

“Assumed Option” has the meaning set forth in Section 2.3(a).

“Base Share Consideration” has the meaning set forth in Section 2.2(a)(i).

“Benefit Period” has the meaning set forth in Section 7.9(a).

“Benefit Plans” means each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each stock purchase, stock option, phantom interest, restricted stock unit, performance stock unit, other equity or equity-based incentives, severance, employment, change-of-control, transaction or retention, bonus, incentive, deferred compensation and other benefit plan, agreement, program, policy or commitment, whether or not subject to ERISA, (i) under which any current or former director, officer, employee or consultant of any member of the Company Group has any right to benefits from any member of the Company Group and (ii) which is maintained, sponsored or contributed to by any member of the Company Group or to which any member of the Company Group has any liability or makes or is required to make contributions with respect to such directors, officers, employees or consultant.

“Business” means the business and operations of the Company Group, as currently conducted or for which there are future plans for it to be conducted.

“Business Combination” means any merger, capital stock exchange, asset, stock purchase, reorganization or other similar business combination involving Leo and one or more businesses or entities.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest with respect to the Company), relating to a Business Combination.

“Business Day” means any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York are required or authorized by Law to be closed for business.

“Cap” means an amount equal to (a) the number of shares comprising the Merger Consideration received by the Seller, multiplied by (b) $10.00.

“Cash and Cash Equivalents” means as of any determination time, with respect to the Company Group, the aggregate amount of the Company Group’s cash and cash equivalents (including marketable securities, investment assets (including short term investments), cash-in-transit, checks and bank deposits) as of such time, calculated in accordance with GAAP. For the avoidance of doubt, Cash and Cash Equivalents shall (a) include any checks, drafts, wires and credit transactions deposited or made for the accounts of any member of the Company Group but not yet reflected as available in the accounts of such member of the Company Group and (b) be reduced by the amount of any outstanding checks or debit transactions written or made against the accounts of any member of the Company Group.

“Cash Proceeds” means the sum of (a) the amount of cash available for distribution in the Trust Account and (b) the total aggregate proceeds of the PIPE Investments received by Leo.

“CEC SEC Documents” has the meaning set forth in Article V.

“Certificate” has the meaning set forth in Section 2.1(a)(ii).

“Certificate of Merger” means a certificate of merger with respect to the Merger.

“Certifications” has the meaning set forth in Section 6.6(a).

“Change of Control” means any transaction or series of transactions the result of which is (a) the acquisition by any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then-outstanding securities of the Surviving Company, (b) a merger, consolidation, reorganization or other Business Combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act and the rules thereunder) acquiring at least 50% of the combined voting power of the then-outstanding shares of Leo Common Stock or the surviving Person outstanding immediately after such combination or (c) a sale of 50% or more of the aggregate fair value of the assets of the Surviving Company and its Subsidiaries or to which 50% or more of the Surviving Company’s and its Subsidiaries’ aggregate revenues, net income or earnings are attributable, in each case, excluding (i) a corporation or other entity owned, directly or indirectly, by the stockholders of the Surviving Company in substantially the same proportions as their ownership of stock of the Surviving Company or (ii) a “group” in which one or more of Apollo or its Affiliates directly or indirectly hold beneficial ownership of securities representing more than 50% of the total voting power held by such group.

“Class B Share Conversion Rights” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Plan” has the meaning set forth in Section 7.7.

“Company” has the meaning set forth in the preamble.

“Company Computer Systems” has the meaning set forth in Section 5.11(e).

“Company Disclosure Schedules” means the disclosure schedules of the Company delivered to Leo in connection with this Agreement.

“Company Group” means the Company and the Company Subsidiaries.

“Company Group Employees” has the meaning set forth in Section 7.9(a).

“Company Leases” has the meaning set forth in Section 5.18(a).

“Company Released Parties” has the meaning set forth in Section 7.19(c).

“Company Stock” has the meaning set forth in Section 2.1(a)(i).

“Company Stock Plan” means the Queso Holdings Inc. 2014 Equity Incentive Plan and any other Company equity incentive plans or arrangements.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 7.3(a).

“Contract” means any written or enforceable oral contract, agreement, franchise, license, sublicense, lease, use or occupancy agreement, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto), except any common law contracts with employees of any member of each Company Group.

“control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Current Policies” has the meaning set forth in Section 7.8(c).

“D&O Indemnified Persons” has the meaning set forth in Section 7.8(a).

“D&O Tail” has the meaning set forth in Section 7.8(c).

“Damages” has the meaning set forth in Section 10.2(c).

“Data Room” has the meaning set forth in Section 6.14(a).

“Development Agreement” means an agreement between the Company and a Franchisee under which the Franchisee has paid a one-time development fee for the right to open more than one restaurant or other facility under the “Chuck E. Cheese” or “Peter Piper Pizza” trade name within a designated geographical area and within a defined period of time.

“DGCL” has the meaning set forth in the recitals.

“Director Nomination Agreement” has the meaning set forth in the recitals.

“Disclosure Schedules” means each of the Company Disclosure Schedules, the Seller Disclosure Schedules and Leo Disclosure Schedules.

“Dissenting Shares” has the meaning set forth in Section 2.1(b).

“Domestication” has the meaning set forth in the recitals.

“Domestication Bylaws” means the Bylaws of Leo at the Domestication, in form and substance reasonably satisfactory to the Seller.

“Domestication Certificate of Incorporation” means the Certificate of Incorporation of Leo at the Domestication, in form and substance reasonably satisfactory to the Seller.

“Earnout Equity Value” means an amount equal to the sum of (a)(i) the Base Share Consideration, multiplied by (ii) $10, plus (b) the aggregate of (i) the exercise price per Share with respect to each Earnout Vested Option, multiplied by (ii) the total number of Shares for which such Earnout Vested Option is exercisable immediately prior to the Effective Time, in each case, as determined with respect to the applicable issuance of Earnout Shares.

“Earnout Pro Rata Share” means, for each Earnout Recipient, a percentage equal to (a) the total number of Shares owned by such Earnout Recipient immediately prior to the Effective Time, divided by (b) the total number of issued and outstanding Shares immediately prior to the Effective Time; provided, that, for purposes of clauses (a) and (b) above, (i) the applicable number of Shares shall, in each case, (A) exclude Shares to be canceled in accordance with Section 2.1(a)(i), and (B) include a number of Shares equal to (1) with respect to clause (a) above, the applicable Earnout Recipient’s Earnout Vested Option Shares, and (2) with respect to clause (b) above, the aggregate number of Earnout Vested Option Shares, in each case, as determined with respect to the applicable issuance of Earnout Shares.

“Earnout Recipients” means, collectively, (a) the Stockholders and (b) the holders of Earnout Vested Options; provided, that, with respect to each applicable issuance of Earnout Shares, each holder of such Earnout Vested Options shall only be deemed an Earnout Recipient with respect to such issuance of Earnout Shares (including for purposes of calculating the Earnout Vested Option Shares and the applicable Earnout Pro Rata Shares with respect to such issuance of Earnout Shares) to the extent such holder remains employed by the Surviving Company (or its Subsidiary) on the date of the issuance of the applicable Earnout Shares by the Surviving Company.

“Earnout Shares” has meaning set forth in Section 2.4(c).

“Earnout Value Per Share” means an amount equal to the quotient of (a) the Earnout Equity Value, divided by (b)(i) the number of Shares owned by the Stockholders immediately prior to the Effective Time, plus (ii) the aggregate number of Shares for which the Earnout Vested Options are exercisable immediately prior to the Effective Time, in each case, as determined with respect to the applicable issuance of Earnout Shares.

“Earnout Vested Option” means each Option that is vested in accordance with its terms immediately prior to the Effective Time; provided, that, with respect to each applicable issuance of Earnout Shares, each such vested Options shall only be deemed an Earnout Vested Option with respect to such issuance of Earnout Shares (including for purposes of calculating the Earnout Vested Options Shares and the applicable Earnout Pro Rata Shares with respect to such issuance of Earnout Shares) to the extent that (a) the holder of such vested Option remains employed by the Surviving Company (or its Subsidiary) on the date of the issuance of the applicable Earnout Shares by the Surviving Company and (b) the exercise price per share with respect to such vested Option is less than the applicable Earnout Value Per Share.

“Earnout Vested Option Shares” means, with respect to each Earnout Vested Option, a number of Shares equal to (a) the number of Shares for which such Earnout Vested Option is exercisable immediately prior to the Effective Time, multiplied by (b)(i)(A) the Earnout Value Per Share, minus (B) the exercise price per Share with respect to such Earnout Vested Option, divided by (ii) the Earnout Value Per Share, in each case, as determined with respect to the applicable issuance of Earnout Shares.

“Effective Time” has the meaning set forth in Section 1.2(b).

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, easement, right-of-way, deed of trust, hypothecation or restriction on transfer of title or voting, whether imposed by Contract, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.

“Enforceability Exceptions” has the meaning set forth in Section 4.3.

“Environmental Laws” has the meaning set forth in Section 5.14(a).

“ERISA” has the meaning set forth in the definition of “Benefit Plans”.

“ERISA Affiliate” has the meaning set forth in Section 5.12(c).

“Evaluation Material” means any (a) projections, predictions, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) that may be contained or referred to in the Disclosure Schedules or elsewhere or (b) information, documents or materials regarding the Business, the Company Stock or the assets and properties of the Company, including any information furnished or made available to Leo, its Affiliates or their respective Representatives in any confidential information memorandum or presentation, “data room,” “virtual data room,” management presentation or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibits” means the exhibits to this Agreement.

“Existing Credit Agreement” means that certain First Lien Credit Agreement, dated as of February 14, 2014, by and among the Company, CEC Entertainment, Inc., the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent.

“Export Control Laws” has the meaning set forth in Section 5.7(c).

“Financial Statements” has the meaning set forth in Section 5.5(a).

“Firm” has the meaning set forth in Section 10.18.

“Food Laws” has the meaning set forth in Section 5.15(a).

“Foreign Benefit Plan” has the meaning set forth in Section 5.12(k).

“Form S-4” has the meaning set forth in Section 7.14(a).

“Former Stockholder Indemnitor” has the meaning set forth in Section 7.8(b).

“Franchise Agreement” means any Contract between the Company or member of the Company Group and any other Person pertaining to the establishment and operation of a restaurant or other facility under the “Chuck E. Cheese” or “Peter Piper Pizza” trade name and otherwise using the Franchise System, including license agreements, option agreements, master franchise agreements, Development Agreements and any similar agreements, and including any addendum, amendment, extension or renewal thereof, and together with any guarantee or other instrument or agreement relating thereto.

“Franchise Disclosure Documents” means all of the uniform franchise offering circulars (or UFOCs), franchise disclosure documents and similar documents used in the offer and sale of franchises anywhere in the world by the Company Group in its efforts to comply with any Franchise Laws.

“Franchise Law” means the FTC Franchise Rule and any other domestic or foreign Law regulating the offer or sale of franchises, business opportunities, Company-assisted marketing plans, distributorships, independent marketing representative arrangements, or similar relationships, or governing the relationship between franchisor or franchisees, manufacturers and dealers, or grantors and distributors or independent marketing representatives, including those Laws that address the default, termination, nonrenewal or transfer of franchises, dealerships, distributorships and independent marketing representative arrangements.

“Franchise System” means the franchise system that the Company Group has developed and operates (or permits other Persons to operate) under the “Chuck E. Cheese” or “Peter Piper Pizza” trade name and otherwise using the Company’s or member of the Company Group’s Intellectual Property and business system.

“Franchisee” means a Person who, as of the date hereof, is a party to a Franchise Agreement.

“Franchises” means any grant under a Franchise Agreement of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark owned or licensed to the Company or any member of the Company Group, which constitutes a “franchise” as that term is defined (a) in the U.S., under (i) the FTC Franchise Rule, regardless of the jurisdiction in which the franchised business is located or operates in the U.S., or (ii) the Franchise Law, if any, applicable in the jurisdiction or jurisdictions in which the franchised business is located or operates, or the Franchisee is located, or (b) under any Law of a foreign country or jurisdiction.

“Fraud” means knowing and intentional fraud by the Seller or the Company in the making of a representation or warranty set forth in Article IV or Article V (including any “bringdown” certificate or other written confirmation of any such representation and warranty), and requires the following elements: (a) a false representation of fact in Article IV or Article V;

(b) with knowledge that such representation is false when made; (c) with the intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that party, in reasonable reliance upon such false representation, to take or refrain from taking action; and (e) causing that party to suffer damage by reason of such reliance. “Fraud” expressly excludes legal theories such as equitable fraud, promissory fraud and unfair-dealings fraud.

“FTC Franchise Rule” means the FTC trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising” 16 C.F.R. Section 436.1 et seq.

“Fundamental Representations” means the representations and warranties contained in Section 4.1(a) (Standing; Qualification and Power), Section 4.2 (Ownership), Section 4.3 Authority; Execution and Delivery; Enforceability), Section 4.4 (Brokers’ and Finders’ Fees), Section 5.1(a) (Standing; Qualification and Power), Section 5.2(a)-(c) (Capitalization of the Company and the Company Subsidiaries), Section 5.3 (Authority; Execution and Delivery; Enforceability), Section 5.17(b) (Related Person Transactions) and Section 5.20 (Brokers’ and Finders’ Fees).

“Funded Indebtedness” means the aggregate principal amount of, and accrued and unpaid interest on the Indebtedness evidenced by the Indenture.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Antitrust Authority” has the meaning set forth in Section 7.4(a).

“Governmental Authority” means any supranational, federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, court, commission, board, bureau or other authority or instrumentality, domestic or foreign or any arbitrator or arbitral panel (public or private).

“Hazardous Substances” means (i) any substance, material or waste that is listed, classified or regulated under any Environmental Laws as a pollutant or contaminant or as hazardous or toxic, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, per and polyfluoroalkyl substances radioactive material or radon or (iii) any other substance, material or waste that may give rise to liability or for which standards of conduct may be imposed under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments, (c) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as financing leases, (d) all obligations, contingent or otherwise, of such Person under banker’s acceptance, letters of credit or similar arrangements to the extent drawn as of the Closing Date, (e) and any unpaid bonuses, severance and obligations for deferred compensation, together with the employer’s portion of any employment Taxes associated with such payments, (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness or (ii) otherwise to guarantee a creditor against loss and (g) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including account and contract rights) owned by such person, even though such Person has not assumed or become liable for payment of such Indebtedness. Notwithstanding clauses (a) through (g) above and the requirements of GAAP with respect to the Company Group’s sale leaseback obligations, for purposes of this definition of Indebtedness, the amount of the Company Group’s sale leaseback obligations shall exclude any amounts arising under those Contracts listed on Section I(b) of the Company Disclosure Schedules.

“Indenture” means that certain Indenture, dated as of February 19, 2014, issued by CEC Entertainment, Inc., the Subsidiary Guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee.

“Intellectual Property” means intellectual property rights arising anywhere in the world, including, but not limited to: (i) trademarks, trade names, service marks, trade dress, logos, domain names and all registrations of and applications to register any of the foregoing, including the goodwill symbolized thereby or associated therewith; (ii) patents, patent applications, invention disclosures, and all reissues, divisional, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (iii) copyright rights and moral rights in original works of authorship, and copyright registrations and applications therefor; (iv) rights in proprietary computer software, programs and applications, including source code, object code, firmware and middleware; (v) rights in data and databases; (vi) rights of publicity; (vii) proprietary and confidential know-how and trade secrets; (viii) internet domain names and social media identifiers; and (ix) the right to recover for damages and profits for past and future infringement of any part of the foregoing.

“Intentional Breach” means a breach which has resulted from either (a) fraud or (b) a deliberate act or failure to act with actual knowledge that the act or failure to act constituted or would result in a breach.

“Inter-Party Claim” has the meaning set forth in Section 10.2(f).

“Interim Period” has the meaning set forth in Section 7.12(a).

“International Trade Control Laws” has the meaning set forth in Section 5.7(c).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” has the meaning set forth in Section 5.12(b).

“Knowledge of Leo” means the actual knowledge of Lyndon Lea and Robert Darwent, none of whom shall have any personal liability or obligations of inquiry or investigation regarding such knowledge.

“Knowledge of the Company” means the actual knowledge of Tom Leverton, James Howell, Roger Cardinale, Mahesh Sadarangani, Randy G. Forsythe, Ashley Zickefoose, Rudy Rodriguez and David Deck, none of whom shall have any personal liability or obligations of inquiry or investigation regarding such knowledge.

“Law” means any law (including Franchise Law and common law), statute, ordinance, rule, regulation, Order, writ, judgment, injunction, decree or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Leo” has the meaning set forth in the preamble.

“Leo Common Stock” means (a) prior to the Domestication, the Class A ordinary shares and Class B ordinary shares of Leo, (b) prior to the Effective Time, the Class A common stock and Class B Common Stock of Leo and (c) immediately following the Effective Time, the common stock of the Surviving Company.

“Leo Disclosure Schedules” means the disclosure schedules of Leo delivered to the Company and the Seller in connection with this Agreement.

“Leo Form 10-K” has the meaning set forth in Article VI.

“Leo Governing Documents” has the meaning set forth in the recitals.

“Leo Indemnified Party” has the meaning set forth in Section 10.2(c).

“Leo Released Parties” has the meaning set forth in Section 7.19(b).

“Leo Required Shareholder Approvals” means the Leo Shareholder Approvals set forth in clauses (a), (b) and (c) of the definition thereof, but in the case of clause (c), solely to the extent related to the amendments to Leo Governing Documents to (i) increase the number of authorized shares of Leo Common Stock and (ii) adopt a policy on corporate opportunities.

“Leo SEC Reports” has the meaning set forth in Section 6.6(a).

“Leo Securities” means the Leo Common Stock and the Leo Warrants, collectively.

“Leo Shareholder Approvals” means the approval by the affirmative vote of the holders of the requisite number of shares of Leo Common Stock, whether in person or by proxy at the Leo Shareholders Meeting (or any adjournment thereof) necessary to approve, as required by the certificate of incorporation of Leo in effect on the date hereof, Section 710 of the NYSE Listing Rules or other applicable Law, (a) the issuance by Leo of shares of Leo Common Stock in connection with the Merger, (b) the approval of this Agreement, the Related Documents and transactions contemplated hereby and thereby, including the Domestication and the Merger (and the change of Leo’s name in connection therewith), (c) the Subscription Agreements and the amendments to Leo Governing Documents contemplated by the Surviving Company Certificate of Incorporation and the Domestication, (d) the adoption and approval of the New Option Plan, (e) the appointment of the Seller Nominees to the board of directors of the Surviving Company as of the Effective Time in accordance with Section 7.14(g) and (f) any other matters necessary or advisable to effect the consummation of the transactions contemplated hereby.

“Leo Shareholders Meeting” means a duly held meeting of Leo’s shareholders for the purpose of the approval of the Merger and the transactions contemplated hereby (including the Domestication).

“Leo Warrants” has the meaning set forth in Section 6.2(b).

“Letter of Transmittal” has the meaning set forth in Section 2.2(b).

“Licensed Intellectual Property” means all material Intellectual Property related to the Business that is owned by a third party and licensed or sublicensed by any member of each Company Group.

“Lock-Up Agreement” has the meaning set forth in the recitals.

“Lookback Date” means the date that is three (3) years prior to the date hereof.

“Management Agreement” means that certain Management Agreement, dated January 15, 2014, by and between the Company and Apollo Management VIII, L.P.

“Material Adverse Effect” means any event, change, development or effect that, individually or in the aggregate with all other events, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect upon (a) the assets, liabilities, condition (financial or otherwise), the business or results of operations of the Company Group, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereunder in accordance with the terms and subject to the conditions set forth herein; provided that the following shall not be taken into account in determining whether a “Material Adverse Effect” shall have occurred: (i) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections, (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iv) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, (v) changes that are generally applicable to the industries or markets in which the Company Group operates, (vi) any change in the market price or trading volume of any indebtedness of any member of the Company Group (it being understood that the underlying causes of such change may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred), (vii) any failure of the Company Group to meet any internal or public projections, forecasts, budgets or estimates of or relating to the Company Group for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of such decline or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred), (viii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (ix) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, (x) any Action required to occur pursuant this Agreement or the transactions expressly contemplated by this Agreement, (xi) the execution, announcement, performance or existence of this Agreement, in each case in accordance with the terms of this Agreement, the identity of the parties hereto or any of their respective Affiliates, Representatives or financing sources, (xii) the taking of any action by the Company Group expressly required by the terms of this Agreement, including the failure to take any action restricted by this Agreement (but excluding effects resulting from the Closing), (xiii) any actions taken, or not taken, with the consent, waiver or at the request of Leo or any action taken to the extent expressly permitted by this Agreement, (xiv) any actions taken by Leo or any of its Affiliates or any of their respective Representatives or financing sources after the date of this Agreement or (xv) any matters disclosed in the Disclosure Schedules; provided, however, that with respect to each of clauses (i) through (v), any event, development, occurrence, fact, condition, or change referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, development, occurrence, fact, condition, or change has a disproportionate effect on the Company Group compared to other participants in the industries in which the Company Group primarily conducts its Business.

“Material Contract” has the meaning set forth in Section 5.16(a).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.2(a)(i).

“Merger Consideration Per Share” has the meaning set forth in Section 2.2(a)(ii).

“New Option Plan” means the new omnibus equity incentive plan for the Surviving Company, in form and substance reasonably acceptable to Leo and the Company, that provides for the grant of awards to employees and other service providers of the Surviving Company and its Subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on Leo Common Stock with a total pool of awards of Leo Common Stock to be determined by the Seller in good faith consultation with Leo and based on the opinion and advice of a third-party pay governance advisor.

“Notice of Claim” has the meaning set forth in Section 10.2(e).

“NYSE” means the New York Stock Exchange.

“Option” means all options to purchase Shares (whether granted by the Company pursuant to the Company Stock Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Order” means any writ, award, determination, settlement, stipulation, injunction, judgment, decree, order, ruling, subpoena, notice of violation or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction, in each case whether preliminary or final.

“Outside Date” has the meaning set forth in Section 9.1(a)(ii).

“Owned Intellectual Property” has the meaning set forth in Section 5.11(a).

“Owned Real Property” has the meaning set forth in Section 5.18(a).

“Permit” means any permit, license, approval, franchise, consent, registration, variance, certification, endorsement or qualification granted by or obtained from any Governmental Authority pursuant to Law.

“Permitted Encumbrances” means (a) those Encumbrances set forth in Section I(c) of the Company Disclosure Schedules, (b) those Encumbrances reflected in reserved against or otherwise disclosed on the Financial Statements, (c) mechanics’, carriers’, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of such Business or which not yet delinquent or are being contested in good faith by appropriate filings, (d) Encumbrances arising in connection with financing incurred in the ordinary course of the Business consistent with past practice to acquire equipment acquired to satisfy express requirements pursuant to Contracts with customers, original purchase price conditional sales contracts and equipment leases and financing with third parties entered into in the ordinary course of such Business consistent with past practice, (e) statutory liens for Taxes, assessments and other governmental charges that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings, (f) all Encumbrances created by, arising under, or existing as a result of any Law applicable thereto, (g) all rights reserved to or vested in any Governmental Authority to control or regulate any asset or property in any manner and all Laws applicable to assets or properties, (h) Encumbrances that do not, individually or in the aggregate, materially impair such Business or the continued use or operation of the assets of the Company Group as currently used or operated, (i) easements, covenants, rights-of-way and other similar restrictions of record that do not, or would not reasonably be expected to, materially interfere any member of the Company Group’s present uses or occupancy of the subject real property, (j) any conditions that may be shown by a current, accurate survey or physical inspection of any parcel of real property owned or leased by any member of the Company Group made prior to Closing, (k) zoning, building, code, land use and other similar restrictions which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current occupancy of such real property or the operation of the businesses of the Company Group, which, individually or in the aggregate, do not materially impair the continued use, operation of and access to any parcel of real property owned or leased by any member of the Company Group in such Business, (l) Encumbrances which have been insured against by owner or leasehold title insurance policies benefitting any member of the Company Group owning or leasing the parcel of real property, (m) Encumbrances securing rental payments under capital leases, (n) to the extent terminated in connection with the Closing, Encumbrances securing payment, or other obligations, of any member of the Company Group with respect to Funded Indebtedness and (o) other Encumbrances arising in the ordinary course of the Business and not incurred in connection with the borrowing of money that are not, individually or in the aggregate, material to the Company Group.

“Person” means and includes any domestic or foreign individual, partnership, corporation, limited liability company, group, association, joint stock company, trust, estate, joint venture, unincorporated organization or any other form of business or professional entity or Governmental Authority (or any department, agency or political subdivision thereof).

“Personal Information” has the meaning set forth in Section 5.11(f)(i).

“PIPE Investment” has the meaning set forth in the recitals.

“PIPE Investors” has the meaning set forth in the recitals.

“Pre-Closing Engagement” has the meaning set forth in Section 10.18.

“Privacy Policy” has the meaning set forth in Section 5.11(f).

“Privileged Communications” has the meaning set forth in Section 10.18.

“Prohibited Party” has the meaning set forth in Section 5.7(d).

“Prospectus” means that certain final prospectus of Leo, dated February 12, 2018 prepared, filed and made available to the public in accordance with applicable securities law, rules and regulations.

“Proxy Statement” has the meaning set forth in Section 7.14(a).

“Real Property Lease” has the meaning set forth in Section 5.18(d).

“Registration Rights Agreement” has the meaning set forth in the recitals.

“Related Documents” means the Certificate of Merger, the Sponsor Shares Surrender Agreement, the Director Nomination Agreement, the Registration Rights Agreement, the Lock-Up Agreement, the Surviving Company Certificate of Incorporation, the Surviving Company Bylaws and such other agreements and documents contemplated by this Agreement, as amended, modified or supplemented from time to time.

“Related Party” and “Related Parties” has the meaning set forth in Section 10.13.

“Related Person” means, with respect to any Person, (i) any Affiliate of any member of such Person, (ii) any Person that beneficially owns at least 10% of the outstanding equity interests of such Person, or (iii) any parent, child, sibling or spouse who resides with, or is a dependent of, any Person described in clauses (i)-(ii) hereunder.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents and advisors (including accountants, consultants, investment bankers, legal counsel and other experts) and other representatives.

“Sanction” means any sanction administered or enforced by the Sanctions Laws.

“Sanctions Authority” means the United States of America (including U.S. Department of Treasury’s Office of Foreign Assets Control, Department of State and the Bureau of Industry and Security of the Department of Commerce), Her Majesty’s Treasury of the United Kingdom, the Council of the European Union, and the United Nations or its Security Council.

“Sanctions Laws” has the meaning set forth in Section 5.7(c).

“Schedules” means the schedules to this Agreement, including the Disclosure Schedules.

“SEC” means the Securities and Exchange Commission.

“Section 16” has the meaning set forth in Section 7.16.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Consent” has the meaning set forth in the recitals.

“Seller Disclosure Schedules” means the disclosure schedules of the Seller delivered to Leo in connection with this Agreement.

“Seller Nominees” has the meaning set forth in Section 7.14(g).

“Seller Related Party Transaction” has the meaning set forth in Section 4.7.

“Seller Released Parties” has the meaning set forth in Section 7.19(a).

“Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information protected by Law or Contract that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by or for the Business, including any classified information released or disclosed in connection with Contracts under the National Industrial Security Program, and any information about an individual that either contains data elements that identify the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual.

“Shares” means shares of Company Stock.

“Solvent” means, as of any date of determination and with regard to any Person, that (i) the sum of the assets of such Person and its Subsidiaries, on a consolidated basis, at a fair valuation exceeds their liabilities, including contingent, subordinated, unmatured, unliquidated and disputed liabilities, of such Person and its Subsidiaries, on a consolidated basis, (ii) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured, (iii) such Person and its Subsidiaries, on a consolidated basis, have sufficient capital and liquidity with which to conduct their businesses and such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital and (iv) such Person and its Subsidiaries, on a consolidated basis, have not incurred and does not plan to incur debts or liabilities beyond its ability to pay such debts as they mature or otherwise become due. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) a right to an equitable remedy for breach of performance to the extent such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsor” has the meaning set forth in the preamble.

“Sponsor Nominees” has the meaning set forth in Section 7.14(h).

“Sponsor Related Party Transaction” has the meaning set forth in Section 6.19.

“Sponsor Shares Surrender Agreement” has the meaning set forth in the recitals.

“Stockholder” means each Person (other than the Company) who holds Shares immediately prior to the Effective Time.

“Subscription Agreements” has the meaning set forth in the recitals.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person, of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Surrendered Shares” has the meaning set forth in the recitals.

“Surviving Company” has the meaning set forth in Section 1.2(a).

“Surviving Company Bylaws” has the meaning set forth in Section 1.3.

“Surviving Company Certificate of Incorporation” has the meaning set forth in Section 1.3.

“Surviving Company Plans” has the meaning set forth in Section 7.9(b).

“Tax” or “Taxes” means, with respect to any Person, all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Authority including any income, gross income, franchise, gross receipts, sales, use, ad valorem, transfer, real property, franchise, license, withholding, payroll, employment or windfall profits taxes, alternative or add-in minimum taxes or other tax of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority on such Person, whether disputed or not.

“Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any returns, reports, certificates, forms or similar statements or documents (including any related or supporting information or schedules attached thereto and any information returns, amended Tax returns, claims for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Tax Treatment of the Domestication” has the meaning set forth in the recitals.

“Tax Treatment of the Merger” has the meaning set forth in the recitals.

“Tax Treatment of the Transactions” has the meaning set forth in the recitals.

“Third-Party Claim” has the meaning set forth in Section 10.2(e).

“Trading Day” means any day on which the Surviving Company’s common stock are actually traded on the principal securities exchange or securities market on which the Surviving Company’s common stock are then traded.

“Transaction Costs” has the meaning set forth in Section 7.5(a).

“Transfer Taxes” has the meaning set forth in Section 7.5(b).

“Treasury Regulations” means the permanent and temporary income tax regulations promulgated under the Code, as may be amended from time to time (including corresponding provisions of successor Treasury Regulations).

“Trust Account” has the meaning set forth in Section 6.11(a).

“Trust Agreement” has the meaning set forth in Section 6.11(a).

“Trustee” has the meaning set forth in Section 6.11(a).

Exhibit A

Sponsor Shares Surrender Agreement

FORM OF SPONSOR SHARES SURRENDER AGREEMENT

April 7, 2019

Leo Holdings Corp.

21 Grosvenor Place

London, SW1X 7HF

United Kingdom

Re: Surrender of Shares

Reference is made to that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Business Combination Agreement”) among Leo Holdings Corp., a Cayman Islands exempted company (the “Company”), Queso Holdings Inc., a Delaware corporation (“Queso”), and AP VIII CEC Holdings, L.P., a Delaware limited partnership and solely for purposes of Sections 7.14(f) and 10.2(i) thereof, Leo Investors Limited Partnership, a Cayman limited partnership (the “Sponsor”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by the Company and the Sponsor in connection with the transactions contemplated by the Business Combination Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the consummation of the transactions contemplated by the Business Combination Agreement (other than those contemplated by paragraphs 1 to 3 of this Letter Agreement below) being conditions subsequent to the obligations of the parties to this Letter Agreement, the Sponsor and the Company hereby agree that:

1.	Immediately prior to, and conditioned upon, the Effective Time:

(a)    the Sponsor shall automatically irrevocably surrender and forfeit to the Company for no consideration, as a contribution to capital, 1,750,000 Class B ordinary shares of the Company (“Class B Shares”) (the “Forfeited Securities”); and

(b)    the Company shall immediately cancel the Forfeited Securities.

2.

Immediately following, and conditioned upon the consummation of the transaction described in paragraph 1 above, but prior to the Effective Time, the Sponsor shall, automatically and without any further action by the Sponsor and the Company, irrevocably waive the right to be issued 20% (to the nearest whole number) of the Class A ordinary shares of the Company (“Class A Shares”) into which, but for this paragraph, the Forfeited Securities would otherwise convert in accordance with Article 17 of the Leo Governing Documents.

3.

Accordingly, following and conditioned upon the consummation of the transactions described in paragraphs 1 and 2 above, the Company, at any time when, in accordance with Article 17 of the Leo Governing Documents, the Class B Shares convert to Class A Shares, shall not issue to holders of Class B Shares any Class A Shares the entitlement to which has been waived in accordance with paragraph 3 above.

The Sponsor hereby represents and warrants to the Company as of the date hereof as follows:

(i)     The Sponsor owns free and clear of all Encumbrances 4,910,000 shares of Leo Common Stock.

(ii)     There are no voting trusts, proxies, partnership or other Contracts with a limited partner or general partner of the Sponsor, investors’ rights Contracts, right of first refusal or co-sale Contracts, or registration rights Contracts or other agreements or understandings to which the Sponsor is bound with respect to voting of any equity interest of the Sponsor.

(iii)    The Sponsor has all requisite power and authority to execute and deliver this Letter Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Letter Agreement have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by the Sponsor. This Letter Agreement has been duly and validly executed and delivered by the Sponsor and, assuming this Letter Agreement has been duly authorized, executed and delivered by the other party hereto, this Letter Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of the Sponsor enforceable against it in accordance with its terms.

Sections 10.3, 10.4, 10.5, 10.6, 10.7, 10.9, 10.10, 10.11 and 10.12 of the Business Combination Agreement are incorporated by reference herein. Queso shall be an express third-party beneficiary to this Letter Agreement, and shall be entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party hereto. This Letter Agreement shall terminate, and have no further force and effect, if the transactions contemplated by the Business Combination Agreement (other than those contemplated by paragraphs 1 to 3 of this Letter Agreement above) are not consummated or the Business Combination Agreement is validly terminated in accordance with its terms prior to the Effective Time. This Letter Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below. Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

LEO INVESTORS LIMITED PARTNERSHIP

By:	Leo Investors General Partner Limited
Its:	General Partner

By:
Name:	Simon Brown
Title:	Director

Accepted and Agreed:

LEO HOLDINGS CORP.

By:
Name:	Lyndon Lea
Title:	Chairman and Chief Executive Officer

Exhibit B

Director Nomination Agreement

CHUCK E. CHEESE BRANDS INC.

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”) is made and entered into as of [●], 2019, by and between Chuck E. Cheese Brands Inc., a Delaware corporation (the “Company”), Leo Investors Limited Partnership, a Cayman limited partnership (the “Sponsor”), and AP VIII CEC Holdings, L.P. (the “Stockholder”). Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 2 hereof.

WHEREAS, the Company has agreed to permit the Stockholder, or its permitted assignees, as applicable, who, together with their respective Affiliates, will Beneficially Own approximately 51.5% of the Issued and Outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) at the Effective Time to designate up to five individuals for (i) appointment to the board of directors of the Company (the “Board”) at the Effective Time, and (ii) nomination for election to the Board thereafter, in each case, on the terms and conditions set forth herein.

WHEREAS, the Company has agreed to permit the Sponsor, who will Beneficially Own approximately 4.6% of the Issued and Outstanding shares of Common Stock at the Effective Time to designate up to three individuals for (i) appointment to the Board at the Effective Time, and (ii) nomination for election to the Board thereafter, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.    Board of Directors.

(a) The Company shall take all necessary and desirable actions within its control such that, as of the Effective Time, (i) the size of the Board is set at nine Directors, (ii) sufficient existing Directors resign or are removed from the Board such that seven Director positions are vacant immediately prior to the nomination and appointment of the Stockholder Directors and Sponsor Directors provided for in the following clauses, (iii) Lyndon Lea and [Robert Darwent] shall be retained on the Board as Sponsor Directors, (iv) Andrew S. Jhawar, Naveen R. Shahani, Allen Weiss, Peter Brown and [●] shall each be nominated and appointed as a Stockholder Director, (v) [●] shall be nominated and appointed as a Sponsor Director, (vi) Andrew S. Jhawar and Lyndon Lea shall each be appointed as a Co-Chairman of the Board and (vii) the Company’s Chief Executive Officer shall be appointed to the Board.

(b)    From and after the Effective Time and (i) until the Stockholder Termination Event (as defined below) shall have occurred, the Stockholder, or its permitted assignees, as applicable, shall have the right to designate up to that number of individuals specified in Section 1(c) below to be nominated for election to the Board at the any meeting at which (or written consent of stockholders pursuant to which) Directors are elected (including any successor, each, a “Stockholder Nominee”) and (ii) until the Sponsor Termination Event (as defined below), the Sponsor shall have the right to designate up to that number of individuals specified in Section 1(d)

below to be nominated for election to the Board at the any meeting at which (or written consent of stockholders pursuant to which) Directors are elected (including any successor, each, a “Sponsor Nominee”, and each Stockholder Nominee and Sponsor Nominee, a “Nominee”). The Company shall give at least 60 days’ prior written notice to the Stockholder, or its permitted assigns, and the Sponsor, as applicable, of the date of any meeting of stockholders of the Company at which (or any solicitation of written consent pursuant to which) Directors are to be elected, and the Stockholder, or its permitted assigns, and the Sponsor, as applicable, shall designate the Stockholder Nominees and Sponsor Nominees by giving written notice to the Company not later than 30 days after receiving such notice.

(c)    Subject to the terms and conditions of this Agreement, from and after the Effective Time and until the Stockholder Termination Event shall have occurred, the Company will, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies), so that:

(i)    for so long as the Stockholder Shares equal or exceed 50% of the total number of shares of Common Stock Issued and Outstanding, the Stockholder, or its permitted assignees, as applicable, shall have the right to (A) nominate, in the aggregate, a number of Stockholder Nominees equal to five and (B) appoint one of such five Stockholder Directors as the Co-Chairman of the Board;

(ii)    for so long as the Stockholder Shares equal or exceed 35% (but represent less than 50%) of the total number of shares of Common Stock Issued and Outstanding, the Stockholder, or its permitted assignees, as applicable, shall have the right to (A) nominate, in the aggregate, a number of Stockholder Nominees equal to four and (B) appoint one of such four Stockholder Directors as the Co-Chairman of the Board;

(iii)    for so long as the Stockholder Shares equal or exceed 20% (but represent less than 35%) of the total number of shares of Common Stock Issued and Outstanding, the Stockholder, or its permitted assignees, as applicable, shall have the right to nominate, in the aggregate, a number of Stockholder Nominees equal to three; and

(iv)    for so long as the Stockholder Shares equal or exceed 10% (but represent less than 20%) of the total number of shares of Common Stock Issued and Outstanding, the Stockholder, or its permitted assignees, as applicable, shall have the right to nominate, in the aggregate, a number of Stockholder Nominees equal to two;

provided, that, at such time as the Stockholder Shares cease to equal or exceed 35% of the total number of shares of Common Stock Issued and Outstanding, the Stockholder, or its permitted assignees, as applicable, shall no longer have the right to appoint a Stockholder Director as a Co-Chairman of the Board.

2

(d)    Subject to the terms and conditions of this Agreement, from and after the Effective Time and until the Sponsor Termination Event shall have occurred, the Company will, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies), so that:

(i)    for so long as the Sponsor Amount equals or exceeds 50%, the Sponsor shall have the right to (A) nominate, in the aggregate, a number of Sponsor Nominees equal to three and (B) appoint one of such three Sponsor Directors as the Co-Chairman of the Board;

(ii)    for so long as the Stockholder Amount equals or exceeds 25% (but is less than 50%), the Sponsor shall have the right to (A) nominate, in the aggregate, a number of Sponsor Nominees equal to two and (B) appoint one of such two Sponsor Directors as the Co-Chairman of the Board; and

(iii)    for so long as the Sponsor Amount equals or exceeds 10% (but is less than 25%), the Sponsor shall have the right to nominate one Sponsor Nominee.

(e)    The Company shall take all actions necessary to ensure that: (i) the applicable Nominees are included in the Board’s slate of nominees to the stockholders of the Company for each election of Directors and (ii) each applicable Nominee up for election is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of Directors, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to the election of members of the Board. If prior to the stockholders meeting (or action by written consent) a Nominee ceases to be a nominee due to such Nominee’s death, disability, withdrawal as a nominee for election to the Board or for any other reason, the Company shall, if practicable and subject to Section 1(g) below, take such steps as appropriate to cause such replacement Nominee as may be designated by the Stockholder, or its permitted assigns, or Sponsor, as applicable, to be included in such slate of nominees for election.

(f)    If (i) a vacancy on the Board occurs because of the death, disability, disqualification, resignation, or removal of a Stockholder Director or Sponsor Director or for any other reason a vacancy on the Board occurs with respect to a Director position held by a Stockholder Director or Sponsor Director, as applicable, immediately prior to the occurrence of such vacancy, and (ii) immediately prior to the occurrence of such vacancy, the Stockholder or its permitted assigns, or the Sponsor, as applicable, had the right to nominate a Nominee for such Director position pursuant to Section 1(c) or Section 1(d), as applicable, then the Stockholder, or its permitted assignees, or Sponsor, as applicable, shall be entitled to designate such Stockholder Director’s or Sponsor Director’s, as applicable successor Nominee, and the Company will, within ten days of such designation of a successor Nominee, take all necessary and desirable actions within its control such that such vacancy shall be filled with such successor Nominee. Notwithstanding anything to the contrary, the Director position for such Stockholder Director or such Sponsor Director shall not be filled pending such designation and appointment unless the Stockholder or its permitted assignees, or Sponsor, as applicable, fails to designate such successor Nominee within 30 days after receipt of written notice from the Company notifying the Stockholder, or its permitted assignees, or Sponsor, as applicable, that such vacancy has occurred, and after such 30-day period, the Company may appoint a successor nominee who may serve as a Director only until the Stockholder or Sponsor, or its permitted assignees, as applicable, designates such successor Nominee.

3

(g)    If a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee for election to the Board or for any other reason (and such Nominee is not replaced as a nominee pursuant to Section 1(e) above), (i) the Stockholder, or its permitted assignees, or Sponsor, as applicable, shall be entitled to designate promptly a replacement Nominee, (ii) the Company will, within ten days of such designation, take all necessary and desirable actions within its control such that such replacement Nominee is appointed as a Director the Company and (iii) the Company will take all necessary and desirable actions within its control such that the Director position for which the original Nominee was nominated shall not be filled pending such designation of a replacement Nominee. Notwithstanding anything to the contrary, the Director position for which such original Nominee was nominated shall not be filled pending such designation and appointment unless the Stockholder, or its permitted assigns, or Sponsor, as applicable, fails to designate such replacement Nominee within 30 days after receipt of written notice from the Company notifying the Stockholder, or its permitted assigns, or Sponsor, as applicable, that such Nominee was not elected, and after such 30-day period, the Company may appoint a successor nominee who may serve as a Director only until the Stockholder, or its permitted assigns, or Sponsor, as applicable, designates such replacement Nominee.

(h)    The Company shall pay the reasonable, documented out-of-pocket expenses incurred by each Stockholder Director and Sponsor Director in connection with his or her services provided to or on behalf of the Company, including, but not limited to, attending meetings or events attended on behalf of the Company at the Company’s request.

(i)    In accordance with the Bylaws, the Board may from time to time by resolution establish and maintain one or more committees of the Board, each committee to consist of one or more Directors. To the extent feasible, the Company shall notify the Stockholder, or its permitted assignees, as applicable, in writing of any new committee of the Board to be established at least 15 days prior to the effective establishment of such committee. If requested by the Stockholder, or its permitted assignees, as applicable, the Company shall take all necessary steps to cause at least one Stockholder Director as requested by Stockholder, or its permitted assignees, as applicable, to be appointed as a member of each such committee of the Board unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of any applicable exchange on which the Company’s securities may be listed.

(j)    The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as any Stockholder Director or Sponsor Director serves as a Director, maintain such directors’ and officers’ liability insurance coverage with respect to such Director; provided, that upon removal or resignation of such Stockholder Director or Sponsor Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such Stockholder Director or Sponsor Director for a period of not less than six years from any such event in respect of any act or omission of such Stockholder Director or Sponsor Director occurring at or prior to such event.

4

(k)    For so long as any Stockholder Director or Sponsor Director serves as a Director, (i) the Company shall provide such Stockholder Director or Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other Directors; provided, that any Stockholder Director and Sponsor Director who is also an employee of the Stockholder or Sponsor (or its Affiliates), as applicable, may elect not to receive any standard director fees paid by the Company to Directors, and (ii) the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Stockholder Director or Sponsor Director nominated pursuant to this Agreement as and to the extent consistent with applicable law, including but not limited to Article SIXTH of the Certificate of Incorporation and Article VII of the Bylaws (whether such right is contained in the Certificate of Incorporation, the Bylaws or another document) (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(l)    Notwithstanding anything herein to the contrary, if the Stockholder, or its permitted assignees, as applicable, has the right to designate one or more Nominees and either has not exercised such right or the applicable Nominee has not been elected as a Stockholder Director, then the Stockholder, or its permitted assignees, as applicable, may elect at such time, in its sole discretion, to designate one Board observer (regardless of the number of such designation rights held by the Stockholder, or its permitted assignees, as applicable) (each, a “Board Observer”) to attend and participate in all meetings of the Board or any committees thereof, in a non-voting capacity by the giving of written notice to the Company of such election (each, a “Observation Election”). In connection therewith, the Company shall simultaneously give each Board Observer copies of all notices, consents, minutes and other materials, financial or otherwise, which the Company provides to the Board; provided, however, that, if the Board Observer does not, upon the request of the Company, before attending any meetings of the Board, execute and deliver to the Company an agreement to abide by all Company policies applicable to Directors and a confidentiality agreement reasonably acceptable to the Company, such Board Observer may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith that such exclusion is reasonably necessary to protect highly confidential and proprietary information of the Company or confidential and proprietary information of third-parties that the Company is required to hold in confidence, or for other similar reasons. The Stockholder, or its permitted assignees, as applicable, may revoke any such Observation Election at any time upon written notice to the Company after which the Stockholder, or its permitted assignees, as applicable, shall be entitled to designate a replacement Board Observer.

(m)    At any time when (i) the Sponsor has the right to designate any Sponsor Nominees, all such Sponsor Nominees must qualify as “independent” pursuant to listing standards of the New York Stock Exchange (“NYSE”) applicable to directors other than members of the audit committee and (ii) the Sponsor has the right to designate three Sponsor Nominees pursuant to Section 1(d)(i), at least one must qualify as “independent” pursuant to listing standards of the NYSE applicable to directors serving as members of the audit committee and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (collectively, the “Audit Committee Independence Requirements”). At any time when (i) the Stockholder, or its permitted assignees, as applicable, has the right to designate four Stockholder Nominees pursuant to Section 1(c)(ii), at least one Stockholder Nominee must qualify as “independent” pursuant to the Audit Committee Independence Requirements, and (ii) the Stockholder, or its permitted assignees, as applicable, has

5

the right to designate five Stockholder Nominees pursuant to Section 1(c)(i), at least two Stockholder Nominees must qualify as “independent” pursuant to the Audit Committee Independence Requirements. For the avoidance of doubt, (i) at all times that the “controlled company” exception to the NYSE listing standards does not apply to the Company, a majority of Directors must qualify as “independent” pursuant to listing standards of NYSE applicable to directors other than members of the audit committee, and (ii) at all times, three Directors must qualify as “independent” pursuant to the Audit Committee Independence Requirements.

(n)    The Company shall at all times maintain a true and correct record of the Common Stock owned by the Additional Stockholders, which the Company shall provide to the Stockholder from time to time upon request.

Section 2.    Definitions.

“Additional Stockholders” means, other than the Stockholder, (a) each other “Stockholder” (as such term is defined in the Business Combination Agreement), (b) each holder of “Assumed Options” (as such term is defined in the Business Combination Agreement) and (c) each past or present Stockholder Director or Nominee.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in recitals.

“Board Observer” has the meaning set forth in Section 1(l).

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of April 8, 2019, by and among Leo Holdings Corp., Queso Holdings Inc. and the Stockholder, as amended or modified from time to time.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as in effect immediately following the Effective Time, as the same may be amended from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as in effect immediately following the Effective Time, as the same may be amended from time to time.

“Common Stock” has the meaning set forth in the recitals.

6

“Company” has the meaning set forth in the preamble.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation, or removal.

“Effective Time” means the time immediately after the consummation of the transactions contemplated by the Business Combination Agreement (including all issuances of Common Stock) on the date hereof.

“Issued and Outstanding” shall mean, as of any given time, (a) the number of shares of Common Stock issued and outstanding (on a non-fully diluted basis), excluding (b) the number of shares of Common Stock, if any, (i) held in treasury by the Company, (ii) held by any Company Subsidiary (as such term defined in the Business Combination Agreement) or (iii) issued in connection with the exercise of any warrants for Common Stock.

“Nominee” has the meaning set forth in Section 1(b).

“NYSE” has the meaning set forth in Section 1(m).

“Observation Election” has the meaning set forth in Section 1(l).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Sponsor” has the meaning set forth in the preamble.

“Sponsor Amount” means the percentage calculated by dividing (a) the aggregate number of shares of Common Stock Beneficially Owned by the Sponsor at any time by (b) the aggregate number of shares of Common Stock Beneficially Owned by the Sponsor at the Effective Time, in each case on an as-exercised basis with respect to any securities convertible into or exercisable for Common Stock,

“Sponsor Director” means a Sponsor Nominee that has been elected as a Director.

“Sponsor Nominee” has the meaning set forth in Section 1(b).

“Stockholder” has the meaning set forth in the preamble.

“Stockholder Director” means a Stockholder Nominee that has been elected as a Director.

“Stockholder Nominee” has the meaning set forth in Section 1(b).

“Stockholder Shares” means, as of any given time, the aggregate number of shares of Common Stock (including, for the avoidance of doubt, restricted stock units, whether vested or unvested, equal to the number of shares of Common Stock represented by such restricted stock units) Beneficially Owned by (a) the Stockholder or (b) any Additional Stockholder, in each case, together with their respective permitted assignees and their respective Affiliates (as such number of shares may be equitably adjusted or exchanged pursuant to Section 6).

7

“Termination Event” has the meaning set forth in Section 16.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of law) of Common Stock.

Section 3.    Assignment; Benefit of Parties. No party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties hereto, and any assignment hereof will be null and void; provided, that the Stockholder may assign, in whole, but not in part, this Agreement without the prior written consent of the Company as part of a Transfer of Stockholder Shares so long as the applicable assignee executes a joinder to this Agreement pursuant to which such assignee agrees to be bound by the terms hereof as though such assignee were the Stockholder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein.

Section 4.    Remedies. The parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the parties shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 5.    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the Company or the Stockholder, or its permitted assigns, or Sponsor, as applicable, at the addresses set forth below. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail or one day after deposit with a reputable overnight courier service, as applicable.

If to the Company, to:

Chuck E. Cheese Brands Inc.

1707 Market Place Blvd., Suite 200

Irving, TX 75063

Email:             rrodriguez@cecentertainment.com

Attention:       Rudy Rodriguez

8

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Facsimile:	(212) 309-6001
Email:	robert.robison@morganlewis.com
andrew.milano@morganlewis.com
adam.benbassat@morganlewis.com
Attention:	Robert G. Robison
Andrew L. Milano
Adam Benbassat

If to the Stockholder, to:

c/o Apollo Management VIII, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
Facsimile:	(646) 607-0528
Email:	lmedley@apollolp.com
Attention:	Laurie Medley

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Facsimile:	(212) 309-6001
Email:	robert.robison@morganlewis.com
andrew.milano@morganlewis.com
adam.benbassat@morganlewis.com
Attention:	Robert G. Robison
Andrew L. Milano
Adam Benbassat

If to the Sponsor, to:

21 Grosvenor Place
London SWIX 7HF
United Kingdom
Facsimile:	+44 (0) 20 7201 2222
Email:	brown@lioncapital.com
Attention:	Simon Brown, Secretary

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

9

601 Lexington Avenue

New York, New York 10022

Facsimile: (212) 446-4900

Email:       christian.nagler@kirkland.com

   peter.seligson@kirkland.com

Attention: Christian O. Nagler

   Peter S. Seligson

and

Kirkland & Ellis LLP

333 South Hope Street

Los Angeles, CA 90071

Facsimile: (213) 680-8500

Email:       damon.fisher@kirkland.com

   luke.guerra@kirkland.com

Attention: Damon Fisher, P.C.

   Luke Guerra, P.C.

Section 6.    Adjustments. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

Section 7.    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 8.    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any Person other than the parties hereto and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns; provided, that, each Stockholder Director and Sponsor Director shall be an express third-party beneficiary of the provisions in Sections 1(h), (j) and (k) and shall be entitled to enforce such provisions as though such Stockholder Director or Sponsor Director were a party hereto.

Section 9.    Further Assurances. Each of the parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 10.    Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

10

Section 11.    Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 12.    Mutual Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THE PARTIES HERETO RELATING TO THIS AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 13.    Complete Agreement; Inconsistent Agreements. This Agreement represents the complete agreement between the parties hereto as to all matters covered hereby, and supersedes any prior agreements or understandings between the parties.

Section 14.    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 15.    Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company, the Stockholder, or its permitted assigns, or Sponsor, as applicable, unless such modification is approved in writing by the Company, the Stockholder, or its permitted assigns, and Sponsor, as applicable. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 16.    Termination. Notwithstanding anything to the contrary contained herein, (a) if the Stockholder Shares cease to equal or exceed 10% of the total number of shares of Common Stock Issued and Outstanding (the “Stockholder Termination Event”), then this Agreement shall expire and automatically terminate with respect to the Stockholder, and (b) if the Sponsor Amount ceases to equal or exceed 10% (the “Sponsor Termination Event”), then this Agreement shall expire and terminate automatically with respect to the Sponsor; provided, however, that, in each case, Sections 1(h), (j) and (k) and Sections 2-16 shall survive any termination of this Agreement.

[SIGNATURE PAGES FOLLOW]

11

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Company:

CHUCK E. CHEESE BRANDS INC.

By:
Name:
Title:

Stockholder:

AP VIII CEC HOLDINGS, L.P.

By:

By:
Name:
Title:

Sponsor:

LEO INVESTORS LIMITED PARTNERSHIP

By: Leo Investors General Partner Limited, its general partner

By:
Name:
Title:

Exhibit C

Registration Rights Agreement

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2019, is made and entered into by and among Chuck E. Cheese Brands, Inc., a Delaware corporation and successor to Leo Holdings Corp., a Cayman Islands exempted company (“Leo”) (including any of its successors or assigns, the “Company”), certain parties identified as “Holders” on the signature page of this Agreement (each a “Holder”, each Holder identified as a Management Holder, a “Management Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, Leo and Leo Investors Limited Partnership, a Cayman Islands exempted limited partnership (including any of its successor or assigns, the “Sponsor”) entered into that certain Registration and Shareholder Rights Agreement, dated as of February 15, 2018 (the “Original RSRA”);

WHEREAS, Leo, the Company and certain other parties have entered into that certain Business Combination Agreement, dated as of April [●], 2019 (as it may be amended or supplemented from time to time, the “BCA”);

WHEREAS, immediately after giving effect to the transactions occurring at the Closing (as defined in the BCA), AP VIII CEC Holdings, L.P., a Delaware limited partnership (the “Seller”), the Management Holders, Lion Capital, LLP, a United Kingdom limited liability partnership (“Lion Capital” and, together with the Sponsor and their respective transferees and assignees, the “Lion Holders”), and the Sponsor will hold common stock, par value $0.0001 per share (the “Common Stock”), of the Company and the Seller and the Management Holders will be entitled to receive additional shares of Common Stock subject to certain conditions in the BCA (the “Earnout Shares”);

WHEREAS, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders, including the Lion Holders and the Seller’s Shareholders (as defined below), certain registration rights with respect to certain securities of the Company, as set forth in this Agreement; and

WHEREAS, in connection with the execution of this Agreement, the Company, as successor to Leo, and the Sponsor desire to terminate the Original RSRA and replace it with this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the chief executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any person, any other person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” shall have the meaning given in the Preamble.

“Automatic Shelf Registration Statement” shall have the meaning set forth in Rule 405 promulgated by the Commission pursuant to the Securities Act.

“BCA” shall have the meaning given in the Recitals hereto.

“Closing Date” shall mean [●], 2019.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall have the meaning given in subsection 2.1.3.

“Earnout Shares” shall have the meaning given in the Recitals hereto.

“Excess Scenario” shall mean any time that the Seller’s Shareholders and their transferee Holders hold an aggregate of more Registrable Securities than the Lion Holders.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

2

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Holders” shall mean the Lion Holders, the Seller’s Shareholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement.

“Holder Information” shall have the meaning given in subsection 4.1.2.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Lion Capital” shall have the meaning given in the Recitals hereto.

“Lion Holders” shall have the meaning given in the Recitals hereto.

“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the date that is six months after the Closing Date.

“Minimum Takedown Threshold” shall have the meaning given in subsection 2.1.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Original RSRA” shall have the meaning given in the Recitals hereto.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Permitted Transferee” shall mean, in the case of any Holder, a person to whom, or entity to which, Registrable Securities are transferred by such Holder; provided, that (i) such transfer does not violate the Company’s governing documents, or any agreements between such Holder and the Company or any of the Company’s subsidiaries and (ii) such transferee shall only be a Permitted Transferee if and to the extent the transferor designates the transferee as a Permitted Transferee entitled to rights hereunder pursuant to subsection 5.2.3.

“Prospectus” shall mean the prospectus included in any Registration Statement, (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rules 430A or 430B under the Securities Act or any successor rule thereto), as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean at any time any outstanding Common Stock (including all Common Stock issuable under the BCA including the Earnout Shares) or any other equity security (including warrants to purchase Common Stock and Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder other than any security received pursuant to an incentive plan adopted by the Company on or after the Closing

3

Date; provided, however, that, as to any particular Registrable Security, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (y) the date on which such securities have been sold, transferred, disposed of or exchanged pursuant to an effective registration statement or Rule 144 under the Securities Act; and (z) the date on which such securities cease to be outstanding.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)

all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B)

fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)	printing, messenger, telephone and delivery expenses;

(D)	reasonable fees and disbursements of counsel for the Company;

(E)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)	reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall mean any Holder requesting piggyback rights pursuant to this Agreement with respect to an Underwritten Shelf Takedown.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall have the meaning given in subsection 2.1.1.

4

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Seller” shall have the meaning given in the Recitals hereto.

“Seller’s Shareholders” shall mean the Seller and each of its Affiliates and direct and indirect equity holders.

“Subsequent Shelf Registration” shall have the meaning given in subsection 2.1.2.

“Underwriter” shall mean any investment banker(s) and manager(s) appointed to administer the offering of any Registerable Securities as principal in an Underwriting Offering.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.3.

“Well-Known Seasoned Issuer” shall have the meaning set forth in Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Withdrawal Notice” shall have the meaning given in subsection 2.1.5.

ARTICLE II

REGISTRATIONS

2.1    Shelf Registration.

2.1.1    Filing. The Company shall file, within 30 days of the Closing Date, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) or if the Company is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis. The Company shall use its commercially reasonable efforts to cause the Shelf to become effective as soon as practicable after such filing. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. The Company shall maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective,

5

available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.

2.1.2    Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if the Company is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that (i) Earnout Shares are issued, or (ii) any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, the Company shall only be required to cause such Registrable Securities to be so covered once annually after inquiry of the Holders unless the Registrable Securities are Earnout Shares delivered pursuant to the BCA in which case the Company shall register such shares as soon as reasonably possible following issuance, but in no event more than 90 days thereafter.

2.1.3    Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the Commission, the Lion Holders or any Seller’s Shareholders (but for the avoidance of doubt, no Management Holder) may request to sell all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $20.0 million (the “Minimum Takedown Threshold”); provided that the Minimum Takedown Threshold shall not apply to an Underwritten Shelf Takedown solely of Earnout Shares. All requests for Underwritten Shelf

6

Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. During an Excess Scenario, (i) the Lion Holders must provide five (5) business days’ written notice to the Seller’s Shareholders and their transferee Holders prior to any request for an Underwritten Shelf Takedown to be requested by any Lion Holder, and (ii) if at any time during such five (5) business day period, the Seller’s Shareholders or their transferee Holders demand an Underwritten Shelf Takedown, then such Seller’s Shareholders’ Underwritten Shelf Takedown demand shall take effect (and constitute one demand for purposes of this Section 2.1.3) and the Company shall include such number of Registrable Securities that the Seller’s Shareholders and their transferee Holders and the Lion Holders desire to sell to such Underwritten Shelf Takedown. If an Underwritten Shelf Takedown is effected in the manner described in the foregoing sentence, the Seller’s Shareholders and their transferee Holders participating in such Underwritten Shelf Takedown shall be deemed to be the Demanding Holders, and the Lion Holders participating in such Underwritten Shelf Takedown shall be deemed to be Requesting Holders. The Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering. The Lion Holders may demand three Underwritten Shelf Takedowns in total and the Seller’s Shareholders (on a collective basis) may demand four Underwritten Shelf Takedowns in total; provided that the Seller’s Shareholders shall be entitled to a fifth demand that may only be used with respect to Earnout Shares. Notwithstanding anything to the contrary, in no event shall may Lion Capital or any transferee thereof request an Underwritten Shelf Takedown during the Lock-Up Period.

2.1.4    Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: At all times (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of other Holders, including Management Holders, requested to be included pursuant to

7

Section 2.2, and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5    Withdrawal. Any of the Demanding Holders initiating a Shelf Takedown shall have the right to withdraw from a Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that the Lion Holders or any Seller’s Shareholders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of subsection 2.1.3, unless either (i) such withdrawal occurs during a period the Company has deferred taking action pursuant to Section 3.4 hereof or (ii) the Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided, that if a Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall count as an Underwritten Shelf Takedown demanded by such Holder for purposes of subsection 2.1.3. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this subsection 2.1.5, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this subsection 2.1.5.

2.2    Piggyback Registration.

2.2.1    Piggyback Rights. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities (including for the avoidance of doubt, the Management Holders) as soon as practicable but not less than 10 days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and

8

(B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (such registered offering, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to abide by the terms of Section 3.3 below.

2.2.2    Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Common Stock or other equity securities that the Company desires to sell, taken together with (i) the Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Common Stock or other equity securities, if any, as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a)    If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b)    If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the number of Registrable Securities that

9

each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3    Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4    Unlimited Piggyback Registration Rights. For purposes of clarity, subject to subsection 2.1.5, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under subsection 2.1.3 hereof.

2.3    Restrictions on Transfer. In connection with any Underwritten Offering of equity securities of the Company, each Holder that holds more than 10% of the issued and outstanding Common Stock, agrees that it shall not transfer any Common Stock (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the seven days prior to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, with respect to an Underwritten Offering, a Holder shall not be subject to this Section 2.3 with respect to an Underwritten Offering unless each shareholder of the Company that (together with their Affiliates) hold at least 10% of the issued and outstanding Common Stock and each of the Company’s directors and officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders. A Holder’s obligations under the second sentence of this Section 2.3 shall only apply for so long as such Holder (together with its Affiliates) holds at least 10% of the issued and outstanding Common Stock.

10

ARTICLE III

COMPANY PROCEDURES

3.1    General Procedures. In connection with effecting any Shelf Registration and/or Shelf Takedown, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1    prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder that holds at least five percent of the Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3    prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4    prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

11

3.1.5    cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8    at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus furnish a draft thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10    permit representatives of the Holders , the Underwriters, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11    obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12    on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters , if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

12

3.1.13    in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15    if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $35.0 million, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2    Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3    Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting and other arrangements approved by the Company in the case of an Underwritten Offering initiated by the Company, and the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1.3 and 3.1.15 of this Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4    Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a

13

supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than 45 days, determined in good faith by the Company to be necessary for such purpose; provided that such right to delay or suspend shall be exercised by the Company not more than two times, which may be consecutive, in any 12-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5    Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5.

3.6    Other Obligations. In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, the Company shall, subject to the receipt of the any customary documentation required from the applicable Holders in connection therewith, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned sales or transfers; provided, however, that the Company shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any sale or transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

14

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1    Indemnification.

4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3    Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No

15

indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5    If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1    Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier

16

service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed:

If, to the Company, to:

Leo Holdings Corp.

21 Grosvenor Place

London SWIX 7HF

United Kingdom

Facsimile:	+44 (0) 20 7201 2222
Email:	brown@lioncapital.com
Attn:	Simon Brown, Secretary

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile:	(212) 446-4900
Email:	christian.nagler@kirkland.com
peter.seligson@kirkland.com
Attn:	Christian O. Nagler
Peter S. Seligson

and

Kirkland & Ellis LLP

333 South Hope Street

Los Angeles, CA 90071

Facsimile:	(213) 680-8500
Email:	damon.fisher@kirkland.com
luke.guerra@kirkland.com
Attn:	Damon Fisher, P.C.
Luke Guerra, P.C.

17

If, to the Seller, to:

c/o Apollo Management VIII, L.P.

9 West 57th Street, 43rd Floor

New York, NY 10019

Facsimile: (646) 607-0528

Email:        lmedley@apollolp.com

Attn:          Laurie Medley

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Facsimile: (212) 309-6001

Email:        robert.robison@morganlewis.com

        andrew.milano@morganlewis.com

        adam.benbassat@morganlewis.com

Attn:          Robert G. Robison

        Andrew L. Milano

        Adam Benbassat

If, to any Lion Holder, to:

Lion Capital LLP

21 Grosvenor Place

London SWIX 7HF

United Kingdom

Facsimile: +44 (0) 20 7201 2222

Email:        brown@lioncapital.com

Attn:          Simon Brown

If to any other Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective 30 days after delivery of such notice as provided in this Section 5.1.

5.2    Assignment; No Third Party Beneficiaries.

5.2.1    This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2    Prior to the expiration of the Lock-up Period to the extent applicable to such Holder, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except to (a) an Affiliate of such Holder, (b) direct and/or indirect equity holders of any Lion Holder pursuant to a distribution as described in Section 5.12 of this Agreement or (c) any person with the prior written consent of the Company. A sale or transfer that qualifies pursuant to an exemption from the Securities Act shall not be deemed to have been made pursuant to a registration statement.

18

5.2.3    After the expiration of the Lock-up Period to the extent applicable to such Holder, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to (a) up to five Permitted Transferees, provided, however, that each such Permitted Transferee holds, after giving effect to such assignment or delegation, at least five percent of the then-outstanding Common Stock, (b) an Affiliate of such Holder, (c) direct and/or indirect equity holders of any Lion Holder pursuant to a distribution as described in Section 5.12 of this Agreement or (d) any person with the prior written consent of the Company.

5.2.4    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

5.2.5    This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.6    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.2.7    In no event may Lion Capital assign or delegate its rights, duties or obligations under this Agreement, in whole or in part, to any person to whom it transfers its commitment to acquire Shares under its Subscription Agreement dated as of April     , 2019 with the Company.

5.3    Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4    Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5    TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY

19

MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6    Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question as determined in good faith by the Company, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7    Other Registration Rights. Other than the registration rights conferred in certain subscription agreements with respect to equity securities of the Company to be issued on the Closing Date, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8    Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, the Company covenants that it will (x) make available information necessary to comply with Rule 144, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (y) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the reasonable request of the Holders, the Company will deliver to it a written statement as to whether they have complied with such information requirements, and, if not, the specific reasons for non-compliance.

5.9    Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities; provided, however, that if after such termination, a Holder is issued Earnout Shares (as defined in the BCA) in accordance with the terms of the BCA, such Earnout Shares shall be treated as Registrable Securities under this Agreement and such Holder shall be entitled to all of the rights under this Agreement with respect to such Earnout Shares. The provisions of Section 3.5 and Article IV shall survive any termination.

20

5.10    Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder, including, without limitation, for purposes of Section 5.8 hereof.

5.11    Restatement. Upon the closing of the transactions contemplated by the BCA, the Original RSRA is no longer of any force or effect.

5.12    Distributions.

5.12.1    In the event that any Lion Holder distributes, or has distributed, all of its Registrable Securities to its direct and/or indirect equity holders, such distributees shall be treated as a Lion Holder hereunder; provided that only the holders of a majority of the Registrable Securities held by all such distributees, as determined in good faith by the Company, shall be entitled to take any action under this Agreement that such Lion Holder is entitled to take, provided, further, that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred to the applicable Lion Holder, as if it remained a single entity party to this Agreement.

5.12.2    In the event that the Seller’s Shareholders distribute, or have distributed, all of their Registrable Securities to their direct and/or indirect equity holders, such distributees shall be treated as the Seller’s Shareholders hereunder; provided that only the holders of a majority of the Registrable Securities held by all such distributees, as determined in good faith by the Company, shall be entitled to take any action under this Agreement that the Seller’s Shareholders are entitled to take, provided, further, that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred to the Seller’s Shareholders, as if they remained a single party to this Agreement.

5.13    Adjustments. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

[SIGNATURE PAGES FOLLOW]

21

COMPANY:

Chuck E. Cheese Brands, Inc., a Delaware corporation

By:
Name:	Simon Brown
Title:	Secretary

HOLDERS:

AP VIII CEC Holdings, L.P., a Delaware limited partnership

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:
Name:	Laurie D. Medley
Title:	Vice President

LEO INVESTORS LIMITED PARTNERSHIP, a Cayman Islands exempted limited partnership

By:	Leo Investors General Partner Limited, its general partner

By:
Name:	Simon Brown
Title:	Director

LION CAPITAL LLP, a United Kingdom limited liability partnership

By:
Name:	Simon Brown
Title:	Authorized Signatory

MANAGEMENT HOLDERS

[to be added]

Exhibit D

Lock-Up Agreement

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2019 by and between (a) Chuck E. Cheese Brands Inc., a Delaware corporation (including any predecessor or successor entity thereto, the “Company”) and (b) AP VIII CEC Holdings, L.P., Delaware limited partnership (“AP VIII”). Capitalized terms used but not otherwise defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement, dated as of April [●], 2019, by and among the Company, Queso Holdings Inc., a Delaware corporation, AP VIII, and solely for purposes of Section 7.14(f) thereof, Leo Investors Limited Partnership, a Cayman limited partnership (as it may be amended or supplemented from time to time, the “BCA”). AP VIII and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 1 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.”

WHEREAS, pursuant to the BCA, and in view of the valuable consideration to be received by the parties thereunder, the parties desire to enter into this Agreement, pursuant to the Holders’ Leo Common Stock (the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.    Lock-Up Provisions.

(a)    The Holders hereby agree not to, during the period commencing from the Closing and through the earlier of (x) the one hundred and eightieth (180) day anniversary of the date of the Closing and (y) the date after the Closing on which the Company consummates a Change of Control (as defined in the BCA) (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any Restricted Securities, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i) or (ii), a “Prohibited Transfer”); and provided, for the avoidance of doubt, that nothing in this Agreement shall restrict any Holder’s right to cause the Company to file and cause to become effective a registration statement with the Securities and Exchange Commission naming such Holder as a selling securityholder (and to make any required disclosures on Schedule 13D in respect thereof). The foregoing sentence shall not apply:

(A)    to the transfer of any or all of the Restricted Securities by a bona fide gift or charitable contribution;

(B)    to the transfer of any or all of the Restricted Securities to any Permitted Transferee;

(C)    to the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Restricted Securities; provided, that such plan does not provide for the transfer of Restricted Securities during the Lock-Up Period; and

(D)    with respect to voting rights pursuant to the execution and delivery of a support, voting or similar agreement in connection with a Change of Control;

provided, however, that in any of cases (A) or (B), it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to such holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement; provided, further, that in any of the of cases (A) or (B) such transfer or distribution shall not involve a disposition for value.

As used in this Agreement, the term “Permitted Transferee” shall mean:

(i)    as a distribution to the direct or indirect general partners, limited partners, shareholders, members of, or owners of similar equity interests in a Holder; or

(ii)    any affiliate of AP VIII.

The Holders further agree to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b)    If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

(c)    During the Lock-Up Period, each certificate or book-entry position evidencing any Restricted Securities shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2019, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)    For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of the Company with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities that are entitled to vote. The Company agrees to (i) instruct its transfer agent to remove the legends in clause (c) immediately above upon the expiration of the Lock-Up Period and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i).

2

2.    Miscellaneous.

(a)    Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of a Holder are personal to such Holder and may not be transferred or delegated at any time.

(b)    Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(c)    Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF DELAWARE.

(d)    WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(e)    Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any

3

particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f)    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the Company or AP VIII, or its permitted assignees, as applicable, at the addresses set forth below. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail or one day after deposit with a reputable overnight courier service, as applicable.

If to the Company,

Leo Holdings Corp.

21 Grosvenor Place

London, SW1X 7HF

United Kingdom

Facsimile: +44 (0) 20 7201 2222

Email: sbrown@lioncapital.com

Attention: Simon Brown, Secretary

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Facsimile:	(212) 446-4900
Email:	christian.nagler@kirkland.com

 peter.seligson@kirkland.com

Attention:     Christian O. Nagler

  Peter S. Seligson

and

Kirkland & Ellis LLP

333 South Hope Street

Los Angeles, CA 90071

Facsimile:	(213) 680-8500
Email:	damon.fisher@kirkland.com

 luke.guerra@kirkland.com

Attention:     Damon Fisher, P.C.

  Luke Guerra, P.C.

4

if, to AP VIII, to:

c/o Apollo Management VIII, L.P.

9 West 57th Street, 43rd Floor

New York, NY 10019

Facsimile:     (646) 607-0528

Email:           lmedley@apollolp.com

Attention:     Laurie Medley

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Facsimile:     (212) 309-6001

Email:           robert.robison@morganlewis.com

  andrew.milano@morganlewis.com

  adam.benbassat@morganlewis.com

Attention: Robert	G. Robison

 Andrew L. Milano

 Adam Benbassat

(g)    Amendments and Waivers. Only upon the approval by a majority of the members of the Board of Directors of the Company then in office that qualify as “independent” for purposes of audit committee membership under Section 10A-3 under the Exchange Act of 1934, as amended, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by the Company, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Restricted Securities, shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(h)    Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

5

(i)    Specific Performance. Each Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by such Holder, money damages will be inadequate and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(j)    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the BCA or any documents related thereto or referred to therein. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of any of the Holders under any other agreement between any of the Holders and the Company or any certificate or instrument executed by any of the Holders in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of any of the Holders under this Agreement.

(k)    Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(l)    Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by other electronic means in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

6

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Chuck E. Cheese Brands Inc.

By:
Name:
Title:

AP VIII CEC Holdings, L.P.

By:
Name:
Title:

Exhibit E

Surviving Company Certificate of Incorporation

CERTIFICATE OF INCORPORATION

OF

CHUCK E. CHEESE BRANDS INC.

FIRST: The name of the corporation is Chuck E. Cheese Brands Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 600,000,000 of which 500,000,000 shares shall be Common Stock of the par value of $0.0001 per share and 100,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share.

A.    Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and included in a certificate of designation (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.    Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote for each such share on each matter properly submitted to the stockholders on which the holders of Common Stock are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock). The holders of the Common Stock shall not have cumulative voting rights.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.    Election of directors need not be by ballot unless the Bylaws of the Corporation (as they may be amended from time to time, the “Bylaws”) so provide.

B.    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Director Nomination Agreement by and among the Corporation, AP VIII CEC Holdings, L.P. (“AP VIII”) and Leo Investors Limited Partnership (the “Leo

Sponsor”), dated as of [                ], 2019 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Director Nomination Agreement”), the number of directors which shall constitute the Board of Directors shall be not less than five (5) nor more than eleven (11). Subject to the rights of the holders of any series of Preferred Stock and the terms and conditions of the Director Nomination Agreement, the exact number of directors shall be fixed from time to time, within the limits specified herein, by the Board of Directors.

C.    Except as the DGCL or the Director Nomination Agreement may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board of Directors, including unfilled vacancies resulting from the removal of directors, may be filled by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship shall serve for a term expiring at the next annual meeting of stockholders and until his or her successor shall have been elected and qualified.

D.    Any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares then entitled to vote at an election of directors. Subject to the terms and conditions of the Director Nomination Agreement, in case the Board of Directors or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

E.    Except as may be otherwise specifically required by law, this Certificate of Incorporation or the Bylaws, at all meetings of the Board of Directors or any committee thereof, unanimous attendance of all directors then serving on the Board of Directors or such committee, as the case may be, shall be required to constitute a quorum for the transaction of business; provided, however, that attendance at such meeting by a majority of the entire Board of Directors (meaning the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships) or by a majority of the members of such committee shall constitute a quorum (a “Majority Quorum Standard”) (x) if at least one director designated by Leo Sponsor (a “Leo Director”) and at least one director designated by AP VII (a “AP VIII Director”) is present at such meeting (provided that, in the case of a committee, the presence of a Leo Director or AP VIII Director, as applicable, shall not be required for the application of a Majority Quorum Standard if a Leo Director or AP VIII Director, as applicable, is not a member of such committee and, in any case, the presence of a Leo Director or AP VIII Director, as applicable, shall not be required for the application of a Majority Quorum Standard if the Leo Sponsor or AP VIII (or its successors or assigns), as applicable, no longer has a right to designate any directors pursuant to the Director Nomination Agreement) (y) if all Leo Directors or AP VIII Directors, as applicable, then on the Board of Directors or such committee and not present at such meeting have recused themselves from such meeting by informing the Corporation in writing that they will not attend such meeting and that they consent to a quorum without their presence and (z) from and after the time that neither the Leo Sponsor nor AP VIII (or its successors or assigns) no longer have a right to designate any directors pursuant to the Director Nomination Agreement; provided, further, that if a quorum shall not be present at any meeting of the Board of Directors or any committee thereof (an “Adjourned Meeting”) because either no Leo Director or no AP VIII Director is present and all Leo Director(s) or AP VIII Director(s), as applicable (in the case of a committee, who are members of the committee at the time of the Adjourned Meeting), had received written notice of the time and place of such Adjourned Meeting in accordance with Section 3.4 (or any successor provision) of the Bylaws, the Majority Quorum Standard shall apply to a subsequent meeting of the Board of Directors or such committee if such meeting is duly called in accordance with Section 3.4 of the Bylaws (or any successor provision) and relates solely to the same or similar matters that were to be addressed at the Adjourned Meeting. The affirmative vote of a majority of the directors taken at a meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice, other than announcement at the meeting, until a quorum shall be present.

F.    The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws.

2

G.    The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or act that shall be approved or be ratified by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

H.    In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

I.    Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

J.    Notwithstanding the foregoing provisions of this Article FIFTH, any director elected pursuant to the right, if any, of the holders of Preferred Stock to elect additional directors under specified circumstances shall serve for such term or terms and pursuant to such other provisions as specified in the relevant Preferred Stock Designation.

SIXTH:    To the fullest extent permitted by the DGCL, a person who serves as a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

SEVENTH: A. Unless the Board of Directors consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation or current or former stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its current or former directors, officers, employees or stockholders arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its current or former directors, officers, employees or stockholders governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

B.    To the fullest extent permitted by law, if any action the subject matter of which is within the scope of paragraph A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce paragraph A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

3

C.    If any provision or provisions of this Article SEVENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article SEVENTH (including, without limitation, each portion of any sentence of this Article SEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article SEVENTH.

EIGHTH: A. The Corporation elects not to be governed by Section 203 of the DGCL.

B.    Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons (as defined below) who are directors and also officers of the Corporation and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

C.    Solely for purposes of this Article EIGHTH:

(i) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii) “Affiliated Company” or “Affiliated Companies” shall mean any affiliate or associate of the Leo Sponsor or AP VIII, any funds advised by the Leo Sponsor or AP VIII (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation), and any affiliate or associate of, or funds managed by [                ] or Apollo Global Management, LLC.

(iii) “associate,” when used to indicate a relationship with any person, means: (1) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (2) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iv) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(1) any merger or consolidation of the Corporation (other than a merger effected pursuant to Sections 253 or 267 of the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation paragraph B of this ARTICLE EIGHTH is not applicable to the surviving entity;

4

(2)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock (as defined below) of the Corporation;

(3)    any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g), 253 or 267 of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation;

(4)    any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5)    any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees or pledges (other than those expressly permitted in subsections (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(v)    “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this ARTICLE EIGHTH, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(vi)    “Exempted Person” means (A) any of the Leo Sponsor, AP VIII, and any Affiliated Company, (B) any person that acquires, directly or indirectly from any person included in subsection (A) of this definition of Exempted Person, or from any other Exempted Person, at least 15% of the Corporation’s outstanding voting stock, (C) any successors of any person included in subsection (A) or (B) of this definition of Exempted Person and (D) any “group” of which any person included in subsection (A), (B) or (C) of this definition is a part under Rule 13d-5 of the Exchange Act.

(vii) “interested stockholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (1) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (2) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) any Exempted Person, or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation;

5

provided, that with respect to clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(viii) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates: (1) beneficially owns such stock, directly or indirectly; or (2) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or (3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(ix) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(x) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(xi) “voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock in this Article EIGHTH shall refer to such percentage of the votes of such voting stock.

D. The restrictions contained in this Article EIGHTH shall not apply if:

(i) a stockholder becomes an interested stockholder inadvertently and (1) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (2) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

(ii) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (1) constitutes one of the transactions described in the second sentence of this subparagraph D.(ii) of Article EIGHTH; (2) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors; and (3) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of

6

either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this subparagraph D.(ii) of Article EIGHTH; or

(iii) the Corporation does not have a class of voting stock that is: (1) listed on a national securities exchange; or (2) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder.

NINTH: A. The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its directors (other than directors that are employees of the Corporation or any of its subsidiaries) in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors of the Corporation (other than directors that are employees of the Corporation or any of its subsidiaries) unless such corporate opportunity is offered to such person solely in his or her capacity as a director of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

B.    Without limiting the foregoing, to the extent permitted by applicable law, each of the stockholders and directors of the Corporation, their respective affiliates and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as directors or officers of the Corporation (other than the Corporation and its subsidiaries and other than directors that are employees of the Corporation or any of its subsidiaries) (each, an “Exempted Person”) shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, except as otherwise expressly provided in any agreement entered into between the Corporation and such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Corporation operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, no Exempted Person shall be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein, in each case, except (i) as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person and (ii) for such opportunities offered to a person solely in his or her capacity as a director or officer of the Corporation. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of the provisions of this Article NINTH.

C.    Any alteration, amendment, addition to or repeal of this Article NINTH shall require the affirmative vote of at least 80% of the outstanding voting stock. Neither the alteration, amendment, addition to or repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH in

7

respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article NINTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to the right reserved in this Article TENTH. In the event that the provisions of this Certificate of Incorporation and the Director Nomination Agreement conflict, the provisions of the Director Nomination Agreement shall take precedence over this Certificate of Incorporation.

ELEVENTH: The Corporation shall not, without the affirmative vote of the holders of eighty-five percent of the voting power of all of the then outstanding shares of the Corporation entitled to vote thereon, voting together as a single class, adopt any stockholder rights plan or similar plan or agreement (or amend or modify any such plan or agreement) or adopt or approve any provision of this Certificate of Incorporation or the Bylaws, in each case, the purpose or reasonably evident effect of which is to (x) restrict or limit an Exempted Person’s (as defined in Article EIGHTH) ability to transfer capital stock of the Corporation or (y) impose on a transferee of an Exempted Person, or cause such transferee to incur or suffer, material economic detriment (including through disproportionate dilution, relative to other holders of capital stock of the Corporation, or through a requirement to purchase or otherwise acquire, or offer to acquire, additional equity securities of the Corporation in the form of a mandatory offer requirement or similar provision) as a result of its receipt or continued ownership of capital stock of the Corporation or other equity securities of the Corporation transferred to it, and any such adoption or approval, without such affirmative vote, shall be null and void ab initio, and of no force or effect; provided, however, such vote shall not be required if such adoption or approval has been approved by (A) Leo Sponsor, if Leo Sponsor, together with its affiliates, is then a beneficial owner of 5% or more of the voting stock (as defined in Article EIGHTH of this Certificate of Incorporation) of the Corporation, (B) AP VIII, if AP VIII is then a beneficial owner of 5% or more of the voting stock (as defined in Article EIGHTH of this Certificate of Incorporation) of the Corporation, and (C) any other person included in subsection (B) of the definition of Exempted Person, if such person is then a beneficial owner of 5% or more of the voting stock (as defined in Article EIGHTH of this Certificate of Incorporation) of the Corporation; provided, further, that this Article ELEVENTH shall be of no further force and effect at such time as no person included in subsection (A) or (B) of the definition of Exempted Person is then the beneficial owner of 5% or more of the voting stock (as defined in Article EIGHTH of this Certificate of Incorporation) of the Corporation.

TWELFTH: The name and mailing address of the incorporator of this Corporation is: [●].

THIRTEENTH: When the terms of this Certificate of Incorporation or the Bylaws refer to a specific agreement (including, for the avoidance of doubt, the Director Nomination Agreement) or other document (including, for the avoidance of doubt, the Bylaws) or a decision by anybody or person that determines the meaning or operation of a provision hereof or thereof, the Secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any shareholder who makes a request therefor.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this      day of                 , 2019.

8

Exhibit F

Surviving Company Bylaws

BYLAWS

OF

CHUCK E. CHEESE BRANDS INC.

ARTICLE I

OFFICES

1.1    Registered Office. The registered office of Chuck E. Cheese Brands Inc., a Delaware corporation (the “Corporation”) in the State of Delaware shall be established and maintained at 1209 Orange Street, Wilmington, Delaware 19801, and The Corporation Trust Company shall be the registered agent of the corporation in charge thereof.

1.2    Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1    Place of Meetings. All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof; provided, that the Board of Directors may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 2.13.

2.2    Annual Meetings. The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”).

Except as otherwise required by law, written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder who is a stockholder of record on the date of the giving of the notice required by this Section 2.2 and on the record date for the determination of stockholders entitled to vote at such annual meeting and who complies with the notice procedures in this Section 2.2. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. For purposes of this Section 2.2, the [2019] annual meeting of stockholders shall be deemed to have been held on [            , 2019]. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice to the Secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) any material interest of the stockholder in such business, (iii) a description of all arrangements or understandings between or among the stockholder or any Stockholder Associated Person and any other person or entity (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder, any Stockholder Associated Person or such other person or entity in such business, and (iv) a representation as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the proposal or otherwise to solicit proxies or votes from stockholders in support of the proposal; and (b) as to the stockholder giving the notice (i) the name and address of the stockholder as they appear on the Corporation’s books, (ii) the name and address (if different from the Corporation’s books) of the stockholder, (iii) the name and address of any Stockholder Associated Person, (iv) the class, series and number of shares of capital stock of the Corporation which are directly or indirectly held of record or beneficially owned by the stockholder or by any Stockholder Associated Person, (v) a description of any Derivative Positions directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, (vi) whether and to the extent to which a Hedging Transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (vii) a representation that the stockholder is a stockholder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (viii) any other information related to the stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies or consents (even if a solicitation is not involved) by such stockholder or Stockholder Associated Person in support of the business proposed to be brought before the meeting pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules, regulations and schedules promulgated thereunder. A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or

2

required to be provided in such notice pursuant to this Article II, Section 2 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the annual meeting. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Article II, Section 2. The person presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2, and if such person should so determine, such person shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted. As used in these Bylaws, “Stockholder Associated Person” means, with respect to any stockholder, (A) any person controlling, directly or indirectly, such stockholder, (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder, (C) any person directly or indirectly controlling, controlled by or under common control with such Stockholder Associated Person or (D) any person who is an “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of such stockholder; “Derivative Positions” means, with respect to any stockholder or any Stockholder Associated Person, any derivative positions including, without limitation, any short position, profits interest, option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise and any performance-related fees to which such stockholder or any Stockholder Associated Person is entitled, based, directly or indirectly, on any increase or decrease in the value of shares of capital stock of the Corporation; and “Hedging Transaction” means, with respect to any stockholder or any Stockholder Associated Person, any hedging or other transaction (such as borrowed or loaned shares) or series of transactions, or any other agreement, arrangement or understanding, the effect or intent of which is to increase or decrease the voting power or economic or pecuniary interest of such stockholder or any Stockholder Associated Person with respect to the Corporation’s securities.

2.3    Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), may only be called by a majority of the entire Board of Directors (meaning the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships) or the Chief Executive Officer, and shall be called by the Secretary at the request in writing of stockholders owning a majority in voting power of the capital stock of the Corporation issued and outstanding and entitled to vote. Without limiting the foregoing, upon the request of (a) Leo Investors Limited Partnership (the “Leo Sponsor”) so long as it has the right to nominate at least one director for election to the Board of Directors in accordance with the Director Nomination Agreement, by and among the Corporation, the Leo Sponsor and AP VIII CEC Holdings, L.P. (“AP VIII”), dated as of [            ], 2019 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Director Nomination Agreement”), or (b) AP VIII (or its successors or assigns) so

3

long as it (or its successors or assigns) has the right to nominate at least one director for election to the Board of Directors in accordance with the Director Nomination Agreement, the Chief Executive Officer shall call a special meeting of stockholders, which meeting shall be held within [    ] days of such request. Such request shall state the purpose or purposes of the proposed meeting.

Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

2.4    Quorum. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.5    Organization. The Chairman of the Board of Directors shall act as chairman of meetings of the stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any stockholders meeting in the absence of the Chairman of the Board of Directors and such designee. The Chairman of the Board of Directors may be removed as Chairman at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy in the role of Chairman of the Board of Directors shall be filled in accordance with the procedures set forth in the Director Nomination Agreement. For so long as AP VIII has a right to appoint a Co-Chairman of the Board of Directors and the Leo Sponsor has a right to appoint a Co-Chairman of the Board of Directors pursuant to the Director Nomination Agreement, two directors shall serve as Co-Chairmen, and all references to the Chairman in these Bylaws shall be deemed references to such Co-Chairmen for so long as the applicable directors serve in such capacity.

The Secretary of the Corporation or an Assistant Secretary shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary the person presiding at the meeting may appoint any other person to act as secretary of any meeting.

4

2.6    Voting. Unless otherwise required by law, the Certificate of Incorporation, the Director Nomination Agreement or these Bylaws, any matter (other than the election of directors) brought before any meeting of stockholders shall be decided by the affirmative vote of the holders of a majority of the voting power of the capital stock present in person or represented by proxy and entitled to vote thereon. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders may authorize any person or persons to act for him or her by proxy. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the person presiding at a meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

2.7    Action of Shareholders Without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

2.8    Voting List. The Corporation shall, at least 10 days before every meeting of stockholders, prepare and make a complete list of stockholders entitled to vote at any meeting of stockholders; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in his or her name. Such list shall be open to the examination of any stockholder for a period of at least 10 days prior to the meeting in the manner provided by law. A stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

2.9    Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the list required by Section 2.8 of this Article II, or to vote in person or by proxy at any meeting of stockholders.

2.10    Adjournment. Any meeting of the stockholders (whether or not a quorum is present), including one at which directors are to be elected, may be adjourned by the person presiding at the meeting or the stockholders present in person or by proxy and entitled to vote thereon; provided, that a special meeting held upon the request of the Leo Sponsor or AP VIII (or its successors or assigns) cannot be adjourned by the person presiding at the meeting without the consent of person requesting the meeting.

2.11    Ratification. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or act that shall be approved or be ratified by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

5

2.12    Inspectors. In advance of any meeting of the stockholders, the Corporation shall appoint one or more inspectors to act at the meeting and make a written report thereof, and the election of directors and any vote by ballot at any meeting of the stockholders shall be supervised by at least one such appointed inspector. If the inspector so appointed shall refuse to serve or shall not be present, a replacement appointment shall be made by the person presiding at the meeting.

2.13    Meetings by Means of Conference Telephone. To the fullest extent permitted by law, stockholders may participate in a meeting of the stockholders by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

ARTICLE III

DIRECTORS

3.1    Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. Subject to the Director Nomination Agreement and the Certificate of Incorporation, the number of directors which shall constitute the Board of Directors shall be not less than five (5) nor more than eleven (11). Subject to the Director Nomination Agreement and the Certificate of Incorporation, the exact number of directors shall be fixed from time to time, within the limits specified in this Article III, Section 3.1 or in the Certificate of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation.

3.2    Election; Term of Office; Resignation; Removal; Vacancies. Each director shall serve for a term expiring at the next annual meeting following such director’s election and shall hold office until such director’s successor is elected and qualified, or such director’s earlier resignation, removal from office or death. Unless otherwise provided in the Certificate of Incorporation or the Director Nomination Agreement, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall serve for a term expiring at the next annual meeting and shall hold office until such director’s successor is elected and qualified, or such director’s earlier resignation, removal from office or death.

3.3    Nominations. Subject to the Director Nomination Agreement, nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting (i) by or at the direction of the Board of Directors, (ii) by any committee or persons appointed by the Board of Directors or (iii) by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who is a stockholder of record on the date of the giving of the notice required by this Section 3.3 and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in this Article III, Section 3.3. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make

6

nominations (other than nominees included in the Corporation’s proxy materials pursuant to the Director Nomination Agreement). Such nominations by any stockholder (other than any stockholder entitled to nominate a director pursuant to a Director Nomination Agreement) shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs (provided, further, that for purposes of this Section 3.3, the [2019] annual meeting of stockholders shall be deemed to have been held on [            , 2019]); and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Such stockholder’s notice to the Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class, series and number of shares of capital stock of the Corporation which are directly or indirectly held of record or beneficially owned by the person, (4) the date such shares were acquired and the investment intent of such acquisition, and (5) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Exchange Act; and (B) as to the stockholder giving the notice (1) the name and address of the stockholder as they appear on the Corporation’s books, (2) the name and address (if different from the Corporation’s books) of the stockholder, (3) the name and address of any Stockholder Associated Person, (4) the class or series and number of shares of stock of the Corporation which are directly or indirectly held of record or beneficially owned by such stockholder or by any Stockholder Associated Person, (5) a description of any Derivative Positions directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, (6) whether and the extent to which a Hedging Transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (7) a description of all arrangements or understandings (including financial transactions and direct or indirect compensation) between or among such stockholder or any Stockholder Associated Person and each proposed nominee and any other person or entity (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (8) a representation that such stockholder is a holder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (9) any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies or consents for a contested election of directors (even if an election contest or proxy solicitation is not involved), or otherwise required, pursuant to Section 14 of the Exchange Act, and the rules, regulations and schedules promulgated thereunder and (10) a representation as to whether

7

such stockholder or any Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of a sufficient number of the Corporation’s outstanding shares reasonably believed by the stockholder or any Stockholder Associated Person, as the case may be, to elect each proposed nominee or otherwise to solicit proxies or votes from stockholders in support of the nomination. A stockholder providing notice of nomination to be made at an annual meeting or special meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article III, Section 3.3 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting. The Corporation may require any proposed nominee (other than nominees included in the Corporation’s proxy materials pursuant to the Director Nomination Agreement) to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. Subject to the Director Nomination Agreement, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The person presiding at an annual meeting or a special meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded. In no event shall any adjournment or postponement of an annual meeting or special meeting, or the announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.

3.4    Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware, or solely by means of electronic communication in accordance with Section 141(i) of the Delaware General Corporation Law (the “DGCL”). The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it is elected and no notice of such meeting shall be necessary to the directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chief Executive Officer (including upon the written request of at least two directors then in office) or a majority of the entire Board of Directors, and shall be called upon the request of (a) the Leo Sponsor so long as it has the right to designate at least one director for nomination to the Board of Directors in accordance with the Director Nomination Agreement or (b) AP VIII (or its successors or assigns) so long as it (or its successors or assigns) has the right to designate at least one director for nomination to the Board of Directors in accordance with the Director Nomination Agreement. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than seventy-two (72) hours before the date of the meeting, or, if given personally or by telephone, facsimile, telegram or e-mail on forty-eight (48) hours’ notice.

8

3.5    Organization of Meetings. Subject to the Director Nomination Agreement, the Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors.

Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the Chief Executive Officer, or in the absence of the Chairman of the Board of Directors and the Chief Executive Officer by such other person as the Board of Directors may designate or the members present may select.

3.6    Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

3.7    Removal of Directors by Stockholders. Any director may be removed by the stockholders only in accordance with the Certificate of Incorporation.

3.8    Resignations. Any director may resign at any time by submitting his or her written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.9    Committees. Subject to the Director Nomination Agreement, the Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Subject to the Director Nomination Agreement, in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.10    Compensation. The directors may be paid their reasonable, documented out-of-pocket expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed amount (in cash or other form of consideration) for attendance at each meeting of the Board of Directors and any other meetings or events attended on behalf of the Corporation at the Corporation’s request or a stated salary as a director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

9

3.11    Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if (a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.12    Meetings by Means of Conference Telephone. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

ARTICLE IV

OFFICERS

4.1    General. The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

4.2    Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until

10

their successors are chosen and qualified, or until their earlier resignation or removal. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

4.3    Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any entity in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

4.4    Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.5    Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer or Assistant Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.6    Vice Presidents. At the request of the Chief Executive Officer or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the Chief Executive Officer or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

4.7    Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose. The Secretary shall also perform like duties for the standing committees when required. The Secretary (or any Assistant Secretary) shall give, or cause to be given, notice of all

11

meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.8    Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.9    Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.10    Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the

12

duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.11    Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or any Vice President of the Corporation may prescribe.

4.12    Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.13    Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.14    Resignations. Any officer may resign at any time by submitting his or her written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.15    Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

ARTICLE V

CAPITAL STOCK

5.1    Form of Certificates. The shares of stock in the Corporation may be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be in uncertificated form. Stock certificates shall be in such forms as the Board of Directors may prescribe and signed by or in the name of the Corporation by any two of the Chief Executive Officer, a Vice President, the Secretary, an Assistant Secretary, the Treasurer, an Assistant Treasurer or any other authorized officers of the Corporation, certifying the number of shares owned by him or her.

5.2    Signatures. Any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

13

5.3    Lost Certificates. The Board of Directors may direct a new stock certificate or certificates to be issued in place of any stock certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new stock certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4    Fixing Record Date.

(a)    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If the Board does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice and to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice of such meeting is given, or, if notice is waived, the close of business on the day next preceding the day on which the meeting is held.

(b)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or the stockholders entitled to exercise any rights in connection with any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c)    A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.5    Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

14

ARTICLE VI

NOTICES

6.1    Form of Notice. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

6.2    Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1    To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a person who serves as a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 7.1 shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

7.2    To the fullest extent permitted by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including a subsidiary of the Corporation) (any person in such a position, an “Indemnified Person”), whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer of the

15

Corporation or in any other capacity while serving as a director or officer of the Corporation, against expenses (including attorneys’ fees), judgments, fines, losses and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding; provided, however, that, except as provided in Section 7.8 of these Bylaws with respect to proceedings to enforce rights to indemnification or advancement, the Corporation shall indemnify any such Indemnified Person in connection with a proceeding (or part thereof) initiated by such Indemnified Person only if such proceeding (or part thereof) was authorized by the Board of Directors. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

7.3    The Corporation hereby acknowledges that an Indemnified Person may have certain rights to other indemnification, advancement of expenses and/or insurance from persons other than the Corporation (collectively, the “Other Indemnitors”). The Corporation hereby agrees that with respect to any and all expenses (including attorneys’ fees), judgments, fines, losses and amounts paid in settlement arising by reason of the fact that such Indemnified Person is or was an Indemnified Person, (a) that the Corporation is the indemnitor of first resort (i.e., its obligations to an Indemnified Person are primary and any obligation of the Other Indemnitors to advance expenses, provide indemnification or otherwise pay for the same amounts incurred by such Indemnified Person are secondary), (b) that the Corporation shall be required to advance the full amount of expenses incurred by an Indemnified Person in accordance with this Article VII and shall be liable for the full amount of all amounts to the extent legally permitted and as required by the terms of these Bylaws (or any other agreement between the Corporation and an Indemnified Person), without regard to any rights an Indemnified Person may have against the Other Indemnitors, and, (c) that the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification or advancement from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Corporation. The Corporation and each Indemnified Person agree that the Other Indemnitors are express third party beneficiaries of the terms of this Article VII.

7.4    Expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding referenced in Section 7.1 shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. The rights to indemnification and advancement of expenses conferred by this Section 7.4 shall be contract rights and such rights shall continue as to an Indemnified Person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators.

16

7.5    Any repeal or amendment of this Article VII or by changes in law, or the adoption of any other provision of the Certificate of Incorporation or the Bylaws inconsistent with this Article VII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification or advancement rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of or related to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

7.6    The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

7.7    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was an Indemnified Person against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VII.

7.8     If a claim under Section 7.2 or 7.4 of these Bylaws is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnified Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses, the Indemnified Person shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnified Person to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnified Person to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses, the Corporation shall be entitled to recover such expenses only upon a final adjudication that, the Indemnified Person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnified Person is proper in the circumstances because the Indemnified Person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnified Person has not met such applicable standard of conduct, shall create a presumption that the Indemnified Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnified Person, be a defense to such suit. In any suit brought by the Indemnified Person to enforce a right to indemnification or to an

17

advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses, the burden of proving that the Indemnified Person is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

7.9    For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service which imposes duties on, or involves services by, the Indemnified Person with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

7.10    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11     The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of Indemnified Persons.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Reliance on Books and Records. Each Director, each member of any committee designated by the Board of Directors, and, to the fullest extent permitted by law, each officer of the Corporation, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2    Inspection by Directors. Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.

8.3    Dividends. Subject to the provisions of the Certificate of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

18

8.4    Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

8.5    Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the Chief Executive Officer shall fix the fiscal year.

8.6    Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

8.7    Amendments. Subject to the Director Nomination Agreement, the original or other Bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or, if the Certificate of Incorporation so provides, by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal these Bylaws.

8.8    Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the DGCL, as amended, and as amended from time to time hereafter. In the event that the provisions of these Bylaws and the Director Nomination Agreement conflict, the provisions of the Director Nomination Agreement shall take precedence over these Bylaws.

19

Exhibit G

Service Providers